UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Mondelēz International, Inc.

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Notice of 2014 Annual Meeting of Shareholders and Annual Proxy Statement

CREATING DELICIOUS MOMENTS OF JOY

Mondetez

## OUR CATEGORIES

Percentage of 2013 Net Revenues

Biscuits
33%
Chocolate
27%
Beverages
17%
Cheese & Grocery
9%
Gum & Candy
14%

## OUR GEOGRAPHICAL PRESENCE

Percentage of 2013 Net Revenues

Europe
40%
North America
20%
Eastern Europe, Middle East, Africa
11%
Asia Pacific
14%
Latin America
15%

## A PORTFOLIO OF THE WORLD'S FAVORITE BRANDS

Irene B. Rosenfeld Chairman of the Board and Chief Executive Officer Three Parkway North Deerfield, IL 60015

April 1, 2014

Dear Fellow Shareholders:

I’m pleased to invite you to our 2014 Annual Meeting of Shareholders that will be held at 9 a.m. CDT on Wednesday, May 21, 2014, at the North Shore Center for the Performing Arts in Skokie, Ill. During this meeting, we will review our 2013 performance and discuss our plans to continue delivering value to you, our shareholders. The center will open to shareholders at 8 a.m. If you wish to attend the meeting, we ask that you register in advance by following the instructions included in the Proxy Statement.

We have prepared the following materials for your review prior the meeting:

•	Notice of Annual Meeting of Shareholders

•	Proxy Statement describing the proposals to be voted on at the Annual Meeting

•	Highlights of our 2013 financial and business performance

As in the past, we’re mailing a Notice of Internet Availability of Proxy Materials with instructions on how to access these materials and vote online. Electronic delivery expedites the receipt of materials, lowers costs and reduces the environmental impact of our Annual Meeting. However, please note, if you receive a Notice of Internet Availability of Proxy Materials by mail, you won’t receive paper copies of these materials unless you specifically request them by following the instructions on the Notice.

Your vote is important, and I encourage you to vote promptly. The Notice contains instructions on how to vote via the Internet or by calling a toll-free number. If you receive paper copies of the proxy materials, you may also vote by signing, dating and mailing your proxy card or voting instruction form. You may also vote in person at the Annual Meeting.

Highlights of Our 2013 Financial and Business Performance:

Solid Results in a Challenging Environment

2013 was our first full year as a global snacking company, and we delivered solid performance in a difficult macroeconomic environment. Specifically:

•	Our market shares continued to grow, with about 70 percent of our revenues gaining or holding share

•	Reported net revenues increased 0.8 percent, and Organic Net Revenues[1] grew 3.9 percent, driven by the strongest volume/mix in our industry

•	In emerging markets, we grew at more than twice the company rate, with Brazil, Russia and India all up double-digits

•	Power Brands – our largest, fastest-growing and highest-margin brands that account for nearly 60 percent of our revenue[2] – increased 6.5 percent

•	On the bottom line, diluted earnings per share increased 28.1 percent, and Adjusted EPS[1] (previously referred to as Operating EPS) increased 13.5 percent on a constant currency basis

•	We generated strong Free Cash Flow excluding items[1] of nearly $2.3 billion

•	We returned $3.6 billion of cash to our shareholders in the form of share repurchases and dividends

1	See definitions and GAAP to Non-GAAP reconciliations in Exhibit A and under “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentives – 2013-2015 LTIP Performance Cycle.”

2	Based on 2013 net revenues of $35 billion.

MONDELĒZ INTERNATIONAL

More than ever, we believe our competitive advantages set us apart and position us well to deliver top-tier financial performance and create significant value for our shareholders:

•	Three-quarters of our revenue is derived from fast-growing snacks[2]

•	We are a market leader in all of our categories

•	We have an unrivaled portfolio of iconic brands, proven innovation platforms and strong route-to-market capabilities

•	We have an enviable geographic footprint, with nearly 40 percent of our revenue in fast-growing emerging markets[2]

The plans we’re executing now will enable us to deliver strong top-line growth, significantly expand margins, grow Adjusted EPS double digits and continue to generate solid cash flow over the long term.

Targeting Best-in-Class Cost Management to Expand Margins

Margin expansion remains a key priority. We continue to target operating income margins that are at or above peer levels. In particular, we see opportunities to drive margin gains in developed markets. We’re targeting operating income margin improvement of 500 and 250 basis points in North America and Europe, respectively, by 2016.

The biggest driver of margin gains will be the reinvention of our supply chain. Over the next three years, we expect to deliver $3 billion in gross productivity savings, $1.5 billion in net productivity and $1 billion in incremental cash.

We’ve already made significant progress on this initiative. Last year, we:

•	Upgraded over a third of our key supply chain leadership roles by recruiting and promoting our top talent

•	Developed new global manufacturing platform for biscuits, chocolate and gum – our Lines of the Future

•	Redesigned our network by closing, selling or streamlining 30 plants. At the same time, we broke ground on leading-edge facilities in Mexico and India and announced significant expansions to facilities in the Czech Republic, the UK and the U.S.

•	Achieved record gross productivity of 4.5 percent of costs of goods sold, while net productivity was a record 2.5 percent, double 2011 levels

•	Reduced our cash conversion cycle by 50 percent

In addition to our supply chain initiatives, we’re also cutting overhead costs, simplifying and standardizing processes, and implementing a zero-based budgeting discipline, as we create a more streamlined, more agile and more cost-conscious culture.

The Call for Well-being

We believe our financial well-being also depends on protecting the well-being of our planet. That’s why we’ve made this one of five strategies to fuel our growth. As part of this strategy, we recently unveiled our Call for Well-being, a holistic approach to improve the well-being of the planet and its people – from farmers to consumers.

Our Call for Well-being focuses on four action areas, each with clearly defined goals to make a positive impact on our business and society.

•	Empowering consumers to snack mindfully. We are focused on improving the nutrition of our current portfolio. Our goal is to reduce sodium and saturated fat by 10 percent and increase whole grains by 25 percent by 2020. We’re also transforming our portfolio through new product innovation. We will grow our Better Choice products to 25 percent of our revenue by 2020 and increase our individually wrapped offerings of 200 calories or less by 25 percent. In addition, we will help consumers make informed choices by providing calorie counts on the front of packaging globally by 2016.

2	Based on 2013 net revenues of $35 billion.

MONDELĒZ INTERNATIONAL

•	Securing sustainable agricultural supplies of key commodities and reducing our environmental footprint. We’re helping farmers create thriving communities with a 10-year, $600 million investment in our Cocoa Life and Coffee Made Happy signature programs. We’re also promoting biodiversity and good environmental practices through Harmony, our successful European wheat-sourcing program. By 2015, we will cut our energy, waste and water use by 15 percent, eliminate 50 million pounds of packaging and have 60 percent of our production from zero waste to landfill sites.

•	Keeping consumers and our employees safe. By 2015, all of our manufacturing facilities will achieve third-party food safety certification.

•	Investing in communities. Over the next several years, we’re investing $50 million in community partnerships to promote healthy lifestyle programs, focused on nutrition education and promoting active lifestyles.

We recognize we don’t have all the answers to these global societal challenges. But through our Call for Well-being, we believe we can make a difference by using our global reach to partner with experts to bring together innovative ideas and help execute them at the local level.

Well-Positioned for Sustainable Growth

Despite making significant strides in our first year as a standalone company, we know we did not fully meet your or our expectations. We’re committed to improving results in 2014 and beyond.

As the global macro-economy recovers, we expect growth rates for snacks to improve. And our margin improvement will help backstop that growth and ensure that we can continue to deliver strong returns to shareholders. By leveraging our unique assets and executing our plans, I’m confident that we will significantly expand margins and deliver strong top-line growth.

On behalf of all of our Mondelēz International colleagues, I thank you for your continued support of our company as we deliver top-tier financial growth and build a great place to work.

Best regards,

Irene B. Rosenfeld

Chairman and Chief Executive Officer

Forward-Looking Statements

This letter to shareholders contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “believe” and similar expressions are intended to identify our forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make about our future performance, including future revenue growth, earnings per share, margins and cash flow; the drivers of our future performance, including productivity improvements; category growth; shareholder returns; and our well-being initiatives. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, risks from operating globally and in emerging markets, continued consumer weakness, continued volatility of commodity and other input costs, pricing actions, continued weakness in economic conditions, business disruptions, increased competition and tax law changes. For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the U.S. Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this letter to shareholders, except as required by applicable law or regulation.

MONDELĒZ INTERNATIONAL

MONDELĒZ INTERNATIONAL, INC.

Three Parkway North

Deerfield, Illinois 60015

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE:	9:00 a.m. CDT on Wednesday, May 21, 2014.

PLACE:	North Shore Center for the Performing Arts in Skokie

9501 Skokie Boulevard

Skokie, Illinois 60077

ITEMS OF BUSINESS:	(1)	To elect the 12 directors named in the Proxy Statement;

(2)	To hold an advisory vote to approve executive compensation;

(3)	To approve the Mondelēz International, Inc. Amended and Restated 2005 Performance Incentive Plan;

(4)	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 31, 2014;

(5)	To vote on one shareholder proposal if properly presented at the meeting; and

(6)	To transact any other business properly presented at the meeting and at any adjournments or postponements of the meeting.

WHO MAY VOTE:	Shareholders of record of Class A common stock at the close of business on March 14, 2014.

DATE OF DISTRIBUTION:	On or about April 1, 2014, we mailed our Notice of Internet Availability of Proxy Materials.
On or about April 4, 2014, we expect to mail our Proxy Statement, Proxy Card and Annual Report on Form 10-K for the year ended December 31, 2013 to shareholders who previously elected to receive a paper copy of the proxy materials.

Carol J. Ward

Vice President and Corporate Secretary

April 1, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 21, 2014

Mondelēz International, Inc.’s Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2013 are available at http://materials.proxyvote.com/609207.

MONDELĒZ INTERNATIONAL

i

Maps and Directions to the Annual Meeting	Back Cover

ii

Proxy Statement Summary

In this Proxy Statement Summary and throughout the Proxy Statement, “we,” “us,” “our,” “the Company,” and “Mondelēz International,” refer to Mondelēz International, Inc.

This Summary highlights select information contained elsewhere in this Proxy Statement. You should read the entire Proxy Statement carefully before voting and consider all information in the Proxy Statement. For more complete information regarding the Company’s 2013 performance, please see our Annual Report on Form 10-K for the year ended December 31, 2013.

Annual Meeting of Shareholders

Time and Date	9:00 a.m. CDT on Wednesday, May 21, 2014

Place	North Shore Center for the Performing Arts in Skokie 9501 Skokie Boulevard Skokie, Illinois 60077

Record Date	March 14, 2014

Voting	Each outstanding share of Class A common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Admission	Shareholders are asked to register in advance to attend the Annual Meeting. Please follow the advance registration instructions described in Question 23 on page 95 of this Proxy Statement.

Advance Voting Methods (Page 93)

Even if you plan to attend the 2014 Annual Meeting of Shareholders in person, please vote in advance of the meeting using one of the following advance voting methods (see page 93 for additional details). Be sure to have your proxy card or voting instruction form (VIF) in hand and follow the instructions. You can vote in advance of the meeting in one of three ways:

Visit the website listed on your proxy card/voting instruction form to vote VIA THE INTERNET

Call the telephone number on your proxy card/voting instruction form to vote BY TELEPHONE

Sign, date and return your proxy card/voting instruction form in the enclosed envelope BY MAIL

Voting at the 2014 Annual Meeting of Shareholders (Page 93)

All shareholders of record as of March 14, 2014 may vote in person at the meeting. Beneficial owners may vote in person at the meeting if they have a legal proxy, as described in the response to Question 14 on page 93.

Attending the Annual Meeting – Important Note About Admission Requirements (Page 95)

If you plan to attend the meeting in person, see the answer to Question 23 on page 95 for important details on admission requirements.

Frequently Asked Questions (Page 90)

We provide answers to many frequently asked questions about the meeting and voting, including how to vote shares held in brokerage accounts and employee benefit plans, in the Q&A section beginning on page 90 of this Proxy Statement.

MONDELĒZ INTERNATIONAL    1

Items of Business

The Board is asking shareholders to vote on these matters:

Item		Board Recommendation	Page Reference
Item 1 –	Election of Directors	FOR ALL NOMINEES	6

Item 2 –	Advisory Vote to Approve Executive Compensation	FOR	75

Item 3 –	Approve the Mondelēz International, Inc. Amended and Restated 2005 Performance Incentive Plan	FOR	76

Item 4 –	Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accountants for 2014	FOR	86

Item 5 –	Shareholder Proposal: Report on Packaging	AGAINST	87

Transact any other business that properly comes before the meeting.

ITEM 1. Election of Directors – Nominees (Page 6)

Name	Age	Director Since	Primary Occupation	Independent	Board Committee Membership As of January 21, 2014
					Audit*	HRCC*	GMPAC*
Stephen F. Bollenbach	71	Oct. 2012	Former Co-Chairman and CEO, Hilton Hotels Corporation			X	X

Lewis W.K. Booth	65	Oct. 2012	Former Executive Vice President and CFO, Ford Motor Company		X

Lois D. Juliber	65	Nov. 2007	Former Vice Chairman and COO, Colgate-Palmolive Company			Chair	X

Mark D. Ketchum (Lead Director)	64	April 2007	Former President and CEO, Newell Rubbermaid Inc.		+	+	Chair

Jorge S. Mesquita	52	May 2012	Former Group President – New Business Creation and Innovation and Pet Care, The Procter & Gamble Company		X

Nelson Peltz	71	Jan. 2014	CEO and Founding Partner, Trian Fund Management, L.P				X

Fredric G. Reynolds	63	Dec. 2007	Former Executive Vice President and CFO, CBS Corporation		Chair

Irene B. Rosenfeld	60	June 2006	Chairman and CEO, Mondelēz International, Inc.

Patrick T. Siewert	58	Oct. 2012	Managing Director, The Carlyle Group, L.P.		X

Ruth J. Simmons	68	Oct. 2012	Professor of Comparative Literature and African Studies and President Emerita, Brown University			X	X

Ratan N. Tata	76	May 2013	Chairman, Tata Trusts			X	X

Jean-François M. L. van Boxmeer	52	Jan. 2010	Chairman and CEO, Heineken N.V.			X

*	Audit – Audit Committee; HRCC – Human Resources and Compensation Committee; GMPAC – Governance, Membership and Public Affairs Committee

+	Mr. Ketchum, as Lead Director, is an ex-officio member of all committees of the Board of Directors of which he is not a member.

MONDELĒZ INTERNATIONAL    2

Our director nominees have significant and relevant operating experience, global and diverse perspectives and financial expertise. Their varied experiences, backgrounds and personal characteristics provide the Board with a diversity of viewpoints and enable it to represent effectively our shareholders:

•	11 director nominees have operating and general management experience at major global companies, including consumer products companies;

•	6 director nominees are current or former presidents or chief executive officers of large, complex enterprises;

•	3 director nominees are or have been chief financial officers of major public companies;

•	5 director nominees have significant financial and accounting backgrounds;

•	1 director nominee is a professor at, and a former president of, a leading university;

•	8 director nominees are living and working or have lived and worked outside of their home country;

•	3 director nominees are women, including the Chairman; and

•	director nominees range in age from 52 to 76.

More information regarding our process for nominating directors and our director nominees can be found on page 6 of this Proxy Statement.

Corporate Governance Highlights (Pages 19 and 38)

We believe that a strong corporate governance framework is essential to our long-term success. We are committed to good corporate governance because it promotes the long-term interests of shareholders, accountability and trust in the Company. Below is a summary of some of the highlights of our corporate governance framework, which are discussed in more detail under “Corporate Governance” beginning on page 19 of this Proxy Statement and Compensation Design Principles and Governance Practices on page 38.

Annual Election of Directors

Pay for Performance Philosophy Drives Executive Compensation

Majority Voting in Uncontested Director Elections

Regular Executive Sessions of Independent Directors

Confidential Voting in Uncontested Director Elections

Risk Oversight by the Board and Committees

Independent Board. 11 of our 12 directors are independent.

Clawback Policy to Recoup Executive Compensation

Long-Standing Commitment to Sustainability

Annual Board and Committee Self-Evaluations

No Supermajority Voting

Special Meetings of Shareholders. Shareholders of at least 20% of the voting power of our outstanding stock may call a special meeting of shareholders.
Share Ownership Guidelines and Share Retention Policies for Both Directors and Executives

No “Poison Pill” (Shareholder Rights Plan)

Limitation on Management Directors. Our Chairman and CEO is the only member of management to serve as a director.

Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies for Directors and Executive Officers

Independent Committee Chairs and Members. All of our Board committees are chaired by, and composed of, independent directors.

Shareholder Engagement. We engage in ongoing dialogue with shareholders, including management and directors meeting with shareholders.

Independent Lead Director. Our independent directors select our Lead Director, who has broad powers including presiding at executive sessions of directors and approving board schedules, meeting agendas and materials.

Annual Chairman and CEO Evaluation. The appropriate Board committees annually evaluate the CEO’s performance and suitability to serve as Chairman of the Board.

MONDELĒZ INTERNATIONAL    3

Shareholder Engagement

We regularly meet with and seek feedback from our shareholders on a wide range of matters. During 2013, we intensified our efforts to engage our largest shareholders for two primary reasons. First, in the fall of 2013, as we completed our first year as Mondelēz International, the Board and management wanted to better understand our shareholders’ perspectives on our progress, strategic outlook, governance and other topics of interest to our shareholders. Second, while many of our shareholders voted to support our Say on Pay proposal at our 2013 Annual Meeting of Shareholders, the 78% favorable vote received was lower than votes in prior years, and we wanted to better understand shareholder perspectives on our compensation programs and practices.

In 2013, our directors and senior management met with over 40 of our largest shareholders. We very much appreciate the time that our shareholders devoted to preparing for and participating in these meetings and their willingness to share their points of view and suggestions. These meetings were candid and constructive, and we will continue to solicit and consider our shareholders’ perspectives.

See the Compensation Discussion and Analysis (page 34) for a discussion of our shareholder outreach regarding our compensation practices.

ITEM 2. Advisory Vote to Approve Executive Compensation (Page 75)

Compensation Goals

Our Human Resources and Compensation Committee has identified four primary goals for our executive compensation program:

1.	Attract, retain and motivate talented executive officers and develop world-class business leaders;

2.	Support business strategies that promote superior long-term shareholder returns;

3.	Align pay and performance by making a significant portion of our Named Executive Officers’ compensation dependent on achieving financial and other critical strategic and individual goals; and

4.	Align our Named Executive Officers’ and shareholders’ interests through stock ownership guidelines and equity-based incentive awards that link executive compensation to sustained and superior Total Shareholder Return.

Compensation Design

We design our executive compensation program to achieve these goals by:

•	Linking pay to performance;

•	Putting pay at risk based on short term and long term performance;

•	Targeting pay at the median of our peer group;

•	Setting meaningful performance goals; and

•	Requiring our executive officers to keep a significant portion of their compensation in Company shares.

Our Executives’ 2013 Compensation Reflected Their and Our Performance

•	Although our 2013 financial results were solid, they were below the goals we had set at the beginning of the year. As a result, the awards earned by our Named Executive Officers under our Annual Cash Incentive Program were generally below target.

•	Our Total Shareholder Return(1) exceeded that of our peers over the past one- and three-year periods. Because the three-year performance cycle for our Long-Term Incentive Plan incents performance based in part on Total Shareholder Return, our Named Executive Officers’ Long-Term Incentive Plan awards for the 2011-2013 performance cycle exceeded target.

(1)	Total Shareholder Return reflects share price performance including dividends paid for the one- and three-year periods ending December 31, 2013.

MONDELĒZ INTERNATIONAL    4

You can find detailed information about our compensation programs and decisions in our Compensation Discussion and Analysis beginning on page 34.

ITEM 3. Approve the Mondelēz International, Inc. Amended

and Restated 2005 Performance Incentive Plan (Page 76)

We believe that our cash and equity-based incentives should be a significant part of our compensation program in order to align the interests of our executives and our shareholders and to motivate our executives to achieve both short- and long-term performance to drive top-tier Total Shareholder Return. To enable future awards, we are asking shareholders to approve amendments to the Mondelēz International, Inc. Amended and Restated 2005 Performance Incentive Plan. The amendments would:

Increase Authorized Shares	Increase the number of shares of our common stock available for issuance under the plan by 75,000,000 shares

Encompass Stock Awards to Non-Employee Directors	Revise the plan so that future equity awards to Mondelēz International’s non-employee directors would be made under the same plan as grants made to employees rather than under the separate Mondelēz International, Inc. Amended and Restated 2006 Stock Compensation Plan for Non-Employee Directors

Update Plan Provisions	Update plan provisions to be consistent with market practice and promote the long-term interest of shareholders

Administrative Changes	Make other administrative changes

See “Item 3. Approve the Mondelēz International, Inc. Amended and Restated 2005 Performance Incentive Plan” beginning on page 76 for more information and see Exhibit B for the full text of the proposed plan amendment and restatement.

ITEM 4. Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accountant for 2014

(Page 86)

As a matter of good governance, we are asking our shareholders to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2014. We provide information on fees billed by PricewaterhouseCoopers LLP in 2013 and 2012 on page 28 of this Proxy Statement.

ITEM 5. Shareholder Proposal (Page 87)

In accordance with Securities and Exchange Commission rules, we include in this Proxy Statement one shareholder proposal.

Other Matters

Other than Items 1 through 5 described in this Proxy Statement, we do not expect any matters to be presented for action at the Annual Meeting. The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted. The requirements for shareholders to properly submit proposals and nominations at the Annual Meeting were described in our 2013 Proxy Statement. They are similar to those described under “2015 Annual Meeting of Shareholders” in this Proxy Statement.

If any other matters properly come before the Annual Meeting, your proxy gives authority to the designated proxies to vote on such matters in accordance with their best judgment.

MONDELĒZ INTERNATIONAL    5

ITEM 1. Election of Directors

Process for Nominating Directors

The Governance, Membership and Public Affairs Committee of our Board of Directors (the “Governance Committee”) is responsible for identifying, evaluating and recommending to the Board director nominees for election at the 2014 Annual Meeting of Shareholders (and any adjournments or postponements of the meeting) (the “Annual Meeting”). The Governance Committee invites director nominee suggestions from the directors, shareholders, management and others. From time to time, the Governance Committee retains third-party executive search firms to assist in identifying and evaluating potential director nominees. Mr. Peltz, who is standing for election by our shareholders for the first time, was recommended to the Board as a director nominee by a shareholder.

General Qualifications

The Board believes all directors should possess certain personal characteristics, including integrity, sound business judgment and vision, to serve on our Board. We believe these characteristics are necessary to establish a competent, ethical and well-functioning Board that best represents the interests of our shareholders. Under our Corporate Governance Guidelines (the “Guidelines”), when evaluating the suitability of individuals for nomination, the Governance Committee takes into account many factors. These include the individual’s general understanding of the varied disciplines relevant to the success of a large, publicly-traded company in today’s global business environment, understanding of our global businesses and markets, professional expertise and educational background and other factors that promote diversity of views, knowledge and experience. The Governance Committee also considers an individual’s ability to devote sufficient time and effort to fulfill his or her Mondelēz International responsibilities, taking into account the individual’s other commitments. In addition, the Governance Committee considers whether an individual meets various independence requirements, including whether his or her service on boards and committees of other organizations is consistent with our conflicts of interest policy. The Governance Committee also evaluates each individual in the context of the Board as a whole, with the objective of recruiting and recommending a slate of director nominees that can best perpetuate the Company’s success and represent shareholder interests through the exercise of sound judgment and informed decision-making.

In addition, under our Guidelines, the Governance Committee generally will not recommend and the Board will not nominate an individual or re-nominate for election an independent director after he or she reaches age 75. However, the Governance Committee and Board may do so in extraordinary circumstances if nomination or re-nomination is in the shareholders’ best interests because the candidate is uniquely qualified to contribute to a specific dimension of the Board’s work and Company’s growth in the subsequent year. If the Governance Committee determines that the individual’s nomination or re-nomination for election is in the shareholders’ best interests, the Governance Committee may recommend, and the Board may approve, that director’s nomination or re-nomination for up to three annual terms following his or her 75th birthday.

In considering whether to nominate Mr. Tata, age 76, for re-election by the Company’s shareholders, both the Governance Committee and the Board reviewed Mr. Tata’s unique experience and expertise in leading a successful global enterprise; knowledge of Indian, Asian and emerging markets and cultural affairs; support for the development and promotion of innovative business practices; and insights into the continuing evolution of consumer products. Both the Governance Committee and the Board determined that Mr. Tata would uniquely contribute to the Board’s work and the Company’s growth during the coming year.

A management director must resign from the Board upon ceasing to be a Company officer.

Diversity

As noted above, the Guidelines provide that the Governance Committee will consider factors that promote diversity of views, knowledge and experience when evaluating the suitability of individuals for nomination. While the Board has no formal written policy regarding what specific factors would create such diversity, the Governance Committee

MONDELĒZ INTERNATIONAL    6

recognizes the significant benefit diversity provides to the Board and Mondelēz International, as varying viewpoints contribute to a more informed and effective decision-making process. The Governance Committee seeks broad experience in relevant industries, professions and areas of expertise important to our operations, including global business, manufacturing, marketing, science, finance and accounting, academia, law and regulation. The Governance Committee also recognizes the importance of having directors with significant international experiences and backgrounds given our global, multicultural business.

Our director nominees have significant and relevant operating experience, global and diverse perspectives and financial expertise. Their varied experiences, backgrounds and personal characteristics provide the Board with a diversity of viewpoints and enable it to represent effectively our shareholders:

•	11 director nominees have operating and general management experience at major global companies, including consumer products companies;

•	6 director nominees are current or former presidents or chief executive officers of large, complex enterprises;

•	3 director nominees are or have been chief financial officers of major public companies;

•	5 director nominees have significant financial and accounting backgrounds;

•	1 director nominee is a professor at, and a former president of, a leading university;

•	8 director nominees are living and working or have lived and worked outside of their home country;

•	3 director nominees are women, including the Chairman; and

•	director nominees range in age from 52 to 76.

Six of our director nominees served as Company directors before the Company spun off Kraft Foods Group, Inc. to shareholders on October 1, 2012. Six of our director nominees joined the Board at or following October 1, 2012. The resulting composition of the Board provides continuity as well as new expertise and perspectives relevant to the Board’s work.

Individual Experience, Qualifications, Attributes and Skills

The Governance Committee works with the Board to determine the appropriate mix of characteristics, professional experience and areas of expertise that result in a Board that is strong in its collective knowledge, allowing the Board to fulfill its responsibilities and best perpetuate our long-term success and represent all shareholders’ interests. When evaluating potential director nominees, the Governance Committee considers each individual’s professional expertise and educational background in addition to their general qualifications. The Governance Committee evaluates each individual in the context of the Board as a whole. To help the Governance Committee determine whether director nominees qualify to serve on our Board and would contribute to the Board’s current and future needs, director nominees complete questionnaires regarding their backgrounds, qualifications, skills and potential conflicts of interest. Additionally, the Governance Committee annually conducts evaluations of the Board and the Board’s committees, and coordinates individual directors’ self-assessments that assess the experience, qualifications, attributes, skills, diversity and contributions of each individual and of the Board as a whole.

The Governance Committee regularly communicates with the Board to identify characteristics, professional experience and areas of expertise that are particularly desirable for our directors to possess to meet specific Board needs, including:

•	industry knowledge, which is vital to understanding and reviewing our strategy, including the acquisition of businesses that offer complementary products or services;

•	significant operating experience as current or former executives of large global companies or other large organizations, which gives directors specific insight into, and expertise that will foster active participation in, the development and implementation of our operating plan and business strategy;

•	leadership experience, which gives directors the ability to motivate, manage, identify and develop leadership qualities in others;

•	substantial global business and other international experience, which is particularly important given our global presence;

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•	accounting and financial expertise, which enables directors to analyze our financial statements, capital structure and complex financial transactions and oversee our accounting and financial reporting processes;

•	product development and marketing experience in food and beverage as well as complementary industries, which contributes to our identification and development of new food and beverage products and implementation of marketing strategies that will improve our performance;

•	public company board and corporate governance experience at large publicly-traded companies, which provides directors with a solid understanding of their extensive and complex oversight responsibilities and furthers our goals of greater transparency, accountability for management and the Board and protection of shareholder interests; and

•	academic and research experience, which provides strong critical thinking and verbal communications skills as well as a greater diversity of views and thought processes.

Shareholder Nominee Recommendations

The Governance Committee will consider any candidate whom a shareholder recommends for election to the Board. The shareholder should submit to the Corporate Secretary the recommended candidate and the same information set forth in the By-Laws as required for a shareholder to nominate a candidate for election to the Board at an Annual Meeting. The Governance Committee uses the same criteria set forth in the Guidelines to evaluate a candidate recommended by a shareholder as the Governance Committee uses to evaluate a candidate it identifies, as described above under “Item 1. Election of Directors – Process for Nominating Directors.” It then makes a recommendation to the Board regarding the candidate’s appointment or nomination for election to the Board. After the Board’s consideration of the candidate recommended by a shareholder, our Corporate Secretary notifies that shareholder whether the Board decided to appoint or nominate the candidate.

For a description of how shareholders may nominate a candidate for election to the Board at an annual meeting of shareholders and have that nomination included in the proxy statement for that meeting, see “2015 Annual Meeting of Shareholders” in this Proxy Statement.

Director Nominees

The Board believes that all the director nominees for election at the Annual Meeting are highly qualified. Each director nominee’s specific experience, qualifications, attributes and skills that the Governance Committee relied upon when determining whether to nominate the individual for election are described below in the director nominee’s biography. (A particular director nominee may possess other skills, knowledge or experience in addition to those described below.) As their biographies indicate, all the director nominees have significant leadership history, professional experience, knowledge, including industry knowledge, and skills that qualify them for service on our Board. They represent diverse views, experiences and backgrounds. Each director nominee other than the Chairman satisfies independence requirements under the NASDAQ listing standards and the Board’s categorical standards of director independence. All director nominees satisfy the criteria set forth in our Guidelines and possess the personal characteristics essential for the proper and effective functioning of the Board.

Our Board currently has twelve directors, all of whom are standing for election at the 2014 Annual Meeting. Shareholders elected eleven of the directors to one-year terms at the 2013 Annual Meeting of Shareholders. The Board appointed one additional director, Mr. Nelson Peltz, on January 21, 2014.

All directors are elected annually. The Governance Committee recommended, and the Board nominated, each of the 12 director nominees listed below for election at the Annual Meeting. The terms of all directors elected at the 2014 Annual Meeting will end at the 2015 Annual Meeting of Shareholders or when a director’s successor has been duly elected and qualified. Each director nominee has consented to his or her nomination for election to the Board.

The following information regarding each director nominee is as of February 28, 2014, including information about each director nominee’s professional experience, educational background, attributes and qualifications that led the

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Board to nominate him or her for election. It also includes information about U.S. publicly-listed company directorships currently held and held during the past five years. In addition to the U.S. publicly-listed company directorships listed below, the director nominees may also serve on the boards of various private and non-U.S. companies and charitable, educational and cultural institutions, not all of which are included in their biographies.

The persons named as proxies on each shareholder’s proxy card will vote the shares represented by the proxy card FOR or AGAINST the director nominees or ABSTAIN from voting, as indicated in the shareholder’s voting instructions. If a director nominee should become unavailable to serve as a director, the persons named as proxies intend to vote the shares for a replacement director nominee designated by the Board. In lieu of naming a substitute, the Board may reduce the number of directors on our Board.

THE BOARD RECOMMENDS SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THESE DIRECTOR NOMINEES.

STEPHEN F. BOLLENBACH

Former Co-Chairman and CEO, Hilton Hotels Corporation

Director Since October 2012

Current Committees:

•   Governance, Membership, and Public Affairs

•   Human Resources and Compensation

Age: 71

Mr. Bollenbach served as Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation, a global hospitality provider, from May 2004 until his retirement in October 2007, and as President and Chief Executive Officer from February 1996 to May 2004. Prior to that, he was Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company, an international family entertainment and media enterprise, from September 1995 to February 1996. Mr. Bollenbach spent the previous 30 years in various financial leadership positions, including Chief Financial Officer, in the hospitality, real estate and financial services industries.

Education:

Mr. Bollenbach received a Bachelor of Science in Finance from the University of Southern California and a Master of Business Administration from California State University, Long Beach.

Public Company Boards:

Mr. Bollenbach is a director of KB Home, Macy’s Inc. and Time Warner Inc.

Director Qualifications:

•    Leadership, Product Development and Marketing, Operating and Global Business experience – former Co-Chairman, Chief Executive Officer and President of a global hospitality corporation;

•    Accounting and Financial expertise – many years of experience in financial leadership positions, including ten years as Chief Financial Officer, in the family entertainment, media, hospitality, real estate and financial services industries; and

•    Public Company Board and Corporate Governance experience – current director of other global public companies.

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LEWIS W.K. BOOTH Former Executive Vice President and Chief Financial Officer, Ford Motor Company Director since October 2012 Current Committees: • Audit Age: 65

Mr. Booth served as Executive Vice President and Chief Financial Officer of the Ford Motor Company, a global automobile manufacturer, from November 2008 until his retirement in April 2012. He was Executive Vice President, Ford of Europe, Volvo Car Corporation and Ford Export Operations and Global Growth Initiatives, and Executive Vice President of Ford’s Premier Automotive Group, from October 2005 to October 2008. Prior to that, Mr. Booth held various executive leadership positions with Ford, including as Chairman and Chief Executive Officer of Ford of Europe, President of Mazda Motor Corporation and President of Ford Asia Pacific and Africa Operations. He was employed continuously by the Ford Motor Company, in positions of increasing responsibility, from 1978 to 2012.

Mr. Booth is a qualified chartered management accountant.

Mr. Booth was appointed Commander of the Order of the British Empire in the Queen’s Birthday Honours list in June 2012, for his services to the United Kingdom’s automotive and manufacturing industries.

Education:

Mr. Booth received a Bachelor of Science in Mechanical Engineering with honors from the University of Liverpool.

Public Company Boards:

Mr. Booth is a director of Gentherm Incorporated and Rolls-Royce Holdings plc.

Director Qualifications:

•    Leadership, Product Development and Marketing, Operating and Global Business experience – many years of experience in executive leadership positions for major divisions of a global automobile manufacturer, during which he successfully implemented major business restructuring and return to profitability;

•    Accounting and Financial expertise – former Chief Financial Officer of a global automobile manufacturer, where he participated in a restructuring of the balance sheet and a return to growth and profitability; and

•    Public Company Board and Corporate Governance experience – current director of other global public companies.

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LOIS D. JULIBER

Former Vice Chairman and
Chief Operating Officer, Colgate-Palmolive Company

Director since November 2007

Current Committees:

•    Governance, Membership and Public Affairs

•    Chair, Human Resources and Compensation

Age: 65

Ms. Juliber served as Vice Chairman of the Colgate-Palmolive Company, a global consumer products company, from October 2004 until her retirement in April 2005. She served as Colgate-Palmolive’s Chief Operating Officer from February 2000 to October 2004, Executive Vice President – North America and Europe from 1997 until February 2000 and President of Colgate North America from 1994 to 1997. Prior to joining Colgate-Palmolive, Ms. Juliber spent 15 years at Mondelēz International’s predecessor, General Foods Corporation, in a variety of key marketing and general management positions.

Education:

Ms. Juliber received a Bachelor of Arts from Wellesley College and a
Master of Business Administration from Harvard University.

Public Company Boards:

Ms. Juliber is a director of E. I. du Pont de Nemours and Company. She was formerly a director of Goldman Sachs Group, Inc.

Director Qualifications:

•     Leadership and Operating experience – former Vice Chairman and Chief Operating Officer of a global consumer products company, where she led the company’s expansion into a number of key emerging markets, including China;

•     Industry Knowledge, Product Development and Marketing, and Global Business experience – 32 years working in the global consumer products industry; and

•     Public Company Board and Corporate Governance experience – current and former director of other global public companies.

MARK D. KETCHUM

Former President and
Chief Executive Officer,
Newell Rubbermaid Inc.

Director since April 2007

Lead Director since January 2009

Current Committees:

•    Chair, Governance, Membership and Public Affairs

Age: 64

Mr. Ketchum served as President and Chief Executive Officer of Newell Rubbermaid Inc., a global marketer of consumer and commercial products, from October 2005 to June 2011 and was a member of its board of directors from November 2004 to May 2012. From 1971 to 2004, Mr. Ketchum served in a variety of roles of increasing responsibility at The Procter & Gamble Company, a global marketer of consumer products, including President, Global Baby and Family Care, from 1999 to 2004, President – North American Paper Sector from 1996 to 1999, and Vice President and General Manager – Tissue/Towel from 1990 to 1996.

Education:

Mr. Ketchum received a Bachelor of Science in Industrial Engineering and Operations Research from Cornell University.

Public Company Board:

Mr. Ketchum was formerly a director of Newell Rubbermaid Inc.

Director Qualifications:

•     Leadership and Operating experience – former President and Chief Executive Officer of a global consumer products company and former President of a division of another global consumer products company;

•     Industry Knowledge, Product Development and Marketing and Global Business experience – held key roles in operations, marketing and general management at global consumer products companies for four decades; and

•     Public Company Board and Corporate Governance experience – former director of other global public companies.

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JORGE S. MESQUITA Former Group President – New Business Creation and Innovation and Pet Care, The Procter & Gamble Company Director since May 2012 Current Committees: • Audit Age: 52

Mr. Mesquita was continuously employed by The Procter & Gamble Company, a global marketer of consumer products, in various marketing and leadership capacities for 29 years from 1984 to 2013. Most recently he served as Group President – New Business Creation and Innovation and Pet Care from March 2012 until June 2013 and as Group President – Special Assignment from January 2012 until March 2012. Prior to that, he served as Group President, Global Fabric Care from 2007 to 2011 and as President, Global Home Care from 2001 to 2007, also serving as President of Commercial Products and President of P&G Professional from 2006 to 2007.

Education:

Mr. Mesquita received a Bachelor of Science in Chemical Engineering from the Florida Institute of Technology.

Director Qualifications:

•    Leadership and Global Business experience – former Group President of a major division of a global marketer of consumer products; and

•    Industry Knowledge and Marketing experience – former President of major divisions of a global consumer products company.

NELSON PELTZ Chief Executive Officer and Founding Partner, Trian Fund Management, L.P. Director since January 2014 Current Committees: • Governance, Membership and Public Affairs Age: 71

Mr. Peltz has served as Chief Executive Officer and Founding Partner of Trian Fund Management, L.P., an alternative investment management firm, since November 2005. He also served as Chairman and CEO of Triarc Companies, Inc. (now known as The Wendy’s Company), a holding company for various consumer and industrial businesses, from April 1993 to June 2007, and has served as its non-executive Chairman since June 2007. Prior to that, Mr. Peltz served as Chairman and Chief Executive Officer of Trian Group, Limited Partnership, which provided investment banking and management services to entities controlled by Mr. Peltz and Peter May, from January 1989 to April 1993 and as Chairman and CEO of Triangle Industries, Inc., a manufacturer of packaging products, from 1983 to December 1988.

In 2012, Mr. Peltz was recognized for a third consecutive year by the National Association of Corporate Directors as among the most influential persons in the global corporate governance arena.

Education:

Mr. Peltz attended The Wharton School of the University of Pennsylvania.

Public Company Boards:

Mr. Peltz is a director of The Wendy’s Company, Legg Mason, Inc. and Ingersoll-Rand plc. He was formerly a director of H. J. Heinz Company.

Director Qualifications:

•    Leadership, Operating and Global Business experience – current Chief Executive Officer of an investment management firm, former Chairman and Chief Executive Officer of a consumer/industrial holding company and a global manufacturing company; and

•    Public Company Board and Corporate Governance experience – current and former director of other global public companies and recognition as an influential person in the global corporate governance arena.

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FREDRIC G. REYNOLDS Former Executive Vice President and Chief Financial Officer, CBS Corporation Director since December 2007 Current Committees: • Chair, Audit Age: 63

Mr. Reynolds served as Executive Vice President and Chief Financial Officer of CBS Corporation, a mass media company, from January 2006 until his retirement in August 2009. From September 2001 until December 2005, Mr. Reynolds served as President and Chief Executive Officer of Viacom Television Stations Group and as Executive Vice President and Chief Financial Officer of Viacom Inc., a mass media company, from May 2000 to September 2001. He also served as Executive Vice President and Chief Financial Officer of CBS Corporation and its predecessor, Westinghouse Electric Corporation, from 1994 to 2000. Prior to that, Mr. Reynolds served in various capacities at PepsiCo, Inc., a food and beverage company, for twelve years, including Chief Financial Officer or Financial Officer at Pizza Hut, Pepsi Cola International, Kentucky Fried Chicken Worldwide and Frito-Lay.

Mr. Reynolds is a certified public accountant.

Education:

Mr. Reynolds received a Bachelor of Business Administration in Finance from the University of Miami.

Public Company Boards:

Mr. Reynolds is a director of AOL, Inc. and Hess Corporation.

Director Qualifications:

•    Leadership, Operating and Global Business experience – former President, Chief Executive Officer, Executive Vice President and Chief Financial Officer of global media companies and divisions of a global food and beverage company;

•    Industry Knowledge – twelve years in various positions, including key roles, at a global food and beverage company;

•    Accounting and Financial expertise – former Chief Financial Officer or Financial Officer of a mass media company and divisions of a global food and beverage company, and a Certified Public Accountant; and

•    Public Company Board and Corporate Governance experience – current director of other global public companies.

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IRENE B. ROSENFELD Chairman and Chief Executive Officer, Mondelēz International, Inc. Director since June 2006 Age: 60

Ms. Rosenfeld was appointed Chief Executive Officer and a director of our Company in June 2006 and became Chairman of the Board in March 2007. Prior to that, she served as Chairman and Chief Executive Officer of Frito-Lay, a division of PepsiCo, Inc., a food and beverage company, from September 2004 to June 2006. Ms. Rosenfeld was employed continuously by Mondelēz International and its predecessor companies in various capacities from 1981 until 2003, including President of Kraft Foods North America and President of Operations, Technology, Information Systems and Kraft Foods, Canada, Mexico and Puerto Rico.

Education:

Ms. Rosenfeld received a Bachelor of Arts in Psychology, a Master of Science in Business Administration and a Doctor of Philosophy in Marketing and Statistics from Cornell University.

Director Qualifications:

•    Leadership and Operating experience – current Chairman and Chief Executive Officer of Mondelēz International and former Chairman and Chief Executive Officer of a major business division of another global food and beverage company;

•    Industry Knowledge, Product Development and Marketing, Sales and Global Business experience – long-time service in various positions, including key roles, at Mondelēz International and its predecessor companies and another global food and beverage company; and

•    Public Company Board and Corporate Governance experience – former director of another public company.

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PATRICK T. SIEWERT Managing Director, The Carlyle Group Director Since October 2012 Current Committees: • Audit Age: 58

Mr. Siewert has served as a Managing Director for The Carlyle Group, a global alternative asset management firm, since April 2007. In that role, Mr. Siewert serves as a director of several public companies trading on the Hong Kong and Singapore stock exchanges, including serving as Chairman of Eastern Broadcasting Company, one of Greater China’s largest television broadcast and media companies, since 2008. Formerly, he was a senior executive with The Coca-Cola Company, a global beverage company, from August 2001 to March 2007 in various positions including Group President and Chief Operating Officer, Asia and a member of the Global Executive Committee. Prior to that, he was with Eastman Kodak Company, a technology company focused on imaging products and services, from 1974 to 2001, serving in a variety of executive and managerial and director roles, including Chief Operating Officer, Consumer Imaging and Senior Vice President and President of the Kodak Professional Division.

Education:

Mr. Siewert received a Bachelor of Science from Elmhurst College and a Master of Science in Service Management from the Rochester Institute of Technology.

Public Company Board:

Mr. Siewert is a director of Avery Dennison Corporation.

Director Qualifications:

•    Leadership, Operating and Global Business experience – former President of a major division of a global beverage company and a consumer products company, with an in-depth knowledge of consumer trends, routes to market and the opportunities and challenges in the Asian markets;

•    Industry Knowledge – six years in a key role at a global beverage company; and

•    Public Company Board and Corporate Governance experience – current director of another global public company.

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RUTH J. SIMMONS

Professor of Comparative Literature and African Studies, Brown University

President Emerita, Brown University

Director since October 2012

Current Committees:

•   Governance, Membership and Public Affairs

•   Human Resources and Compensation

Age: 68

Dr. Simmons is Professor of Comparative Literature and African Studies and President Emerita of Brown University, having served as President from 2001 to 2012. She has been Professor of Comparative Literature and African Studies at Brown since 2001. Prior to that, Dr. Simmons served as President of Smith College from 1995 to 2001 and Vice Provost of Princeton University from 1991 to 1995. She served in various administrative positions at colleges and universities beginning in 1977, including the University of Southern California from 1979 to 1983, Princeton University from 1983 to 1989 (and again from 1991 to 1995) and Spelman College from 1989 to 1991.

Dr. Simmons was a Fulbright Scholar to France from 1967 to 1968 and is a Chevalier of the French Legion of Honor.

Education:

Dr. Simmons received a Bachelor of Arts in French from Dillard University and a Master of Arts and Doctor of Philosophy in Romance Languages and Literatures from Harvard University.

Public Company Boards:

Dr. Simmons is a director of Chrysler Group LLC and Texas Instruments Incorporated and was formerly a director of The Goldman Sachs Group, Inc.

Director Qualifications:

•    Leadership and Operating experience – former President of a major college and a leading university with over 15 years of experience;

•    Academic and Research experience – professor of literature and former administrator with over 36 years of experience; and

•    Public Company Board and Corporate Governance experience – former and current director of other global public companies.

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RATAN N. TATA Chairman, Tata Trusts Director since May 2013 Current Committees: • Governance, Membership and Public Affairs • Human Resources and Compensation Age: 76

Mr. Tata is Chairman of the Tata Trusts, among the largest private sector philanthropic trusts in India.

Mr. Tata previously served as Chairman of Tata Sons Limited, the holding company of the Tata Group, one of India’s largest business conglomerates, from 1991 until December 2012. Mr. Tata was also Chairman of the major Tata Group companies, including Tata Motors, Tata Steel, Tata Consultancy Services, Tata Global Beverages and several other Tata companies, until December 2012. Mr. Tata joined the Tata Group in December 1962. Under Mr. Tata’s leadership, the Tata Group acquired several global businesses, including Tetley, Corus and Jaguar Land Rover, and grew from an India-centric company into a global enterprise. Mr. Tata’s extensive business experience includes his tenure as a former director of Bombay Dyeing and Manufacturing Company Ltd. and as a current member of international advisory boards of Mitsubishi Corp., JPMorgan Chase, Rolls-Royce, Temasek Holdings and Monetary Authority of Singapore. Mr. Tata also serves on the United Kingdom Prime Minister’s Business Counsel for Britain.

Education:

Mr. Tata received a Bachelor of Architecture from Cornell University and completed the Advanced Management Program at Harvard Business School.

Public Company Boards:

Mr. Tata is a director of Alcoa Inc. and was formerly a director of Fiat S.p.A.

Director Qualifications:

•    Leadership and Operating experience – former Chairman of the holding company for one of India’s largest business conglomerates, with revenues in excess of $100 billion, and former Chairman of major operating companies in various industries, including automotive, beverages, consulting and steel;

•    Global Business experience – former Chairman of the holding company for one of India’s largest business conglomerates and former Chairman of multiple companies with international operations, service on numerous international advisory boards, and a proven track record growing global brands, notably in emerging markets;

•    Industry Knowledge and Marketing experience – former Chairman of a global beverage company; and

•    Public Company Board and Corporate Governance experience – current and former director of other global public companies.

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JEAN-FRANÇOIS M. L. VAN BOXMEER Chairman of the Executive Board and Chief Executive Officer, Heineken N.V. Director since January 2010 Current Committees: • Human Resources And Compensation Age: 52

Mr. van Boxmeer has been Chairman of the Executive Board and Chief Executive Officer of Heineken N.V., a global brewing company, since 2005 and a member of its Executive Board since 2001. He has been employed continuously by Heineken, in various capacities, in positions of increasing responsibility, since 1984.

Education:

Mr. van Boxmeer received a Master in Economics at les Faculté Universitaires Notre Dame de la Paix S.J., Belgium.

Public Company Board:

Mr. van Boxmeer is a Member of the Shareholders Committee of
Henkel AG & Co.KGaA.

Director Qualifications:

•     Leadership and Operating experience – Chairman and Chief Executive Officer of a global brewing company, where he led the company’s significant global expansion, most notably in Asian markets;

•     Industry Knowledge, Product Development and Marketing and Global Business experience – three decades in various positions, including key roles, at a global brewing company; and

•     Public Company Board and Corporate Governance experience – current director and member of the shareholder committee of other global public companies.

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Corporate Governance

We believe that a strong corporate governance framework is essential to our long-term success. This section describes our governance policies, key governance practices, Board leadership structure and oversight functions.

Governance Guidelines and Codes of Conduct

Corporate Governance Guidelines

The Board has adopted Guidelines that articulate our governance philosophy, practices and policies in a range of areas, including: the Board’s role and responsibilities; composition and structure; responsibilities of the committees of the Board; CEO and Board performance evaluations; and succession planning. At least annually, the Governance Committee reviews the Guidelines and recommends any changes to the Board.

Code of Business Conduct and Ethics for Non-Employee Directors and Code of Conduct for Employees

We have adopted a Code of Business Conduct and Ethics for Non-Employee Directors (the “Directors Ethics Code”). It fosters a culture of honesty and integrity, focuses on areas of ethical risk, guides non-employee directors in recognizing and handling ethical issues and provides mechanisms to report unethical conduct. Annually, each non-employee director must acknowledge in writing that he or she has received, reviewed and understands the Directors Ethics Code. Shareholders and others can access our Director Ethics Code on our website at www.mondelezinternational.com/investors/corporate-governance.

We also have a Code of Conduct that applies to all of our employees. It includes policies that cover ethical and legal practices for nearly every aspect of our business. The Code of Conduct reflects our values, the foremost being trust, and contains important rules our employees must follow when conducting business. The Code of Conduct is part of our global compliance and integrity program. The program provides training throughout our Company and encourages reporting of wrongdoing by offering anonymous reporting options and a non-retaliation policy. Shareholders and others can access our Code of Conduct on our website at www.mondelezinternational.com/about-us/compliance-and-integrity.

We will disclose in the Corporate Governance section of our website any amendments to our Directors Ethics Code or Code of Conduct and any waiver granted to an executive officer or director under these codes.

Key Corporate Governance Practices

At least annually, we review our corporate governance practices to ensure the Board’s independent leadership, accountability and oversight:

•	Leadership Structure. Our Guidelines currently provide that the CEO serves as Chairman of the Board and an independent director serves as Lead Director. See additional discussion below under “– Board Leadership Structure.”

•	Limitation on Management Directors. Our Guidelines provide that the Board believes the Chairman and CEO generally should be the only member of management to serve as a director.

•	Independent Committees. The Board has determined that all Board committees should consist entirely of, and be chaired by, independent directors.

•	Executive Sessions. At each in-person Board meeting, our independent directors meet without the CEO or any other members of management present to discuss issues important to Mondelēz International, including matters concerning management. The Lead Director chairs these sessions.

•	Special Meetings of the Board. Our By-Laws empower both the Lead Director and the Chairman to call special meetings of the Board.

•	Annual Chairman and CEO Evaluation. The Human Resources and Compensation Committee (the “Compensation Committee”) annually evaluates the CEO’s performance. The Governance Committee annually considers the CEO’s performance and suitability as Chairman when determining whether to nominate him or her for re-election.

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•	Special Meetings of Shareholders. Our By-Laws allow shareholders of record of at least twenty percent (20%) of the voting power of the outstanding stock to call a special meeting of shareholders.

•	Majority Voting in Uncontested Director Elections. Our By-Laws provide that, in uncontested elections, director nominees must be elected by a majority of the votes cast.

•	Annual Election of Directors. Our By-Laws provide that our shareholders elect all directors annually.

•	Stock Holding Requirements. Our Guidelines provide that we expect directors to hold Mondelēz International common stock in an amount equal to five times the annual Board retainer within five years of joining the Board. As of February 28, 2014 all directors who have served on the Board for at least five years have satisfied or exceeded this holding requirement. Additionally, directors must hold annual equity grants awarded in May 2010 or thereafter until the six-month anniversary of the director’s separation from service with the Company.

•	Shareholder Engagement. We promote ongoing dialogue with shareholders throughout the year, including investor meetings with management and directors.

Board Leadership Structure

Our By-Laws provide the Board flexibility in determining its leadership structure. The By-Laws permit one person to hold the offices of CEO and Chairman, and provide that the Board may appoint, and designate the duties of, a Lead Director. The Board periodically re-evaluates its leadership structure to determine whether the current structure is in our best interests based on circumstances at that time. When determining the leadership structure that will allow the Board to effectively carry out its responsibilities and best represent our shareholders’ interests, the Board considers various factors, including our specific business needs, our operating and financial performance, industry conditions, economic and regulatory environments, Board and committee annual self-evaluations, advantages and disadvantages of alternative leadership structures and our corporate governance practices.

Current Leadership Structure

Our governance practices promote independent leadership and oversight. Our current Board leadership structure consists of:

•	a combined Chairman and CEO, Irene B. Rosenfeld;

•	an independent Lead Director, Mark D. Ketchum;

•	all independent directors except the Chairman and CEO;

•	independent Board committee chairs;

•	independent Board committee members; and

•	active engagement by all directors.

Combined Chairman and CEO Role

Our Guidelines currently provide that the CEO serves as Chairman of the Board and an independent director serves as Lead Director. The Board believes that this leadership structure best meets our current and anticipated needs, as it has provided an effective balance of strong leadership and independent oversight during the last several years. Ms. Rosenfeld has served as our CEO and as a director since June 2006. In 2007, the Board concluded that Ms. Rosenfeld should also serve as Chairman because of her extensive knowledge of the Company, the food industry and the competitive environment, her leadership experience and her dedication to working closely with the Lead Director and our other independent directors.

Having one individual serve as both CEO and Chairman serves our shareholders’ interests by contributing to the Board’s efficiency and effectiveness. The Board believes that the CEO is generally in the best position to inform our independent directors about our global operations and issues important to Mondelēz International. Combining these roles also allows timely communication between management and the Board on critical business matters given the complexity and geographic reach of our business and ensures alignment of our business and strategic plans. At the

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same time, as described below under “– Independent Director Leadership and Oversight,” we believe that our governance practices ensure that skilled and experienced independent directors provide robust independent leadership.

Independent Director Leadership and Oversight

Because the Board believes that robust independent Board leadership is important, it established the role of Lead Director for times when one individual serves as both Chairman and CEO. The Lead Director is an independent director who serves as the principal liaison between the Chairman and the other independent directors and has responsibilities similar to those of the Chairman. The Board created the Lead Director position to increase the Board’s effectiveness and promote open communication among independent directors. The Lead Director works with the Chairman and other members of the Board to provide independent leadership of the Board’s affairs on behalf of our shareholders.

Under our Guidelines, the Lead Director, in consultation with the other independent directors, has the following duties and responsibilities:

•	Preside at all meetings at which the Chairman and CEO is not present, including executive sessions of the independent directors and, as appropriate, apprises the Chairman of the issues considered;

•	Call meetings of the Board;

•	Serve as liaison between the independent directors and the Chairman and CEO;

•	Seek input from the independent directors and advise the Chairman and CEO as to an appropriate schedule of Board meetings;

•	Seek input from the independent directors regarding agenda items and the content of briefing materials. Review and provide the Chairman and CEO with input regarding meeting agendas as well as the content of briefing materials for Board meetings and add agenda items in his or her discretion;

•	Be available for consultation and direct communication with the Company’s major shareholders when appropriate and upon reasonable request;

•	Facilitate effective communication and interaction between the Board and management. To assist the Lead Director in fulfilling this responsibility, the Board may adopt more specific procedures designed to promote effective communication and interaction while minimizing disruption of the Company’s day-to-day activities;

•	Serve as an ex-officio member of all Board committees of which he or she is not a member; and

•	Perform such other duties as the Board may from time to time delegate to the Lead Director.

Our current Lead Director is Mark D. Ketchum. The independent directors first appointed him to that position in 2009 and have reappointed him annually since then. The Board believes that Mr. Ketchum is an effective Lead Director due to his independence, leadership and operating experience and his corporate governance experience acquired while serving on public company boards, including his service as a former director of Newell Rubbermaid Inc. and Hillenbrand Industries.

Director Independence

Our Guidelines require that at least 80% of our directors meet the NASDAQ listing standards’ independence requirements and provide that the Chairman and CEO generally should be the only member of management to serve as a director. For a director to be considered independent, the Board must affirmatively determine, after reviewing all relevant information, that a director has no relationship with Mondelēz International or any of its subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To assist in this determination, the Board adopted categorical standards of director independence, including whether a director or a member of the director’s immediate family has any current or past employment or affiliation with Mondelēz International or our independent registered public accountant. These categorical standards are listed as Annex A to the Guidelines, which are available on our website at www.mondelezinternational.com/investors/corporate-governance.

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The Board determined that, under our categorical standards and NASDAQ’s listing standards, the following director nominees are independent: Stephen F. Bollenbach, Lewis W.K. Booth, Lois D. Juliber, Mark D. Ketchum, Jorge S. Mesquita, Nelson Peltz, Fredric G. Reynolds, Patrick T. Siewert, Ruth J. Simmons, Ratan N. Tata, and Jean-François  M.L. van Boxmeer. Irene B. Rosenfeld is not independent because she is an employee of Mondelēz International.

Oversight of Risk Management

Our business faces various risks, including strategic, financial, legal, regulatory, operational, accounting and reputational risks.

•	Management is responsible for the day-to-day assessment, management and mitigation of risk. Identifying, managing and mitigating our exposure to these risks and effectively overseeing this process are critical to our operational decision-making and annual planning processes.

•	Our Board has ultimate responsibility for risk oversight, but it has delegated primary responsibility for overseeing risk assessment and management to the Audit Committee. Pursuant to its charter, the Audit Committee reviews and discusses risk assessment and risk management guidelines, policies and processes utilized in our Enterprise Risk Management (“ERM”) process.

Our ERM process is ongoing and implemented at all levels of our operations and across business units to identify, assess, monitor, manage and mitigate risk. Our ERM process facilitates open communication between management and the Board to see that the Board and committees understand our risk management process, how it is functioning, the participants in the process, key risks to our business and performance and the information gathered through the process. The Audit Committee annually reviews our ERM process, as well as the results of our annual ERM risk assessment, to see that the process continues to function effectively.

Annually, the Audit Committee reviews and approves management’s recommendation for allocating responsibility for reviewing and assessing key risk exposures and management’s response to those exposures to the full Board or retaining those responsibilities. Management provides reports to the Board and Audit Committee, in advance of meetings, regarding key risks and the actions management has taken to monitor, control and mitigate these risks. Management also attends Board and Audit Committee meetings to discuss these reports and provide any updates. The Audit Committee reports key risk discussions to the Board following its meetings. Board members may also further discuss the risk management process directly with members of management.

In addition to our ERM process, in 2013 the Board and each committee reviewed and assessed risks related to our business and operations as follows:

Board	Audit	Governance, Membership and Public Affairs	Human Resources and Compensation(1)

Strategy

(including health and wellness)

Operations

Food safety (including supply chain and food defense)

Competition (including private label and customer concentration)

Capital structure

Financial strategies and transactions (including economic trends)

Labor relations (including human capital)

Financial statements

Financial reporting process

Accounting matters

Legal, compliance and regulatory matters

Business continuity/operations

Sovereign risk

Financial risk management (including foreign exchange, commodities and interest rate exposure, income and other taxes)

Health, safety and environmental

		Governance programs Board organization, membership and structure Related person transactions Social responsibility Public policy Mondelēz International’s public image and reputation	Compensation policies and practices for all employees (including executives) Succession planning Human resources policies and practices

(1)	For a discussion about risk oversight relating to our compensation programs, see “Board Committees and Membership – Human Resources and Compensation Committee – How the Compensation Committee Manages Compensation-Related Risk.”

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The Board frequently discusses our strategic plans, issues and opportunities in light of circumstances in the food and beverage industry and the economic environment. Additionally, the Board devotes several days each year to a highly-focused review of our strategic plans, which includes a discussion of strategic and operational risks.

The Board believes our current leadership structure enhances its oversight of risk management because our CEO, who is ultimately responsible for our risk management process, is in the best position as Chairman to discuss with the Board these key risks and management’s responses to them.

Review of Transactions with Related Persons

Related Persons Policy and Procedures

The Board has adopted a written policy regarding the review, approval or ratification of “related person transactions.” A related person transaction is one in which Mondelēz International is a participant, the amount involved exceeds $120,000 and any “related person” had, has or will have a direct or indirect material interest. In general, “related persons” are the following persons and their immediate family members: our directors, executive officers and shareholders beneficially owning more than 5% of our outstanding common stock. In accordance with this policy, the Governance Committee reviews transactions that might qualify as related person transactions. If the Governance Committee determines that a transaction qualifies as a related person transaction, then the Governance Committee reviews, and approves, disapproves or ratifies the related person transaction. The Governance Committee approves or ratifies only those related person transactions that are fair and reasonable to Mondelēz International and in our and our shareholders’ best interests. The chair of the Governance Committee reviews and approves or ratifies potential related person transactions when it is not practicable or desirable to delay review of a transaction until a committee meeting. The chair reports to the Governance Committee any transaction so approved or ratified. The Governance Committee, in the course of its review and approval or ratification of a related person transaction under this policy, considers, among other things:

•	its commercial reasonableness;

•	the materiality of the related person’s direct or indirect interest in it;

•	whether it may involve an actual, or create the appearance of a, conflict of interest;

•	its impact on the related person’s independence (as defined in our Guidelines and the NASDAQ listing standards); and

•	whether it would violate any provision of our Directors Ethics Code or Code of Conduct.

Any member of the Governance Committee who is a related person with respect to a transaction under review may not participate in the deliberations or decisions regarding the transaction.

Review of Transactions

On February 10, 2014, BlackRock, Inc. (“BlackRock”), an investment management corporation, filed a Schedule 13G/A with the SEC reporting that it was a greater than 5% shareholder as of December 31, 2013. During 2013, BlackRock acted as an investment manager with respect to certain investment options under our 401(k) plans for U.S. employees and pension plans for employees in Canada, Ireland and the United Kingdom. BlackRock was selected as an investment manager for the 401(k) and pension plans by each plan’s designated authority for plan investments. BlackRock’s selection was based on the determination of each plan’s designated authority that the selection met applicable standards and that the fees were reasonable and appropriate. BlackRock’s fees, approximately $2.8 million during 2013, were paid from the plan assets of the specific plans for which it performed services. The Governance Committee reviewed these relationships with BlackRock and ratified these transactions. The 401(k) and pension plans expect to pay similar fees to BlackRock during 2014 for similar services. (Fees, based on plan asset value, are paid quarterly on a lagging basis.)

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to report to the SEC their ownership of our common stock and changes in that ownership.

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We reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, we believe that during the fiscal year ended December 31, 2013, all required reports under Section 16(a) were filed on a timely basis.

Communications with the Board

Information for shareholders and other parties interested in communicating with the Lead Director, the Board or our independent directors, individually or as a group, is available on our website at www.mondelezinternational.com/Investors/corporate-governance#contacts.

Our Corporate Secretary forwards communications relating to matters within the Board’s purview to the independent directors; communications relating to matters within a Board committee’s area of responsibility to the chair of the appropriate committee; and communications relating to ordinary business matters, such as suggestions, inquiries and consumer complaints, to the appropriate Mondelēz International executive or employee, but makes them available to any independent director who requests them. Our Corporate Secretary does not forward or retain solicitations, junk mail and obviously frivolous or inappropriate communications.

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Board Committees and Membership

The Governance Committee considers and makes recommendations to the Board regarding the Board’s committee structure and membership. Our Board then designates the committee members and chairs based on the Governance Committee’s recommendations.

The Board has adopted a written charter for each committee. The charters define each committee’s roles and responsibilities. All current standing committee charters are available on our website at www.mondelezinternational.com/Investors/corporate-governance. The Board has three standing committees: Audit, Human Resources and Compensation, and Governance, Membership and Public Affairs. The committee structure and membership is as follows:

Committee Membership(1) Effective as of January 21, 2014

Director	Audit	Human Resources and Compensation	Governance, Membership and Public Affairs
Stephen F. Bollenbach		X	X
Lewis W.K. Booth	X
Lois D. Juliber		Chair	X
Mark D. Ketchum	+	+(2)	Chair
Jorge S. Mesquita	X
Nelson Peltz			X(3)
Fredric G. Reynolds	Chair
Patrick T. Siewert	X
Ruth J. Simmons		X	X
Ratan N. Tata		X(4)	X(4)
Jean-François M.L. van Boxmeer		X	X(5)
Total Number of Committee Meetings During 2013	12	6(6)	7

+	Mr. Ketchum, as Lead Director, is an ex-officio member of all committees of the Board of which he is not a member.
(1)	The Board periodically reviews and rotates committee memberships. Accordingly, the membership shown in this table may change during 2014.
(2)	Mr. Ketchum was a member of the Compensation Committee for the period January 1 to May 21, 2013.
(3)	Mr. Peltz became a member of the Governance Committee on January 21, 2014.
(4)	Mr. Tata became a member of the Governance and Compensation Committees on May 21, 2013.
(5)	Mr. van Boxmeer was a member of the Governance Committee for the period January 1 to May 21, 2013.
(6)	The Compensation Committee also acted once by unanimous written consent during 2013.

Meeting Attendance

We expect directors to attend all Board meetings, the Annual Meeting and all meetings of the committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. The Board held nine meetings in 2013 and acted once by unanimous written consent.

•	All directors who served for some or all of 2013 attended at least 82% of the aggregate number of meetings of the Board and all committees on which they served (held during the period that they served);

•	During 2013, Mses. Rosenfeld and Simmons and Messrs. Ketchum, Mesquita, Reynolds, Siewert, Tata and van Boxmeer attended 100% of meeting of the Board and all committees on which they served; and

•	Ten of the then-incumbent directors attended the 2013 Annual Meeting of Shareholders.

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Audit Committee

The Board established the Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board determined that all members of the Audit Committee are independent within the meaning of the NASDAQ listing standards, the New York Stock Exchange listing standards and Rule 10A-3 of the Exchange Act. The Board also determined that all Audit Committee members are able to read and understand financial statements in accordance with NASDAQ listing standards and are financially literate in accordance with the New York Stock Exchange listing standards. Lewis W.K. Booth and Fredric G. Reynolds are “audit committee financial experts” within the meaning of SEC regulations and New York Stock Exchange listing standards and have financial sophistication in accordance with NASDAQ listing standards. No Audit Committee member received any payments in 2013 from us other than compensation for service as a director.

Under its charter, the Audit Committee is responsible for overseeing our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accountants, including review of their qualifications, independence and performance.

Among other duties, the Audit Committee also oversees:

•	the integrity of our financial statements, our accounting and financial reporting processes, and our systems of internal control over financial reporting and safeguarding our assets;

•	our compliance with legal and regulatory requirements;

•	the performance of our internal auditors and internal audit functions;

•	our guidelines and policies with respect to risk assessment and risk management; and

•	our capital structure and financial policy.

The Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of any complaints we receive. We encourage employees and third-party individuals and organizations to report concerns about our accounting controls, auditing matters or anything else that appears to involve financial or other wrongdoing. To report such matters, please e-mail us at: mdlz-financialintegrity@mdlz.com.

Audit Committee Report for the Year Ended December 31, 2013

Management has primary responsibility for Mondelēz International’s financial statements and the reporting process, including the systems of internal control over financial reporting. Our role as the Audit Committee of the Mondelēz International Board of Directors is to oversee Mondelēz International’s accounting and financial reporting processes, and audits of its financial statements. In addition, we assisted the Board in its oversight of:

•	Mondelēz International’s compliance with legal and regulatory requirements;

•	Mondelēz International’s independent registered public accountants’ qualifications, independence and performance;

•	The performance of Mondelēz International’s internal auditor and the internal audit function;

•	Mondelēz International’s risk assessment and risk management guidelines and policies; and

•	Mondelēz International’s capital structure and financial policy.

Our duties include overseeing Mondelēz International’s management, the internal audit department and the independent registered public accountants in their performance of the following functions, for which they are responsible:

Management

•	Preparing Mondelēz International’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”);

•	Assessing and establishing effective financial reporting systems and internal controls and procedures; and

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•	Reporting on the effectiveness of Mondelēz International’s internal control over financial reporting.

Internal Audit Department

•	Independently assessing management’s system of internal controls and procedures; and

•	Reporting on the effectiveness of that system.

Independent Registered Public Accountants

•	Auditing Mondelēz International’s financial statements;

•	Issuing an opinion about whether the financial statements conform with U.S. GAAP; and

•	Annually auditing the effectiveness of Mondelēz International’s internal control over financial reporting.

Periodically, we meet, both independently and collectively, with management, the internal auditor and the independent registered public accountants, among other things, to:

•	Discuss the quality of Mondelēz International’s accounting and financial reporting processes and the adequacy and effectiveness of its internal controls and procedures;

•	Review significant audit findings prepared by each of the independent registered public accountants and internal audit department, together with management’s responses; and

•	Review the overall scope and plans for the 2014 audits by the internal audit department and the independent registered public accountants.

Prior to Mondelēz International’s filing of its Annual Report on Form 10-K for the year ended December 31, 2013 with the SEC, we also:

•	Reviewed and discussed the audited financial statements with management and the independent registered public accountants;

•	Discussed with the independent registered public accountants the items the independent registered public accountants are required to communicate to the Audit Committee in accordance with applicable requirements of the Public Company Accounting Oversight Board;

•	Received from the independent registered public accountants the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountants’ communications with us concerning independence; and

•	Discussed with the independent registered public accountants their independence from Mondelēz International, including reviewing non-audit services and fees to assure compliance with (i) regulations prohibiting the independent registered public accountants from performing specified services that could impair their independence, and (ii) Mondelēz International’s and the Audit Committee’s policies.

Based upon the reports and discussions described in this report and without other independent verification, and subject to the limitations of our role and responsibilities outlined in this report and in our written charter, we recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Mondelēz International’s Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the U. S. Securities and Exchange Commission on March 3, 2014.

Audit Committee:

Fredric G. Reynolds, Chair

Lewis W.K. Booth

Jorge S. Mesquita

Patrick T. Siewert

The information contained in the above report will not be deemed to be “soliciting material” or “filed” with the SEC, nor will this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Mondelēz International specifically incorporates it by reference in such filing.

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Pre-Approval Policies

Our Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other permissible non-audit services. The pre-approval authority details the particular service or category of service that the independent registered public accountants will perform. The policy also requires management to report at committee meetings throughout the year on the actual fees charged by the independent registered public accountants for each category of service.

During the year, circumstances may arise when it becomes necessary to engage the independent registered public accountants for additional services not contemplated in the original pre-approval authority. In those instances, the committee approves the services before we engage the independent registered public accountants. If pre-approval is needed before a scheduled committee meeting, the committee delegated pre-approval authority to its chair. The chair must report on such pre-approval decisions at the committee’s next regular meeting.

The Audit Committee pre-approved all 2013 audit and non-audit services provided by the independent registered public accountants.

Independent Registered Public Accountants’ Fees

Aggregate fees billed for professional services rendered by our independent registered public accountants, PricewaterhouseCoopers LLP, for 2013 and 2012 were:

	2013	2012
Audit Fees	$15,905,000	$18,142,000
Audit-Related Fees	474,000	617,000
Tax Fees	3,194,000	3,601,000	*
All Other Fees	89,000	77,000

Total	$19,662,000	$22,437,000

*	Adjusted by $2,079,000 for project billings in 2013 ($1,137,000) and not billed yet ($942,000) included in 2012 numbers.

Audit Fees include (a) the integrated audit of our consolidated financial statements, including statutory audits of the financial statements of our affiliates, and our internal control over financial reporting and (b) the reviews of our unaudited condensed consolidated interim financial statements (quarterly financial statements). In 2012, audit fees include work related to the Company’s Spin-Off of Kraft Foods Group, Inc.

Audit-Related Fees include professional services in connection with employee benefit plan audits, due diligence related to acquisitions and divestitures and procedures related to various other audit and special reports.

Tax Fees include professional services in connection with tax compliance and advice. The 2012 tax fees include work related to the Company’s Spin-Off of Kraft Foods Group, Inc.

All Other Fees include professional services in connection with benchmarking studies, seminars and website security reviews. All fees above include out-of-pocket expenses.

Governance, Membership and Public Affairs Committee

The Board has determined that all of the Governance Committee members are independent within the meaning of the NASDAQ listing standards.

The Governance Committee’s charter sets out its responsibilities. Its primary responsibilities are to:

•	review candidates’ qualifications for Board membership consistent with criteria approved by the Board;

•	consider the performance of and suitability of incumbent directors for re-election and recommend to the Board a slate of nominees for each annual meeting of shareholders;

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•	make recommendations to the Board as to directors’ independence;

•	make recommendations to the Board concerning the functions, composition and structure of the Board and its committees;

•	recommend to the Board candidates to fill vacancies and newly created directorships;

•	evaluate any compensation committee interlocks among the Board members and executive officers;

•	monitor directors’ compliance with our stock ownership guidelines;

•	advise and make recommendations to the Board on corporate governance matters, including regarding our Guidelines and the annual self-evaluation process for the Board and its committees;

•	administer the Directors Ethics Code;

•	oversee policies and programs related to corporate citizenship, social responsibility and public policy issues significant to Mondelēz International such as sustainability and environmental responsibility; food labeling, marketing and packaging; and philanthropic and political activities and contributions; and

•	monitor issues, trends, internal and external factors and relationships that may affect Mondelēz International’s public image and reputation.

Human Resources and Compensation Committee

Human Resources and Compensation Committee Independence, Interlocks and Insider Participation

The Board has determined that each director who served on the Compensation Committee during 2013 is independent within the meaning of the NASDAQ listing standards. None of the Compensation Committee’s members is or was:

•	an officer or employee of Mondelēz International;

•	a participant in a “related person” transaction during 2013 (for a description of our policy on related person transactions, see “Corporate Governance – Review of Transactions with Related Persons” above); or

•	an executive officer of another entity at which one of our executive officers serves on the board of directors.

Responsibilities

The Compensation Committee’s charter sets out its responsibilities. Among its responsibilities are to:

•	establish our executive compensation philosophy;

•	assess the appropriateness and competitiveness of our executive compensation programs;

•	review and approve the CEO’s goals and objectives, evaluate the CEO’s performance against those goals and objectives, then, based upon its evaluation, determine both the elements and amounts of the CEO’s compensation;

•	review and approve the compensation of the CEO’s direct reports and other officers subject to Section 16(a) of the Exchange Act;

•	determine annual incentive compensation, equity grants and other long-term incentive grants and awards under our equity and long-term incentive plans;

•	make recommendations to the Board regarding incentive plans requiring shareholder approval, and approve eligibility for and design of executive compensation programs implemented under those plans;

•	review our compensation policies and practices as they relate to our risk management practices and risk-taking incentives;

•	oversee the management development and succession planning process (including emergency planning) for the CEO and direct reports;

•	review key human resource policies and practices, including our policies, objectives and programs related to diversity and periodically review our diversity performance;

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•	monitor executive officers’ compliance with our stock ownership guidelines;

•	advise the Board regarding the compensation of independent directors;

•	review and discuss with management the Compensation Discussion and Analysis, and prepare and approve the Compensation Committee’s report to shareholders included in our annual Proxy Statement; and

•	assess the independence of the Compensation Committee’s outside advisors and assess whether the work of its compensation consultants has raised any conflict of interest that must to be disclosed in our annual report and Proxy Statement.

The Compensation Committee’s Use of an Independent Compensation Consultant

The Compensation Committee retains an independent compensation consultant to assist it in evaluating executive compensation programs and advise it regarding the amount and form of executive and director compensation. It uses a consultant to provide additional assurance that our executive and director compensation programs are reasonable, competitive and consistent with our objectives. It directly engages the consultant under a contract that the Compensation Committee reviews at least annually.

The Compensation Committee retained Compensation Advisory Partners, LLC (“CAP”) in September 2009 as its independent compensation consultant and has annually renewed CAP’s contract. During 2013, CAP provided the Compensation Committee advice and services, including:

•	regularly participating in Compensation Committee meetings including executive sessions that exclude management;

•	consulting with the Compensation Committee chair and other members between committee meetings;

•	providing competitive peer group compensation data for executive positions and evaluating how the compensation we pay our Named Executive Officers (“NEOs”) (as described under “Compensation Discussion and Analysis”) relates both to the Company’s performance and to how our peers compensate their executives;

•	advising regarding plan design and the reasonableness of compensation;

•	analyzing “best practices” and providing advice about design of our annual and long-term incentive plans, including selecting performance metrics;

•	advising on the composition of our Compensation Survey Group and our Performance Peer Group (as described in the “Compensation Discussion and Analysis”) that we use for benchmarking pay and performance; and

•	updating the Compensation Committee on executive compensation trends, issues and regulatory developments.

For the year ended December 31, 2013, CAP provided no services to Mondelēz International other than consulting services to the Compensation Committee regarding the amount and form of executive and director compensation. The Compensation Committee determined that CAP is independent and that CAP’s work did not raise any conflicts of interest.

Limited Role of Executive Officers in the Determination of Executive Compensation and Non-Employee Director Compensation

•	Each year, our CEO presents compensation recommendations for each of the other NEOs, her other direct reports and other executive officers. The Compensation Committee reviews and discusses these recommendations with the CEO but retains full discretion over these compensation actions;

•	Our CEO does not make recommendations or participate in deliberations regarding her own compensation; and

•	Executive officers do not play a role in determining or recommending the amount or form of non-employee director compensation.

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How the Compensation Committee Manages Compensation-Related Risk

As it does each year, in 2013, the Compensation Committee evaluated whether our compensation designs, policies and practices operate to discourage our executive officers and employees from taking unnecessary or excessive risks. As described in the “Compensation Discussion and Analysis,” our compensation is designed to incentivize executives and employees to achieve the Company’s financial and strategic goals as well as individual performance goals that promote long-term shareholder returns. The compensation design discourages our executives and employees from taking excessive risks for short-term benefits that may harm the Company and our shareholders in the long term. The Compensation Committee uses various strategies to mitigate risk, including:

•	using both short-term and long-term performance-based compensation so that executives do not focus solely on short-term performance;

•	weighting executive compensation heavily toward long-term incentive compensation to encourage sustainable shareholder value and accountability for long-term results;

•	using multiple relevant performance measures in our incentive plan designs, so that executives do not place undue importance on one measure which could distort the results that we want to incent;

•	weighting corporate, business unit and individual performance in our annual cash incentive program so that executives and employees do not have too narrow a focus;

•	capping the amount of incentives that may be awarded or granted;

•	retaining discretion to reduce incentive awards based on unforeseen or unintended consequences and clawback compensation in specified circumstances;

•	requiring our top executives to hold a significant amount of their compensation in Company stock and prohibiting them from hedging, pledging or engaging in short sales of their stock;

•	not using employment contracts;

•	not backdating or re-pricing option grants; and

•	not paying benefits on change in control unless the affected executive is first involuntarily terminated without cause or terminates due to good reason.

In addition, our Audit Committee oversees our ethics and compliance programs that educate executives and employees on appropriate behavior and the consequences of inappropriate actions. These programs not only drive compliance and integrity but also encourage employees with knowledge of bad behavior to report concerns by providing multiple reporting avenues while protecting reporting employees against retaliation.

CAP also reviewed our executive and broad-based incentive plans and confirmed the Compensation Committee’s analysis.

In light of these analyses, the Compensation Committee believes that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

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Compensation of Non-Employee Directors

Any director who also is a full-time employee of Mondelēz International receives no compensation for service as a director. Currently, Irene B. Rosenfeld is the only director who is an employee of the Company.

We strive to attract and retain highly qualified non-employee directors who will best represent our shareholders’ interests. In order to ensure that the compensation offered is sufficient to meet this objective, our Compensation Committee periodically reviews non-employee director compensation. As in prior years, during 2013, the Compensation Committee used data provided by CAP to benchmark our non-employee director compensation against our Compensation Survey Group and compensation paid to non-employee directors of Fortune 100 companies to assess the appropriateness of the form and amount of non-employee director compensation and to make recommendations to the Board concerning such compensation.

Summary of Compensation Elements During 2013

Annual Compensation Elements
Board Retainer	$110,000
Lead Director Retainer	$30,000
Audit Committee Chair Retainer	$20,000
Human Resources and Compensation Committee Chair Retainer	$20,000
Governance, Membership and Public Affairs Committee Chair Retainer	$15,000
Annual Stock Award Value	$145,000

Cash Compensation – Board, Lead Director and Committee Chair Retainers

We pay our non-employee directors their cash retainers quarterly. Pursuant to the Mondelēz International, Inc. 2001 Compensation Plan for Non-Employee Directors, they can defer 25%, 50%, 75% or 100% of their cash retainers into notional unfunded accounts that mirror certain of the investment options under the Mondelēz Global LLC Thrift 401(k) Plan. If the Board appoints a non-employee director during the year (i.e., other than at the annual meeting of shareholders), we pay that director a prorated retainer based on the number of days remaining in the calendar year.

Equity Compensation – Annual Stock Awards

Annual stock awards are made following the annual meeting of shareholders.

If the Board appoints a non-employee director during the year (i.e., other than at the annual meeting of shareholders), the director receives a prorated stock award upon appointment. We calculate the value of prorated award using this ratio: the number of months until the next annual meeting of shareholders over a denominator of twelve months.

Non-employee director annual stock awards are made in the form of vested deferred stock. Distribution of actual shares is deferred until six months after the director ends his or her service as a director. When dividends are paid on the Company’s common shares, we accrue the value of the dividends that would have been paid on the deferred stock. Six months after the director ends his or her service as a director, we issue shares to the director equal to the accrued value.

Equity Holding Requirement

To align further the interests of our non-employee directors with our shareholders, we require our non-employee directors to hold shares of our common stock in an amount equal to five times the annual Board retainer (i.e, $550,000) within five years of becoming a director. If a non-employee director does not meet the stock ownership requirement within that timeframe, the Lead Director will consider the non-employee director’s particular situation and may take action as he deems appropriate. As of February 28, 2014 each director who has served for at least five years met or exceeded this requirement.

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Company Match for Director Charitable Contributions

Non-employee directors are eligible to participate in the Mondelēz International Foundation Matching Gift Program on the same terms as our U.S. employees. Each year, the Foundation will match up to $15,000 in contributions by a non-employee director to a 501(c)(3) non-profit organization(s).

2013 Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Bollenbach, Stephen F.	110,000	145,006	3,000	258,006
Booth, Lewis W.K.	110,000	145,006	3,750	258,756
Juliber, Lois D.	130,000	145,006	15,000	290,006
Ketchum, Mark D.	155,000	145,006	—	300,006
Mesquita, Jorge B.	110,000	145,006	—	255,006
Reynolds, Fredric G.	130,000	145,006	10,000	285,006
Siewert, Patrick T.	110,000	145,006	—	255,006
Simmons, Ruth J.	110,000	145,006	—	255,006
Tata, Ratan N.	67,390	145,006	—	212,396
van Boxmeer, Jean-François M. L.	110,000	145,006	—	255,006

(1)	Includes all retainers earned or deferred pursuant to the 2001 Compensation Plan for Non-Employee Directors.
(2)	The amounts shown in this column represent the full award date fair value of the deferred stock awards made in 2013 as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The deferred shares are immediately vested, but receipt of the shares is deferred until six months after the director no longer serves on the Board. The 2013 Non-Employee Director Stock Awards Table below provides further detail on the non-employee director awards made in 2013 and the number of shares each non-employee director has been awarded as of December 31, 2013.
(3)	Represents Foundation contributions made as part of the Mondelēz International Foundation Matching Gift Program.

Non-Employee Director Stock Awards Table

Name	All Stock Awards: Number of Shares of Stock or Units (#)	All Stock Awards: Award Date Fair Value of Stock or Units(1) ($)	Outstanding Shares Awarded as of December 31, 2013 (#)
Bollenbach, Stephen F.	4,708	145,006	7,787
Booth, Lewis W.K.	4,708	145,006	7,787
Juliber, Lois D.	4,708	145,006	27,098
Ketchum, Mark D.	4,708	145,006	31,383
Mesquita, Jorge B.	4,708	145,006	8,106
Reynolds, Fredric G.	4,708	145,006	27,098
Siewert, Patrick T.	4,708	145,006	7,922
Simmons, Ruth J.	4,708	145,006	7,787
Tata, Ratan N.	4,708	145,006	4,750
van Boxmeer, Jean-François M. L.	4,708	145,006	13,152

(1)	The amounts shown in this column represent the full grant date fair value of the deferred stock awards granted in 2013 as computed in accordance with FASB ASC Topic 718.

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Compensation Discussion and Analysis

Executive Summary

This executive summary:

•	Highlights how we performed for the one- and three-year periods ending December 31, 2013, and shows how our NEOs’ pay correlated with our performance,

•	Explains how we responded to our shareholders’ 2013 Say on Pay advisory vote, and

•	Illustrates how our compensation design principles and governance practices protect and promote our shareholders’ interests.

The remainder of this Compensation Discussion and Analysis:

•	Highlights how our compensation design objectives and governance principles align our compensation practices with our shareholders’ interests;

•	Explains the Compensation Committee’s rationale for our NEOs’ 2013 compensation, and

•	Illustrates how our NEOs’ 2013 compensation correlates with their, and our, 2013 performance.

Our NEOs for 2013 were:

Name	Title
Irene Rosenfeld	Chairman and Chief Executive Officer
David Brearton	Executive Vice President and Chief Financial Officer
Mark Clouse	Executive Vice President and President, North America
Timothy Cofer	Executive Vice President and President, Asia Pacific and Eastern Europe, Middle East and Africa (prior to September 10, 2013, Mr. Cofer was Executive Vice President and President, Europe)
Mary Beth West	Executive Vice President and Chief Category and Marketing Officer

Our Goal is to Align Pay with Performance

The Compensation Committee remains committed to pay-for-performance. We design our executive compensation to incent our NEOs to deliver exceptional short- and long-term results with a strong emphasis on long-term incentives. The Compensation Committee believes that its decisions relating to our NEOs’ 2013 compensation demonstrate this alignment between pay and performance.

2013 Performance Highlights

In 2013, our first full year as a global snacks company:

•	Our reported net revenues increased 0.8%, and our Organic Net Revenues(1) increased 3.9% driven primarily by strong volume/mix.

•	We delivered strong market share performance, with nearly 70% of revenues gaining or holding share, in the face of a significant slowdown in our categories as the year progressed.

•	Our diluted earnings per share increased 28.1% and our Adjusted Earnings Per Share(1) (previously referred to as Operating Earnings Per Share) increased 13.5% on a constant currency basis.

•	We generated Free Cash Flow excluding items(1) of nearly $2.3 billion.

•	We returned $3.6 billion to our shareholders in the form of share repurchases and dividends.

(1)	See definitions and GAAP to Non-GAAP reconciliations in Exhibit A and under “– Elements of Executive Compensation – Long-Term Incentives – 2013-2015 LTIP Performance Cycle” below.

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2013 Performance and Impact on Annual Cash Incentive Program Awards

Despite solid growth in 2013, we did not reach two of the three performance targets established under our 2013 Annual Cash Incentive Program. This resulted in a corporate rating of 77% of target under the program. Consequently, the awards earned by our NEOs in 2013 under our Annual Cash Incentive Program were generally below target.

Performance Measures	Performance Targets	Mondelēz International Results	Performance Peer Group Median
Organic Net Revenue Growth	5.4%	3.9%	3.6%
Adjusted Earnings Per Share stated at 2013 Plan Rates	$1.64	$1.59	Not applicable
Defined Free Cash Flow	$2.134 Billion	$2.322 Billion	Not applicable

See “– Elements of Executive Compensation – Annual Cash Incentive Program – Non-GAAP Financial Measures” for definitions of these performance measures and “– Elements of Executive Compensation – Annual Cash Incentive Program” for more information about our Annual Cash Incentive Program.

2011-2013 Performance and Impact on LTIP Award

Our TSR(1) exceeded our peers’ TSR over the past one- and three-year periods. Because the three-year performance cycle for our Long-Term Incentive Plan (“LTIP”) incents performance based in part on TSR, our NEOs’ LTIP awards for the 2011-2013 performance cycle exceeded target.

TSR Results for Mondelēz International(2) and Peer(3) Median for the One- and Three-Year

Periods Ending December 31, 2013

(1)	TSR reflects share price performance including dividends paid for the one- and three-year periods ending December 31, 2013.

(2)	Mondelēz International share prices prior to our spin-off of our North American grocery business, Kraft Foods Group, Inc. (“Kraft Foods Group”) to our shareholders as of October 1, 2012 (the “Spin-Off”) have been adjusted by Bloomberg using a constant adjustment factor based on a three-to-one Spin-Off share distribution ratio and Mondelēz International and Kraft Foods Group share prices on October 1, 2012.

(3)	Based on our Post Spin-Off Performance Peer Group (defined below) (excluding H. J. Heinz Company because it ceased to be a public company in 2013). International companies’ performance based on U.S.-traded ticker symbols.

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The LTIP award for the 2011-2013 performance cycle ended on December 31, 2013, was based on a weighted average performance rating that included our performance during the period January 1, 2011-September 30, 2012 prior to the Spin-Off (the “Pre Spin-Off” period) and our performance during the period October 1, 2012-December 31, 2013 following the Spin-Off (the “Post Spin-Off” period). Overall, our results were above target for the 2011-2013 performance cycle. Over the performance cycle, we achieved solid Organic Net Revenue Growth, solid Adjusted Earnings Per Share Growth (as defined under “– Elements of Executive Compensation – Long-Term Incentives – 2013-2015 LTIP Performance Cycle”) and strong share price performance including dividends paid in comparison to our Performance Peer Group during the performance cycle (“Annualized Relative Total Shareholder Return”). During this period, our Annualized Relative Total Shareholder Return was above the 90th percentile of both our Pre Spin-Off and Post Spin-Off Performance Peer Groups, significantly surpassing the Performance Peer Group’s median.

The following chart reflects our actual performance against targets for the LTIP’s 2011-2013 Pre Spin-Off and Post Spin-Off performance cycles:

Performance Measures	Pre Spin-Off Performance Cycle		Post Spin-Off Performance Cycle
	Target	Results	Target	Results
Organic Net Revenue Growth	4.5%	5.4%	5.5%	3.9%
Adjusted Earnings Per Share Growth	7.5%	12.1%	7.5%	4.7%
Annualized Relative Total Shareholder Return	Median	Above 93rd Percentile(1)	Median	Above 90th Percentile(2)

(1)	Our Annualized Relative Total Shareholder Return was 20.7% compared to our Pre Spin-Off Performance Peer Group’s median of 10.1%.

(2)	Our Annualized Relative Total Shareholder Return was 23.2% compared to our Post Spin-Off Performance Peer Group’s median of 17.2%.

Based on these results, the LTIP rating for the 2011-2013 performance cycle was 148% of target. See “ – Elements of Executive Compensation – Long-Term Incentives” for more information about our LTIP.

Our Chief Executive Officer’s 2013 Total Compensation Decreased From 2012

Reflecting our Compensation Committee’s objective of aligning pay with performance, when excluding Ms. Rosenfeld’s one-time special equity award and increase in pension value in 2012, Ms. Rosenfeld’s compensation decreased slightly in 2013 due primarily to a lower award under our 2013 Annual Cash Incentive Program.

Ms. Rosenfeld’s 2013 total compensation as reported in the Summary Compensation Table decreased sharply from 2012 primarily due to the absence of the 2012 one-time special equity grant and no increase in the value of her pension.

How the Compensation Committee Considered the Shareholder Advisory Vote on our 2012 Executive Compensation Program

We received a 78% level of support in 2013 for our shareholder advisory vote on Say on Pay following a 96% level of support in 2012. Due to the decline in the level of support, both the Compensation Committee and management wanted to understand better our shareholders’ perspectives on our compensation programs and practices.

Following the filing of our 2013 proxy statement and prior to the 2013 Annual Meeting, we discussed with many of our largest shareholders their views on the matters in that proxy statement, including executive compensation. Following our 2013 Annual Meeting, we met with more than 40 of our largest shareholders representing over 40% of our outstanding shares, as well as proxy advisors. In varying combinations, our non-employee directors and members of senior management participated in those meetings. The Compensation Committee also obtained additional analysis from both CAP, the Compensation Committee’s independent compensation consultant, and from MacKenzie Partners, a proxy solicitation firm.

In general, we believe our shareholders support our overall compensation philosophy, programs and practices. They provided varying perspectives on specific decisions and aspects of our programs. Based on the feedback we received, we believe that the lower support level was due to the one-time equity grants made in late 2012 to three NEOs.

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The results of the 2013 Say on Pay vote and feedback from the discussions with shareholders formed the basis of the Compensation Committee’s refinements to the program design for 2014. Taking into account shareholder input, the Compensation Committee is changing two performance standards in our 2014 incentive programs to better align them with our strategies and objectives as follows.

•	2014 Annual Cash Incentive Program: adding a metric measuring market share performance in our key markets and categories.

•	2014-2016 LTIP: adding a metric measuring return on invested capital to incent long-term cost containment.

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Compensation Design Principles and Governance Practices

We intend our executive compensation design and our compensation governance practices to protect and promote our shareholders’ interests.

Design Principles.

What we do:	What we don’t do:

☑        Link pay to performance. We reward our NEOs

based upon the value they add.

☑       Put pay at risk based on performance. Almost

85% of our CEO’s pay and over 70% of our other

NEOs’ pay is at-risk.

☑        Target pay at the median of our peer group. We

compensate fairly and competitively, but not

excessively.

☑        Set meaningful performance goals at the

beginning of the performance period.

☑       Intend to qualify performance based compensation

under Section 162(m).

☒ Incent short-term results to the detriment of long- term goals. ☒ Incent excessively risky business strategies.

Governance Practices.

What we do:	What we don’t do:

☑        Require significant stock ownership. Our

requirements are comparable to, or more

stringent than, our Compensation Survey Group’s

median.

☑        Require executives to retain equity compensation.

We require our NEOs to hold for one year all net

shares awarded and all net shares acquired upon

the exercise of stock options.

☑        Provide for “clawbacks.” We can recoup incentive

compensation in the event of certain financial

restatements.

☑        Prohibit hedging, pledging or short sales.

☑        The Compensation Committee retains an

independent compensation consultant. The

consultant does no work for the Company other

than advising the Compensation Committee.

☒        Provide NEOs with tax gross ups for perquisites

or upon a change in control. Taxes are our

NEOs’ responsibility.

☒        Re-price underwater stock options. We do not re-

price outstanding stock options, whether vested

or unvested.

☒        Pay dividends on unvested or unearned

performance shares. We do not pay accrued

dividend equivalents unless and until the

applicable performance targets are met and we

deliver the shares awarded.

☒        Enter into employment agreements with our

NEOs. We do not give our NEOs employment

contracts. We do not guarantee salary increases

or bonus amounts.

☒        Provide separate benefit plans for our NEOs.

Our NEOs participate in the same benefit plans

available to salaried U.S. employees.

☑        Perform an annual compensation risk assessment.

☑        Engage shareholders. See the discussion above.

☑        Limit perquisites. We provide types of

perquisites comparable to those provided by

companies in our Compensation Survey Group.

☑        In the event of a change in control, pay severance

and vest equity only upon a double trigger.

“Double trigger” requires both a change in

control and termination of the executive’s

employment without cause or for good reason.

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Our Compensation Program Design

Our Compensation Committee has identified four primary goals for our executive compensation programs:

•	attract, retain and motivate talented executive officers and develop world-class business leaders;

•	support business strategies that promote superior long-term shareholder returns;

•	align pay and performance by making a significant portion of our NEOs’ compensation dependent on achieving financial and other critical strategic and individual goals; and

•	align our NEOs’ and shareholders’ interests through stock ownership guidelines and equity-based incentive awards that link executive compensation to sustained and superior TSR.

We design our executive compensation program to achieve these goals by using the following strategies:

Use Fixed and Variable Compensation. We use a mix of fixed and variable compensation (heavily weighted to variable compensation for our NEOs) designed to attract, retain and motivate top-performing executives, as well as to appropriately align compensation levels with achieving relevant financial and strategic goals.

Use Equity and Cash Incentives. We use a mix of equity and cash incentives heavily weighted toward equity to focus NEOs on achieving long-term TSR that exceeds that of our peers.

Compensate Based on Individual Performance. We consider individual performance in making decisions for most elements of compensation. We also consider an individual’s potential for advancement within the organization in making equity grants (other than LTIP).

Require NEOs to be Significant Shareholders. We require our NEOs to own specified levels of Mondelēz International shares to align their interests with those of our shareholders. Our compensation programs facilitate attainment of high levels of stock ownership. We also require that our NEOs hold for one year net shares (after taxes) received upon exercise of stock options, the removal of restrictions on restricted stock and the award of Company shares upon satisfaction of performance conditions. See “– Elements of Executive Compensation – Long-Term Incentives – Requiring Stock Ownership” for more information on stock ownership guidelines.

Benchmark Our Compensation Against Relevant Comparators. Each year, we use two separate groups of companies to benchmark the compensation that we offer our NEOs and the performance that impacts our NEOs’ compensation:

•	Our Compensation Survey Group; and

•	Our Performance Peer Group.

With the input of CAP, the Compensation Committee reviews the composition of these comparator groups annually to ensure that their composition remains appropriate. The Compensation Committee made no changes to either group for 2013, with the exception of the removal of H. J. Heinz Company from the Performance Peer Group because it ceased to be a public company in 2013.

There is substantial overlap (10 of the 12 companies) between our Performance Peer Group and our Compensation Survey Group. Our Performance Peer Group differs from our Compensation Survey Group because the companies in our Performance Peer Group are primarily in the food and non-alcoholic beverage industry (9 of the 12 companies in the Performance Peer Group versus 8 of the 21 companies in the Compensation Survey Group) and we include companies in our Performance Peer Group regardless of revenue size or market capitalization. See “– Composition and Purpose of our Compensation Survey Group” and “– Composition and Purpose of our Performance Peer Group” below for additional information.

Pay competitively but not excessively. We benchmark to ensure that our executive compensation and benefits package is competitive with our Compensation Survey Group but not excessive. In addition, we compare our financial and TSR performance against our Performance Peer Group. The Performance Peer Group comparison allows us to link long-term incentive compensation to the delivery of superior financial results relative to industry peers.

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Composition and Purpose of our Compensation Survey Group

Each year, our Compensation Committee compares our compensation programs with those of our Compensation Survey Group companies to assess whether our compensation program and our target compensation levels are consistent with market practice. In constructing our Compensation Survey Group, our Compensation Committee considers global, top-tier companies with the following attributes:

•	Similar revenue size

•	Similar market capitalization

•	Primarily focused on food/beverage or consumer/household products or are consumer-facing companies

•	Recognized for their industry leadership and brand recognition

•	Executive positions similar in breadth, complexity and/or scope of responsibility

•	Competitors for executive talent

It includes companies outside the consumer products industry based on the following criteria:

•	Revenue above $35 billion

•	Strong global presence

•	World-class marketing capabilities specifically focused on the consumer

•	Manufacturing companies

•	Multiple lines of business

Based on these characteristics and in consultation with management and with the assistance of CAP, our Compensation Committee included the following companies in our 2013 Compensation Survey Group. The median annual revenue of these companies is $33.2 billion, which is slightly lower than our 2013 revenue.

3M Company	Kimberly-Clark Corporation
Abbott Laboratories	McDonald’s Corporation
The Coca-Cola Company	Nestlé S.A.
Colgate-Palmolive Company	Nike, Inc.
The Dow Chemical Company	PepsiCo, Inc.
E. I. du Pont de Nemours and Company	Pfizer Inc.
General Mills, Inc.	Philip Morris International Inc.
Danone	The Procter & Gamble Company
H. J. Heinz Company	Unilever N.V.
Johnson & Johnson	United Parcel Service, Inc.
Kellogg Company

Competitive Positioning

In determining appropriate compensation levels for our NEOs, our Compensation Committee reviews compensation levels for similarly situated executives at companies in our Compensation Survey Group. Aon Hewitt (“Aon”) provides the compensation data. At the request of the Compensation Committee, CAP reviews and evaluates Aon’s data.

Our Compensation Committee’s compensation strategy is to target total direct compensation, including base salary and annual and long-term incentives, at or near the median of our Compensation Survey Group. Company performance and individual performance will determine whether actual pay received is above or below the Compensation Survey Group median.

To further validate our compensation levels, our Compensation Committee evaluates the pay for performance alignment between our Company and the Compensation Survey Group on a retroactive basis, using data provided by CAP.

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Composition and Purpose of our Performance Peer Group

Our Compensation Committee uses our Performance Peer Group to help establish meaningful performance targets for our LTIP at the outset of a performance cycle. At the end of the performance cycle, we evaluate our TSR relative to the median TSR of our Performance Peer Group to determine whether that LTIP performance measure has been reached or exceeded.

Our 2013 Performance Peer Group(1) is comprised of companies primarily focused on the production and marketing of food and non-alcoholic beverages. Because the companies in this group directly compete with us, comparing our performance with the group’s median performance provides the best measure of our performance. This group is less relevant when we compare compensation levels for certain executive positions because size and complexity factors reduce comparability.

Campbell Soup Company	Kellogg Company
The Coca-Cola Company	Nestlé S.A.
Colgate-Palmolive Company	PepsiCo, Inc.
General Mills, Inc.	The Procter & Gamble Company
Danone	Unilever N.V.
The Hershey Company

(1)	Because H. J. Heinz Company ceased to be a public company in 2013, the Compensation Committee did not include its TSR in assessing results for the Post Spin-Off period of the 2011-2013 LTIP performance cycle. H. J. Heinz Company’s TSR will also not be considered for the Post Spin-Off period of the 2012-2014 LTIP performance cycle.

Overall Compensation Mix

The charts below compare the total compensation mix for our CEO and, on average, our other NEOs, based on target compensation for 2013, with the average of the companies in our Compensation Survey Group. They show that our compensation mix aligns well with that of our Compensation Survey Group companies.

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Overview of 2013 Compensation Program

The following table summarizes the specific elements in our 2013 compensation program for our NEOs and each element’s program objectives. A more detailed discussion of these elements follows this table. We discuss individual compensation decisions under “– Compensation Paid to our Named Executive Officers in 2013.”

Element	Description	Program Objectives
Annual Cash Compensation
Base Salary	Ongoing cash compensation based on the NEO’s role and responsibilities.	• Retain and attract talent • Drive top-tier performance – Individual contribution
Annual Cash Incentive Program	Annual incentive with target award amounts for each NEO. Actual cash awards may be higher or lower than target, based on business and individual performance.	• Retain and attract talent • Drive top-tier performance – Across entire organization – Within business units – Individual contribution

Long-Term/Stock-Based Incentive Compensation
Long-Term Incentive Plan (Performance Shares)	Each NEO receives a grant of performance shares at the outset of a three-year performance cycle. Grants are based on a percentage of base salary. Actual awards are determined at the end of the performance cycle by evaluating actual performance against corporate performance targets. Awards can be 0% to 200% of target, based on our performance. Awards are delivered in Mondelēz International common stock.	• Retain and attract talent • Drive top-tier performance – Across entire organization – Focus on long-term sustained success • Enhance stock ownership/align with shareholders’ interests
Non-Qualified Stock Options	Each NEO has a grant opportunity based upon his or her role, long-term performance and potential for advancement. Non-qualified stock options (“NQSOs”) vest 33% per year on the first two grant anniversary dates and 34% on the third anniversary date.

•      Retain and attract talent

•      Drive top-tier performance

–      Long-term individual contribution

–      Recognize advancement potential

•      Enhance stock ownership/align with shareholders’ interests

•      Entirely link realized value to stock appreciation

Restricted Stock	Each NEO has a grant opportunity based upon his or her role, long-term performance, and potential for advancement. Restricted stock vests three years after the grant date.	• Retain and attract talent • Drive top-tier performance – Long-term individual contribution – Recognize advancement potential • Enhance stock ownership/align with shareholders’ interests

Executive Benefits
Voluntary Non-Qualified Deferred Compensation Plan	Program that allows U.S. executive officers to defer, on a pre-tax basis, certain defined compensation elements with flexible distribution options to meet future financial goals.	• Retain and attract talent • Provide opportunity for future financial security
Executive Perquisites	Generally limited to a car allowance, financial counseling and, for the CEO only, personal use of Mondelēz International’s aircraft.	• Retain and attract talent • Support personal financial planning needs • Ensure personal safety and facilitate efficiency of CEO

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Element	Description	Program Objectives
Post-Termination Benefits
Defined Benefit Program (i.e. Pension)	Generally, provides for the continuation of a portion of total annual cash compensation (defined as base salary plus annual cash incentive award) at the conclusion of an executive officer’s career. We do not offer this program to any U.S. employees hired after 2008, and for employees who are participating, no additional accruals will be made after 2019.	• Retain talent • Provide financial security to long-term service executive officers in retirement
Defined Contribution Program (i.e. 401(k) Savings)

Program under which U.S. executive officers’ contributions are matched up to a limit. Account balances are typically payable after an executive officer terminates employment with the Company.

The Company enhanced this program for U.S. employees hired after 2008 who are not eligible for the defined benefit program described above.

• Retain and attract talent. Provide opportunity for financial security in retirement • Provide U.S. executive officers an additional opportunity to meet stock ownership requirements
Change in Control Plan	Provides for enhanced benefits in the event an executive officer is terminated without cause or resigns for good reason following a defined change in control.	• Retain talent • Focus on delivering top-tier shareholder value in periods of uncertainty • Support effective transition

Other Benefits
Other Benefits	Health, welfare and other benefits.	• Retain and attract talent
• Promote executive health

Elements of Executive Compensation

Base Salary

Base salary is the principal fixed element of executive compensation. In setting base salaries for NEOs, our Compensation Committee generally targets base salary to be at or near the median of our Compensation Survey Group based on the corresponding executive role. Our Compensation Committee also considers a number of other factors when setting base salaries for NEOs, including: Company performance and the NEO’s individual performance, level of responsibility, potential to assume roles with greater responsibility and experience. The Compensation Committee reviews salaries on an annual basis and considers merit increases, which are generally effective April 1, for all executive officers.

Annual Cash Incentive Program

We design the Annual Cash Incentive Program to motivate our NEOs to help us reach our annual financial and strategic goals and to reward them for their contributions toward achieving those goals. The Compensation Committee sets each NEO’s target and maximum annual incentive opportunity at the beginning of the year. The amount that the Compensation Committee actually awards to a NEO is based on the financial results achieved during the year and the NEO’s contribution to those results.

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Annual Cash Incentive Program Award Formula

For 2013, the Compensation Committee used this formula to determine awards made under the Annual Cash Incentive Program.

Base salary is discussed above. Below is a discussion of the balance of the elements in this formula.

Award Formula Element	Key Provisions
Target Annual Incentive Opportunity	2013 target percentage of base salary reflects each NEO’s role and responsibilities. • CEO: 150% • CFO: 90% • All Other NEOs: 80%

2013 Business Unit Ratings	Ratings range from 0% to 180%. The Compensation Committee approved the following performance measures to assess business performance:

Performance Measures	Weighting
Organic Net Revenue Growth	40%
Adjusted Earnings Per Share stated at 2013 Plan Rates/Defined Segment Operating Income	40%
Defined Free Cash Flow	20%

The Compensation Committee chose these performance measures because they wanted to incent executives to increase:

•      top line growth;

•      bottom line growth; and

•      positive cash flow.

In establishing the Annual Cash Incentive Program’s 2013 business unit performance measures, the Compensation Committee determined that if a business unit met its targets, it would receive a business unit rating of 100% and that business unit performance that exceeded or failed to meet target would result in correlating positive or negative adjustments.

The Compensation Committee weighted the business unit ratings under the Annual Cash Incentive Program for Messrs. Cofer and Clouse for 2013 as follows: 30% of the business unit rating would be based on their respective business unit’s rating and 70% would be based on the Company’s rating. The Compensation Committee structured their performance standards both to promote “line-of-sight” accountability and to reinforce the importance of collaboration across the enterprise. Business unit ratings for our other NEOs were aligned 100% to the Company’s rating.

Individual Performance Ratings	Ratings range from 0% to 180%.

The Compensation Committee determined Ms. Rosenfeld’s performance rating as discussed under “Compensation Paid to our Named Executive Officers in 2013 – Ms. Rosenfeld” below. Ms. Rosenfeld provided the Compensation Committee with an individual performance assessment for each of her direct reports, including our other NEOs. The Compensation Committee reviewed and discussed her recommendations to determine each direct report’s individual performance rating.

Specifically, in assessing individual performance in the context of making executive compensation decisions, Ms. Rosenfeld and the Compensation Committee considered the executive officer’s contributions to our overall performance and individual performance relative to individual objectives established at the beginning of the performance cycle.

The potential individual ratings and range of payouts for 2013 were:

Individual Performance Ratings	Incentive Payout Range as a Percent of Target
Outstanding	140% - 180%
Exceeded Expectations	115% - 135%
Achieved Expectations	90% - 110%
Partially Met Expectations	40% - 80%
Below Expectations	0%

For its 2013 review, the Compensation Committee took into account the following factors in determining the individual performance assessments for our NEOs: contributions to the organization such as operational efficiency, leadership, quality of financial results, talent management and diversity of employees.

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2013 Business Unit Ratings

The Compensation Committee considered our 2013 targets and actual results in determining awards for our NEOs:

	Weighting	2013 Performance Measure Targets and Results
		Threshold	Target	Maximum	2013 Actual	Performance Rating
Organic Net Revenue Growth	40%	2.9%	5.4%	7.9%	3.9%	71%
Adjusted Earnings Per Share stated at 2013 Plan Rates	40%	$1.56	$1.64	$1.72	$1.59	67%
Defined Free Cash Flow*	20%	$1,814	$2,134	$2,668	$2,322	109%
Actual Corporate Rating						77%

*	U.S. dollars in millions

Business Unit Ratings for our European and North American Operations Considered in Determining the 2013 Program Awards for Mr. Cofer and Mr. Clouse

In September 2013, Mr. Cofer transitioned from leading our European region to leading our Asia Pacific and Eastern Europe, Middle East and Africa regions. Because of the timing of his move, Mr. Cofer’s annual cash incentive was based on our European business unit rating. The Compensation Committee considered the following targets, actual results and overall business unit ratings in Europe and North America in determining the 2013 awards for Mr. Cofer and Mr. Clouse, respectively, under the Annual Cash Incentive Program:

	Europe			North America
Performance Measures	Target	2013 Actual	Performance Rating	Target	2013 Actual	Performance Rating
Organic Net Revenue Growth	2.1%	0.8%	76%	3.8%	2.8%	81%
Defined Segment Operating Income*	$1,944	$1,869	60%	$1,007	$1,041	158%
Defined Free Cash Flow*	$1,570	$2,007	180%	$622	$694	119%
Actual Business Unit Rating			91%			119%

*	U.S. dollars in millions

Because the business unit rating measures performance quantitatively against three key internal measures, the Compensation Committee retains discretionary authority to adjust the actual business rating (up or down) by as much as 25 percentage points to recognize factors that are more subjective and therefore less quantifiable—such as how well we performed based on innovation, portfolio management, talent management and the quality of our results. For 2013, the Compensation Committee did not exercise this discretion.

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Non-GAAP Financial Measures

While we report our financial results in accordance with U.S. GAAP, we based our incentive programs’ financial targets, including the Annual Cash Incentive Program, on non-GAAP financial measures. The chart below describes adjustments to the related GAAP measure and our reasons for using these measures. (See Exhibit A and our Annual Report on Form 10-K for the year ended December 31, 2013 for additional information on our Non-GAAP Financial Measures and definitions of terms used below.)

Measure	Definition/Adjustment to GAAP Measure	Rationale
Organic Net Revenue Growth

Net revenues, excluding the impacts of:

•      acquisitions,

•      divestitures (including businesses under sales agreements and exits of major product lines under a sales or licensing agreement),

•      Integration Program costs (defined as the costs associated with combining Mondelēz International and Cadbury businesses, and separate from those costs associated with the acquisition),

•      accounting calendar changes and

•      currency rate fluctuations (calculated based on prior year rates).

Reflects the growth rates for the Company’s base business by eliminating the impact of certain disclosed one-time factors, facilitating comparisons to prior year(s)

Adjusted Earnings Per Share stated at 2013 Plan Rates

Diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of:

•      Spin-Off Costs,

•      pension costs related to the obligations transferred in the Spin-Off,

•      the 2012-2014 Restructuring Program,

•      the Integration Program and other acquisition integration costs,

•      the benefit from the Cadbury acquisition-related indemnification resolution,

•      the loss on debt extinguishment and related expenses,

•      the residual tax benefit impact from the resolution of the Starbucks arbitration,

•      gains/losses from divestitures or acquisitions,

•      acquisition-related costs,

•      net earnings from divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement) and

•      currency rate fluctuations (calculated at 2013 plan rates)

and including the impact of

•      an interest expense adjustment related to the Spin-Off transaction.

Indicator of overall business trends and performance, based on what business leaders can control

Defined Segment Operating Income

Segment operating income,(1) excluding the impacts of:

•      Spin-Off Costs,

•      pension costs related to the obligations transferred in the Spin-Off,

•      the 2012-2014 Restructuring Program,

•      the Integration Program and other acquisition integration costs,

•      the operating results from divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement) and

•      currency rate fluctuations (calculated at 2013 plan rates).

Indicator of trends and performance for business segments, based on what business leaders can control

Defined Free Cash Flow(2)

Free Cash Flow (Net Cash Provided By Operating Activities less capital expenditures) excluding:

•      net cash received due to the resolution of the Starbucks arbitration,

•      the cash payments made for accrued interest and other related fees associated with the debt tendered on December 18, 2013, and

•      cash payments (net of tax benefits) associated with Spin-Off Costs and 2012-2014 Restructuring Program expenditures.

Reflects Mondelēz International’s financial liquidity, working capital efficiency and financial health

(1)	Segment Operating Income is a measure of operating income by segment and excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, the benefit from the Cadbury acquisition-related indemnification resolution (which is a component of selling, general and administrative expenses), gains and losses from divestitures and acquisitions and acquisition-related costs (which are a component of selling, general and administrative expenses) for all periods presented.

(2)	For North America, we measure Defined Free Cash Flow as noted above, but also exclude cash payments made for voluntary pension contributions.

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Long-Term Incentives

We design long-term incentive equity grants to align the interests of our executive officers with those of our shareholders. For 2013, the Compensation Committee determined that the appropriate mix of grants in our long-term incentive program for senior management, including our NEOs, was 50% performance shares, 25% NQSOs and 25% restricted stock, the same mix used since 2008.

Equity Grants – Non-Qualified Stock Options and Restricted Stock

The Compensation Committee has annually granted NQSOs and restricted stock as a way to align executive compensation with the interests of our shareholders. In 2013, the Compensation Committee made grants to our NEOs where half the grant value was delivered in restricted stock and half delivered in NQSOs based on its view that this equity mix balances the retention value of restricted stock with the performance related value of NQSOs. To maintain this balance, based on Black-Scholes valuation, the Compensation Committee adjusted the ratio of restricted stock grants to NQSO grants from one to six in 2012 to one to five in 2013. To help retain valued executives, restricted stock grants do not vest until the third anniversary of the grant date. The NQSOs vest 33% per year for the first two years on the anniversary date of the grant with the remaining 34% vesting on the third anniversary of the grant date. U.S. employees on international assignment, such as Mr. Cofer, receive grants of deferred stock units instead of restricted stock, which have the same three-year vesting schedule as restricted stock. Dividends are paid on unvested restricted stock, and dividend equivalents are paid on deferred stock units at the same time and rate as dividends are paid on Mondelēz International common stock.

The Compensation Committee bases grant ranges on an analysis of competitive market practice, with the midpoint of the equity grant ranges, inclusive of the value of the target performance shares (see “– Grants of Performance Share Units under our Long-Term Incentive Plan” discussion below), approximately equal to the total long-term incentive median of the Compensation Survey Group. It may make an equity grant above or below the midpoint based on its qualitative review of the executive officer’s individual performance and its evaluation of the executive officer’s potential to assume roles with greater responsibility. Generally, grants are between 50% and 150% of the midpoint.

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The table below shows the ranges of grant opportunities for our NEOs on the February 20, 2013 grant date.

	Grant Value Range (1)
Name	Threshold ($)	Midpoint ($)	Maximum ($)
Ms. Rosenfeld	$2,112,000	$4,224,000	$6,336,000
Mr. Brearton	$550,000	$1,100,000	$1,650,000
Mr. Clouse	$350,000	$700,000	$1,050,000
Mr. Cofer	$350,000	$700,000	$1,050,000
Ms. West	$350,000	$700,000	$1,050,000

(1)	The ranges above include threshold to maximum grant values for these positions. The Compensation Committee may also make a grant below the threshold.

All equity grants made to our NEOs in 2013 fell within the respective ranges presented above.

Actual equity grants made are presented in this Proxy Statement in the 2013 Grants of Plan-Based Awards Table under “Executive Compensation Tables.”

The date that restricted stock and NQSOs grants are made annually is pre-determined based on the scheduled date of the Compensation Committee meeting following the release of our annual financial results. The grant price for NQSOs is determined on the date the Compensation Committee approves the grants and is the average of the high and low trading prices on that date.

2012 Special CEO Equity Grant

In December 2012, the Compensation Committee made Ms. Rosenfeld a special equity grant valued at approximately $10,000,000. The grant consisted of: 1) restricted stock (20% of grant) and 2) performance-contingent restricted stock units (80% of grant). The award of shares relating to the performance-contingent restricted stock units hinges on Ms. Rosenfeld satisfying specified retention requirements and the Mondelēz International share price exceeding specific price thresholds for a minimum of 10 consecutive trading days:

Share Price Thresholds
% of Grant	# of RSUs	% Appreciation from FMV on Grant Date	Required Closing Price for Minimum of 10 Consecutive Trading Days	Status
25.0%	77,116	20%	$31.12	Achieved April 29, 2013
37.5%	115,674	30%	$33.72	Achieved November 26, 2013
37.5%	115,674	40%	$36.31	Not Yet Achieved

During 2013, the first two share price thresholds were met. Even though two of the share price thresholds have been met, Ms. Rosenfeld will not receive any award of Company shares in connection with this performance contingent grant prior to December 19, 2015. She would also completely forfeit any award if she leaves the Company prior to December 19, 2014, except in the case of death, disability or a change in control if Ms. Rosenfeld is not retained as CEO or the Company shares are not convertible into the acquiring entity’s shares.

Grants of Performance Share Units under our Long-Term Incentive Plan

The Compensation Committee designed the LTIP to motivate executive officers to achieve long-term financial goals and deliver top-tier shareholder returns. The Compensation Committee sets performance targets for a three-year period relating to a grant. The grants made in 2013 are for the three-year period ending December 31, 2015. At the end of the three-year period, the Compensation Committee will only award Company shares if results meet or exceed performance thresholds it sets at the beginning of the cycle. The number of shares awarded to an executive officer will depend on the achievement of key internal financial measures and TSR relative to the median of our Performance Peer Group. No individual performance factor is used in the calculation, and no dividends or dividend

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equivalents are paid or earned on unvested performance shares for grants made prior to 2013. For the grant made in early 2013 for the 2013-2015 performance cycle, the Compensation Committee will award dividend equivalents on shares earned for the performance cycle. Any dividend equivalents will accrue during the performance period and be paid out in cash as of the award date for the performance cycle—which generally occurs in the first quarter following the end of the performance cycle, provided the Compensation Committee awards shares.

The Compensation Committee uses the following formula to determine actual awards for participants, including our NEOs. Other than base salary, each element of this formula is discussed below.

Treatment of Performance Share Units Granted Prior to the Spin-Off as a result of Spin-Off

For our NEOs who received grants of LTIP performance share units in 2011 and 2012 for performance cycles extending beyond the Spin-Off, the Compensation Committee adjusted each outstanding performance share unit post Spin-Off by a conversion ratio of 1.5266. The purpose of the Compensation Committee’s action was to normalize the potential value of each performance share unit because, unlike outstanding shares of stock, restricted stock or options, LTIP performance share units did not provide holders with any value relating to the Spin-Off of Kraft Foods Group, Inc. Without this adjustment, LTIP participants would have been adversely affected due solely to the Spin-Off.

2013-2015 LTIP Performance Cycle

Award Formula Element	Explanation of Key Provisions
Target Award	Each LTIP participant was assigned a target award as a percentage of his or her base salary at the beginning of the performance cycle. Target awards for the NEOs as of January 1, 2013 were:
• CEO: 350%
• CFO: 170%
• All Other NEOs: 130%

At the beginning of the performance cycle, each LTIP participant is made a grant of performance share units based on the executive’s target award. At the end of the performance cycle, the award of shares can range from 0% to 200% of the performance share units granted based on the business performance rating for the performance cycle.

Business Performance Rating	Rating ranges from 0% to 200%. Performance measures are:
	Measures	Weighting
	Organic Net Revenue Growth	25%
	Adjusted Earnings Per Share Growth	25%
	Annualized Relative Total Shareholder Return	50%

While we report our financial results in accordance with U.S. GAAP, financial targets under the LTIP are based on non-GAAP financial measures. The adjustments to the related GAAP measure and our reasons for using these measures are described below. (See Exhibit A and our Annual Report on Form 10-K for the year ended December 31, 2013 for additional information on our Non-GAAP Financial Measures and definitions of terms used below.)

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Measure Definitions	Adjustment to GAAP Measure	Rationale
Organic Net Revenue Growth

Net revenues, excluding the impacts of:

•      acquisitions,

•      divestitures (including businesses under sales agreements and exits of major product lines under a sales or licensing agreement),

•      Integration Program costs,

•      accounting calendar changes and

•      currency rate fluctuations (calculated based on prior year rates).

Reflects the growth rates for the Company’s base business by eliminating the impact of certain disclosed one-time factors, facilitating comparisons to prior year(s).
Adjusted Earnings Per Share Growth

Diluted earnings per share attributable to Mondelēz International from continuing operations excluding the impacts of:

•      Spin-Off Costs,

•      pension costs related to the obligations transferred in the Spin-Off,

•      the 2012-2014 Restructuring Program,

•      the Integration Program and other acquisition integration costs,

•      the benefit from the Cadbury acquisition-related indemnification resolution,

•      the loss on debt extinguishment and related expenses,

•      the residual tax benefit impact from the resolution of the Starbucks arbitration,

•      gains/losses from divestitures or acquisitions,

•      acquisition-related costs and

•      net earnings from divestitures (including businesses under sale agreements and exits of major product lines under a sales or licensing agreement)

and including the impact of

•      an interest expense adjustment related to the Spin-Off transaction.

Reflects the growth rates for the Company’s base business by eliminating the impact of certain disclosed one-time factors, facilitating comparisons to prior year(s).

Except where the Compensation Committee exercises its limited discretion to adjust the final business performance rating under the LTIP, it does not consider an NEO’s individual contributions as the basis for an award under the LTIP; LTIP awards are based solely on how we performed against performance targets as a company.

For the 2013-2015 LTIP performance cycle grant, the target objective set for Annualized Relative Total Shareholder Return is the median of the Performance Peer Group from 2013 to 2015. The Organic Net Revenue Growth and Adjusted Earnings Per Share Growth targets were set relative to historical results of the Performance Peer Group.

We do not publicly disclose specific LTIP performance targets on a prospective basis. Revealing specific objectives prospectively would provide competitors and other third parties with insights into our confidential planning process and strategies, thereby potentially harming us competitively. The performance targets are designed to be challenging, and there is a risk that awards will not be made at all or will be made at less than 100% of the target award level.

To address unforeseen or unintended consequences, the Compensation Committee retains discretion to adjust the final LTIP business performance rating for a performance cycle (up or down) by as much as 25 percentage points, allowing the Compensation Committee to factor in a subjective review of quality of financial results, portfolio management, innovation and talent development. If the Compensation Committee were to exercise its discretion to make a limited adjustment, we would disclose the adjustment.

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Both our Annual Cash Incentive Program and our LTIP awards are based in part on our Organic Net Revenue Growth, but the Compensation Committee uses a somewhat different benchmark to measure performance for the two separate incentive programs. The Compensation Committee measures Organic Net Revenue Growth performance under our Annual Cash Incentive Program based on our annual operating targets. In contrast, when setting our Organic Net Revenue Growth targets under our LTIP, the Compensation Committee considers, among other factors, the revenue growth of the companies in our Performance Peer Group. The Compensation Committee believes that the use of these different targets focuses our executives on critical internal drivers, both in the short- and the long-term, and that the different targets for the two incentive programs, when used together, closely correlate with shareholder value.

2012-2014 LTIP Performance Cycle

Any award made for the 2012-2014 performance cycle will be determined based on a weighted average performance rating that includes our performance during the Pre Spin-Off period and our performance during the Post Spin-Off period. The Compensation Committee also opted to continue using the same measures and weightings of operational goals and relative TSR goals. However, the Compensation Committee adjusted the targets to reflect our Post Spin-Off attributes. The Compensation Committee used the Pre Spin-Off Performance Peer Group to assess results until the Spin-Off when determining relative TSR performance. The Pre Spin-Off Performance Peer Group included the following companies:

Campbell Soup Company	The Hershey Company
The Coca-Cola Company	Kellogg Company
ConAgra Foods, Inc.	Nestlé S.A.
General Mills, Inc.	PepsiCo, Inc.
Danone	Sara Lee Corporation
H. J. Heinz Company	Unilever N.V.

For the Post Spin-Off period, the Compensation Committee will assess relative TSR performance against the Post Spin-Off Performance Peer Group.

2011-2013 LTIP Performance Cycle

The award for the 2011-2013 performance cycle was determined based on a weighted average performance rating that included our performance during the Pre Spin-Off period and our performance during the Post Spin-Off period. The Compensation Committee also opted to continue using the same measures and weightings of operational goals and relative TSR goals. However, the targets for the Post Spin-Off period have been adjusted to reflect our Post Spin-Off attributes. With regard to determining relative TSR performance, the Pre Spin-Off Performance Peer Group was used to assess results until the Spin-Off. For the Post Spin-Off period, relative TSR performance was assessed against the Post Spin-Off Performance Peer Group. Following the Spin-Off, the Compensation Committee determined that the LTIP rating for the Pre Spin-Off period was 183% as detailed in the next section.

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Business Performance Rating and Awards for 2011-2013 Performance Cycle

The following chart reflects the key financial measures, weightings and performance standards that the Compensation Committee set for the Pre Spin-Off period. It also reflects our actual performance for the Pre Spin-Off period and the resulting performance rating that the Compensation Committee approved for the Pre Spin-Off period.

		2011-2013 LTIP Results (January 2011-September 2012 Pre Spin-Off Period)
Key Performance Measures	Weighting	Threshold	Target	Maximum	Actual	Performance Rating
Organic Net Revenue Growth	25%	3.0%	4.5%	7.5%	5.4%	131%
Adjusted Earnings Per Share Growth(1)	25%	5.5%	7.5%	11.5%	12.1%	200%
Annualized Relative Total Shareholder Return(2)	50%	25th percentile	At median	90th percentile	93rd percentile	200%
Actual Pre Spin-Off Period Business Performance Rating						183%

(1)	Adjusted Earnings Per Share Growth measure aligns with our publicly communicated earnings per share targets.

(2)	Annualized Relative Total Shareholder Return is based on our Pre Spin-Off Performance Peer Group.

The following chart reflects the key financial measures, weightings and performance standards that the Compensation Committee set for the Post Spin-Off period; our actual performance for the Post Spin-Off period; and the final weighted performance rating approved by the Compensation Committee for the Post Spin-Off period.

		2011-2013 LTIP Results (October 2012-December 2013 Post Spin-Off Period)
Key Performance Measures	Weighting	Threshold	Target	Maximum	Actual	Performance Rating
Organic Net Revenue Growth	25%	4.0%	5.5%	8.0%	3.9%	0%
Adjusted Earnings Per Share Growth(1)	25%	5.5%	7.5%	11.5%	4.7%	0%
Annualized Relative Total Shareholder Return(2)	50%	25th percentile	At median	90th percentile	90th percentile	200%
Actual Post Spin-Off Period Business Performance Rating						100%

Weighted Overall 2011-2013 Performance Rating						148%

(1)	Adjusted Earnings Per Share Growth measure aligns with our publicly communicated earnings per share targets.

(2)	Annualized Relative Total Shareholder Return is based on our Post Spin-Off Performance Peer Group.

Because the Compensation Committee determined that the performance rating for the performance cycle was consistent with its overall evaluation of our performance and economic conditions, the Compensation Committee did not exercise its discretion to adjust the final performance ratings.

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Based on target awards as a percent of salary and the business performance rating of 148% of target, the chart below shows the share awards (before taxes) for each of our NEOs.

Name	Target Award(1)	Actual Award (MDLZ Shares(2))	Award Value(3) ($)
Ms. Rosenfeld	325% of salary	351,838	12,053,970
Mr. Brearton	85% of salary	30,682	1,051,165
Mr. Clouse	60% of salary	13,646	467,512
Mr. Cofer	85% of salary	24,311	832,895
Ms. West	130% of salary	60,395	2,069,133

(1)	Target percent and base salary at beginning of the 2011-2013 performance cycle.

(2)	Represents converted number of shares as discussed under “– Treatment of Performance Share Units Granted Prior to the Spin-Off as a result of Spin-Off.”

(3)	Award value is based on the $34.26 closing stock price on the vest date.

Requiring Stock Ownership

To further align the interests of our NEOs with those of our shareholders, and to incent those executives to focus on shareholder interests, the Compensation Committee requires each executive to acquire and hold a significant amount of our common stock. The following chart summarizes our stock ownership and holding requirements. We believe our stock ownership requirements are comparable to, or are more stringent than, stock ownership requirements of the majority of our Compensation Survey Group companies. We regularly monitor compliance with these levels. As of March 1, 2014, each of our NEOs satisfied the ownership and holding requirements described below.

Key Provision	Explanation of Key Provision
Ownership Requirement	• Eight times salary for our CEO. • Four times salary for our other NEOs.
Time to Meet Requirements	• Five years from employment date or three years from promotion to executive level subject to requirements. Our CEO may take further action if an executive does not meet the required ownership.
Shares Included As Ownership

•      Mondelēz International common stock, including sole ownership, direct purchase plan shares, qualified savings plans, restricted shares and accounts over which the executive has direct or indirect ownership or control.

•      Excludes unexercised Mondelēz International stock options and grants of performance share units.

Holding Requirements

•      Until they meet stock ownership guidelines, our NEOs must hold 100% of all shares acquired from stock option exercises and restricted stock and performance shares awarded, net of shares withheld for taxes or payment of exercise price.

•      Once a NEO meets stock ownership requirements, the NEO must hold 100% of the shares, net of shares withheld for taxes or payment of exercise price, for at least one year after the stock option exercise or vesting of the restricted stock or performance share award.

Voluntary Non-Qualified Deferred Compensation

U.S. Deferred Compensation Plan

In 2013, our NEOs were eligible for the Mondelēz Global LLC Executive Deferred Compensation Plan (“MEDCP”), a voluntary non-qualified deferred compensation plan. The program is similar to those provided to executive officers at many of the companies within the Compensation Survey Group and is provided for recruitment purposes. The deferred compensation plan provides an opportunity for executives to defer, on a pre-tax basis, up to 50% of their salary and up to 100% of their award under the Annual Cash Incentive Program. Executives may invest deferred amounts in eight notional investment options.

U.S. Supplemental Benefits Plan

We also provide an unfunded non-qualified plan, the Mondelēz Global LLC Supplemental Benefits Plan (“Supplemental Plan”), for eligible U.S. employees. The Supplemental Plan provides benefits which are not able to be provided under the tax-qualified Mondelēz Global LLC Retirement Plan (“Retirement Plan”) or Mondelēz Global LLC Thrift Plan (“Thrift Plan”) due to an employee’s compensation exceeding the tax-qualified plan compensation

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limit under the Code Section 401(a)(17), an employee’s election to defer compensation under the MEDCP or under the Supplemental Plan, or a Retirement Plan participant’s benefit exceeding the limits under Section 415 of the Code.

Executive Perquisites

We provide our NEOs limited perquisites. They include a car allowance, a financial counseling allowance, and, for Ms. Rosenfeld only, personal use of the corporate aircraft. For security and personal safety reasons, we require Ms. Rosenfeld to use the corporate aircraft for both business and personal travel. Further, having Ms. Rosenfeld travel using the corporate aircraft allows her to be more productive and efficient when she travels. NEOs are solely responsible for all taxes on all perquisites. We provide the types of perquisites similar to those offered within the Compensation Survey Group and do so at comparable costs. The Compensation Committee believes that these perquisites are important for retention and recruitment purposes. The footnotes to the Summary Compensation Table under “Executive Compensation Tables” list specific executive officer perquisites.

Post-Termination Benefits

Post-termination compensation consists of both separation pay and retirement benefits. We do not have employment agreements with any of our NEOs as these individuals, including Ms. Rosenfeld, are “at will” employees.

Change in Control Plan

We have a Change in Control Plan (the “CIC Plan”) for senior executive officers. The provisions in the CIC Plan are consistent with similar plans maintained by companies in our Compensation Survey Group, including eligibility, severance benefit levels and treatment of cash and equity incentive compensation. The separation payments are structured to help assure that key personnel, including our NEOs would be available to assist in the successful transition following a change in control and provide a competitive level of severance protection if the executive officer is involuntarily terminated without cause or resigns for good reason within two years following a change in control (“double trigger”). Under the CIC Plan, restricted stock and stock options only vest upon a change in control in the event of a double trigger or if the acquiring entity does not assume the grants. In the event that a payment of a CIC Plan benefit would trigger an excise tax under Code Section 4999, the benefit payable under the CIC Plan will be the greater of the “net after tax benefit” or a benefit that is reduced so that it does not trigger the excise tax. We do not provide any tax gross ups for any excise taxes payable for change in control benefits.

The severance arrangements and other benefits provided under the CIC Plan (as well as the equity treatment upon certain separations in the event of a change in control) are described under “Executive Compensation Tables – Potential Payments upon Termination or Change in Control.”

Non-Change in Control Severance Agreements

While we do not have individual severance or employment agreements with any of our NEOs, we would typically provide separation benefits as consideration for entering into an agreement protecting the Company’s interests in this context. The typical severance payments and other benefits provided to an NEO who is involuntarily terminated other than for cause in a non-change in control context are described under “Executive Compensation Tables – Potential Payments upon Termination or Change in Control.”

Retirement Benefits

All of our NEOs are eligible for U.S. employee benefit plans. The sponsor of the employee benefits plans covering our NEOs is Mondelēz Global LLC, a wholly owned subsidiary of Mondelēz International, Inc. and our operating company in the U.S. In the U.S., employees hired after 2008 are not eligible to participate in the Retirement Plan or the defined benefit portion of the Supplemental Plan. U.S. employees hired after 2008 are eligible to receive an enhanced defined contribution under the Thrift Plan. In addition, accruals under the Retirement Plan will cease after 2019.

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We provided Ms. Rosenfeld with an enhanced pension benefit that credits her pension service for the period of time (2004-2006) that she was not employed by us. We provided this enhanced pension benefit to Ms. Rosenfeld because, when she rejoined our employment, she forfeited her right to a pension benefit at her previous employer. This benefit was part of a broader incentive program to help encourage her to return to the Company and become our CEO. The 2013 Pension Benefits Table and the accompanying narrative to the table under “Executive Compensation Tables” provides additional details about this benefit.

The Compensation Committee believes that the U.S. tax-qualified Retirement Plan, Thrift Plan and the non-qualified Supplemental Plan are integral parts of our overall executive compensation program. The supplemental defined contribution program is important because it encourages executive officers, including our NEOs, to save for retirement. The Compensation Committee believes that our NEOs should be able to defer the same percentage of their compensation, and receive the corresponding notional matching contributions, as all other employees, without regard to the compensation limit established by the Code, for tax-qualified plan contributions.

Compensation Paid to our Named Executive Officers in 2013

Overview

There are no material differences in compensation policies with respect to each NEO. Our Compensation Committee designed each of our NEOs target compensation levels to be at or near our Compensation Survey Group’s median in 2013. Actual compensation depends on both business and individual performance in any given year. Below are the specific compensation actions for each of our NEOs in 2013.

Ms. Rosenfeld

Base Salary Increase

Ms. Rosenfeld received a 3.2% salary increase from $1.55 million to $1.60 million. Ms. Rosenfeld’s salary increase was commensurate with Company guidelines for increases, taking into account her individual performance assessment. Ms. Rosenfeld did not receive a base salary increase in 2012 and will not receive a salary increase in 2014.

Actual Annual Cash Incentive Program Award

The Compensation Committee determined Ms. Rosenfeld’s annual cash incentive award for 2013 in accordance with the 2013 Annual Cash Incentive Program. Based on our performance relative to target (business unit rating of 77%), our performance relative to our Performance Peer Group and Ms. Rosenfeld’s individual performance, Ms. Rosenfeld’s actual award was 69% of her 2013 target. The Compensation Committee considered the following factors in determining Ms. Rosenfeld’s individual performance assessment:

•	Financial performance was 77% relative to target as discussed under “– Elements of Executive Compensation – Annual Cash Incentive Program – 2013 Business Unit Ratings” above.

•	Financial performance for Organic Net Revenue was above peer median but below our internal target. Financial performance was below our internal target for Adjusted Earnings Per Share Growth and above our internal target for Defined Free Cash Flow as discussed under “– Executive Summary – 2013 Performance and Impact on Annual Cash Incentive Program Awards.”

•	Ms. Rosenfeld delivered target performance on key strategic initiatives:

–	Strong market share performance with nearly 70% of revenues gaining or holding share,

–	Improved our innovation pipeline. New product development represented 13.6% of net revenue (an increase from 13.1% in 2012) and

–	Progression on strengthening our senior commercial talent bench.

Equity Grant (Non-Qualified Stock Options, Restricted Stock and LTIP)

As part of our annual equity grant program, on February 20, 2013, the Compensation Committee granted Ms. Rosenfeld 97,600 shares of restricted stock and 487,990 NQSOs (with a combined value on grant date of $4,733,557). This grant reflects her long-term performance and external market positioning. Ms. Rosenfeld’s 2013-2015 LTIP target opportunity is a percentage of her base salary based on her role.

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2011-2013 LTIP

Applying the 148% rating for the 2011-2013 LTIP performance cycle, the Compensation Committee awarded Ms. Rosenfeld 351,838 shares of Company common stock.

Other NEOs

The chart below shows specific 2013 compensation actions for each of the other NEOs.

	Salary Increase (%)	New Salary ($)	2013 Annual Cash Incentive Program Award ($)	2013 Equity Grant (Shares)(1)	2011-2013 LTIP(2) (Shares)
Mr. Brearton	7.1%	750,000	296,400	22,190 shares of restricted stock	30,682
				110,910 NQSOs

Mr. Clouse	8.3%	650,000	663,600	13,870 shares of restricted stock	13,646
				69,320 NQSOs

Mr. Cofer	14.3%	800,000	591,850	16,640 shares of deferred stock	24,311
				83,180 NQSOs

Ms. West	3.0%	680,000	503,000	16,640 shares of restricted stock	60,395
				83,180 NQSOs

(1)	All equity grants were made on February 20, 2013.

(2)	Consistent with the LTIP, the Compensation Committee made no individual adjustments in determining share payout.

Mr. Brearton

Base Salary Increase

Mr. Brearton received a merit salary increase in April 2013 commensurate with Company guidelines, taking into account his individual performance assessment and external market positioning.

Actual Annual Cash Incentive Program Award

Mr. Brearton’s 2013 individual performance rating primarily reflects our overall financial performance relative to target.

Equity Grant (Non-Qualified Stock Options, Restricted Stock and LTIP)

Mr. Brearton’s equity grant reflects his long-term performance and potential and external market positioning. Mr. Brearton’s 2013-2015 LTIP target opportunity is a percentage of his base salary based on his role.

Mr. Clouse

Base Salary Increase

Mr. Clouse received a merit salary increase in April 2013 commensurate with Company guidelines for increases, taking into account his individual performance assessment and external market positioning.

Actual Annual Cash Incentive Program Award

Mr. Clouse’s 2013 individual performance rating primarily related to his leadership in delivering strong business results across the North American region, particularly in the biscuit and candy categories.

Equity Grant (Non-Qualified Stock Options, Restricted Stock and LTIP)

Mr. Clouse’s equity grant reflects his long-term performance and potential and external market positioning. Mr. Clouse’s 2013-2015 LTIP target opportunity is a percentage of his base salary based on his role.

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Mr. Cofer

Base Salary Increase

Mr. Cofer received both a merit salary increase in April 2013 and an increase at the time he assumed the role of Executive Vice President and President Asia Pacific and Eastern Europe, Middle East and Africa.

Actual Annual Cash Incentive Program Award

Mr. Cofer’s 2013 individual performance rating primarily related to his leadership in delivering solid business results across the European region, despite tough European Union economic conditions, and early successes in the Asia Pacific region, including strong revenue growth in India.

Equity Grant (Non-Qualified Stock Options, Deferred Stock and LTIP)

Mr. Cofer’s equity grant reflects his long-term performance and potential and external market positioning. Mr. Cofer’s 2013-2015 LTIP target opportunity is a percentage of his base salary based on his role.

International Assignment Payments

Mr. Cofer, as a U.S. expatriate, received payments in 2013 in conjunction with his international assignments based in Switzerland and Singapore. These payments to Mr. Cofer were similar to the types of payments generally made to other employees who accept an international assignment with the Company. The payments are designed to facilitate the relocation of employees to positions in other countries by covering expenses over and above those that employees accepting assignments would have incurred had they remained in their home countries. These payments include housing expenses, cost of living adjustment, education and travel expenses. Similarly, the tax payments are made pursuant to our International Assignment Policy, which is designed to cover the additional taxes that an employee incurs due solely to the international assignment.

Ms. West

Base Salary Increase

Ms. West received a merit salary increase in April 2013 commensurate with Company guidelines for increases.

Actual Annual Cash Incentive Program Award

Ms. West’s 2013 individual performance rating primarily related to her leadership in delivering strong market share performance with nearly 70% of revenues gaining or holding share and growth in new product revenue.

Equity Grant (Non-Qualified Stock Options, Restricted Stock and LTIP)

Ms. West’s equity grant reflects her long-term performance and potential and external market positioning. Ms. West’s 2013-2015 LTIP target opportunity is a percentage of her base salary based on her role.

Policy on Recoupment of Executive Incentive Compensation in the

Event of Certain Restatements

The Board or an appropriate committee of the Board may determine that, as a result of a restatement of our financial statements, an executive officer received more compensation than the executive officer would have received absent the incorrect financial statements. The Board or committee, in its discretion, may then take such actions as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such actions may include, to the extent permitted by applicable law:

•	requiring the executive officer to repay some or all of any bonus or other incentive compensation paid;

•	requiring the executive officer to repay any gains realized on the exercise of stock options or on the open-market sale of vested shares;

MONDELĒZ INTERNATIONAL    57

•	canceling some or all of the executive officer’s restricted stock or deferred stock grants and outstanding stock options;

•	adjusting the executive officer’s future compensation; or

•	terminating or initiating legal action against the executive officer.

Anti-Hedging Policy and Trading Restrictions

Our current insider trading policy limits the timing and types of transactions in Mondelēz International securities by Section 16 officers, including our NEOs. Among other restrictions, the policy:

•	allows Section 16 officers to trade company securities only during window periods (following earnings releases) and only after they have pre-cleared transactions;

•	prohibits Section 16 officers from short-selling company securities or “selling against the box” (failing to deliver sold securities); and

•	prohibits Section 16 officers (and any member of the Section 16 officer’s family sharing the same household) from entering into transactions in puts, calls or other derivatives on Mondelēz International securities on an exchange or in any other organized market, as well as any other derivative or hedging transactions on Mondelēz International securities.

Anti-Pledging Policy

Our insider trading policy prohibits our directors, executive officers and certain additional executives from holding Mondelēz International securities in a margin account or pledging Mondelēz International securities as collateral for a loan.

Policy with Respect to Qualifying Compensation for Tax Deductibility

Code Section 162(m) limits our ability to deduct compensation paid to certain of our NEOs (the covered employees) for tax purposes to $1.0 million annually. Covered employees include our principal executive officer and our next three highest paid executive officers, other than our principal financial officer. This limitation does not apply to performance-based compensation, provided certain conditions are satisfied. For 2013, annual cash incentive program awards, stock options and restricted stock granted and performance shares awarded to covered employees were subject to, and made in accordance with, performance-based compensation arrangements previously implemented that were intended to qualify as tax-deductible. However, the application of Section 162(m) is complex and may change with time (with potentially retroactive effect) and thus there can be no guarantee that all of these elements will actually qualify as performance-based compensation under Section 162(m).

We intend to qualify time-vested restricted stock grants made to our covered employees using the performance-based compensation exemption. In February 2010, the Compensation Committee approved a formula to determine the maximum number of restricted shares granted to the covered employees. Grants were entirely contingent upon the Company achieving adjusted net earnings threshold during a one-year performance period prior to the stock grant. Under the formula, the value of the maximum number of restricted shares that could be granted under our 2013 annual restricted stock program was equal to 1.50% of our adjusted net earnings in 2012. We defined adjusted net earnings as net earnings before extraordinary items, discontinued operations and the cumulative effect of accounting changes and excluding certain other items designated by the Compensation Committee. In addition, our Amended and Restated 2005 Performance Incentive Plan limits individual annual restricted stock grants to 1.0 million shares. In February 2013, using the adjusted net earnings formula, the Compensation Committee determined the grant value pool for the 2013 restricted stock grants. The maximum grant available for our CEO was equal to one-third of the pool. The remaining two-thirds of the pool was available for allocation among the remaining covered employees, subject in each instance to the maximum individual grant amount under our Amended and Restated 2005 Performance Incentive Plan.

The Compensation Committee has retained the discretion to authorize payments that may not be tax-deductible, if it believes that such payments are in the best interest of shareholders. For example, the Compensation Committee decided, based on benchmarking salaries of other chief executive officers in the Compensation Survey Group, to pay Ms. Rosenfeld an annual base salary in excess of $1.0 million. Therefore, a portion of her salary was not tax-deductible in 2013. In addition a portion of certain of the other covered employees’ income exceeded the $1.0 million tax deductibility limit in 2013 because of other elements of their annual compensation.

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Executive Compensation Tables

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Grants(1) ($)	Option Grants(2) ($)	Non-Equity Incentive Plan Compensation Annual Incentive Awards(3) ($)	Change in Pension Value(4) ($)	All Other Compensation(5) ($)	Total Compensation ($)
Rosenfeld, Irene	2013	1,587,500	8,314,229	2,093,477	1,663,000	0	336,574	13,994,780
Chairman and Chief Executive Officer	2012	1,550,000	15,459,506	2,489,702	2,116,000	6,776,385	419,721	28,811,314
	2011	1,541,250	7,754,472	1,933,709	4,232,000	6,207,428	276,373	21,945,232

Brearton, David	2013	737,500	1,844,881	475,804	296,400	265,483	98,863	3,718,931
Executive Vice President and Chief Financial Officer	2012	687,500	2,477,480	451,958	946,000	1,285,510	86,825	5,935,273
	2011	621,397	893,762	325,953	742,900	940,758	62,553	3,587,323

Clouse, Mark	2013	637,500	1,191,225	297,383	663,600	186,919	33,975	3,010,602
Executive Vice President and President, North America

Cofer, Timothy	2013	742,055	1,401,977	356,842	591,850	191,621	529,331	3,813,676
Executive Vice President and President, Asia Pacific and Eastern Europe, Middle East and Africa	2012	593,989	1,121,230	320,115	739,200	670,573	664,455	4,109,562

West, Mary Beth	2013	675,000	1,347,648	356,842	503,000	10,538	81,032	2,974,060
Executive Vice President and Chief Category and Marketing Officer	2012	660,000	1,825,535	338,956	577,000	1,492,818	99,543	4,993,852
	2011	657,500	1,297,769	307,699	1,050,000	819,804	71,403	4,204,175

(1)	The stock grants column includes restricted stock or deferred stock units and performance shares. The amounts shown in this column represent the full grant date fair value of the stock grants made in each year as computed in accordance with FASB ASC Topic 718. For performance shares, the amounts are based on the probable outcome of the performance conditions as of the grant date. Assumptions used in the calculation of these amounts are included in Note 11 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Form 10-K”). Below is a breakout of the 2013 – 2015, 2012 – 2014 and 2011 – 2013 performance share grant date fair values assuming target performance and maximum performance (in the case of maximum, based on the maximum number of shares multiplied by the stock price on the grant date). Also shown in the table below (for 2012 only) is the performance-contingent restricted stock units grant date fair value assuming performance conditions are satisfied, and the maximum value (in the case of the maximum value, the value shown is based on the maximum number of units multiplied by the stock price on the grant date).

MONDELĒZ INTERNATIONAL    59

Name	Performance Cycle	Grant Date Fair Value ($)	Payment at Maximum Performance ($)
Rosenfeld, Irene	2013 - 2015	$5,674,149	$10,850,271
	2012 Grant of Performance- Contingent Restricted Stock Units	$5,106,330	$8,000,014
	2012 - 2014	$5,137,608	$10,075,223
	2011 - 2013	$5,083,400	$9,847,733

Brearton, David	2013 - 2015	$1,244,641	$2,380,039
	2012 - 2014	$1,126,981	$2,210,093
	2011 - 2013	$443,312	$858,799

Clouse, Mark	2013 - 2015	$816,041	$1,560,458

Cofer, Timothy	2013 - 2015	$951,865	$1,820,184
	2012 - 2014	$696,065	$1,365,035

West, Mary Beth	2013 - 2015	$897,536	$1,716,294
	2012 - 2014	$875,262	$1,716,453
	2011 - 2013	$872,587	$1,690,405

(2)	The option grants column includes options granted in 2013, 2012 and 2011. The amounts shown in this column represent the full grant date fair value of the options granted in each year as computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to the consolidated financial statements contained in our Form 10-K.

(3)	The amounts shown in this column represent awards made under our Annual Cash Incentive Program. Awards are made in March following the year earned.

(4)	The amounts shown in this column represent the aggregate increase in the actuarial present value of each NEO’s benefits under our U.S. Tax-Qualified Pension Plan and other U.S. supplemental defined benefit pension plans. For Mr. Brearton the amount includes benefits earned under the Canadian Pension Plan and Canadian Non Registered Pension Plan. An increase in the plan’s discount rate has resulted in an overall negative change in pension value for Ms. Rosenfeld in the amount of $1,196,064 for 2013.

(5)	The amounts shown in the “All Other Compensation” column for 2013 include the following:

	I. Rosenfeld ($)	D. Brearton ($)	M. Clouse ($)	T. Cofer ($)	M. West ($)
Personal use of company aircraft(a)	144,939	–	–	–	–
Car expenses	23,636	15,000	15,000	36,677	15,000
Financial counseling allowance	–	7,500	7,500	4,429	7,500
Executive physical	–	–	–	–	1,621
Employer match on defined contribution plans	167,999	76,363	11,475	67,239	56,911
Tax equalization payment(b)	–	–	–	(101,675)	–
Payments related to expatriate assignment(b)	–	–	–	522,661	–
Total All Other Compensation	336,574	98,863	33,975	529,331	81,032

(a)	For reasons of security and personal safety, we require Ms. Rosenfeld to use our aircraft for all travel. The incremental cost of personal use of our aircraft, as reflected in the table, includes the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate our aircraft (for example, aircraft purchase costs, maintenance not related to personal trips and flight crew salaries) are not included in the incremental cost of Ms. Rosenfeld’s use of our aircraft. Ms. Rosenfeld is responsible for taxes in connection with her personal use of our aircraft and is not reimbursed for such taxes.

(b)	Mr. Cofer, as a U.S. expatriate, received payments in 2013 in conjunction with his international assignments based in Switzerland and Singapore. These payments to Mr. Cofer were similar to the types of payments generally made to other employees who accept an international assignment with the Company. The payments are designed to facilitate the relocation of employees to positions in other countries by covering expenses over and above those that employees accepting assignments would have incurred had they remained in their home countries. These payments include housing expenses, cost of living adjustment, schooling and travel expenses. Similarly, the tax payments are made pursuant to our International Assignment Policy, which is designed to cover the additional taxes that an employee incurs due solely to the international assignment. The tax equalization amount is negative due to the timing of host country tax expenses incurred.

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2013 Grants of Plan-Based Awards

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Grant/Award Type	Target ($)	Maximum ($)	Target (#)	Maximum (#)	All Other Stock Grants: Number of Shares of Stock or Units(3) (#)	All Other Option Grants: Number of Securities Underlying Options (#)	Exercise Price of Option Grants(4) ($/Share)	Grant Date Fair Value of Stock and Option Grants(5) ($)
Rosenfeld, Irene	–	AIP	2,400,000	6,000,000	–	–	–	–	–	–
	01/02/2013	Performance Shares	–	–	206,790	413,580	–	–	–	5,674,149
	02/20/2013	Restricted Shares	–	–	–	–	97,600	–	–	2,640,080
	02/20/2013	Stock Options	–	–	–	–	–	487,990	27.05	2,093,477

Brearton, David	–	AIP	675,000	1,687,500			–	–	–	–
	01/02/2013	Performance Shares	–	–	45,360	90,720	–	–	–	1,244,641
	02/20/2013	Restricted Shares	–	–	–	–	22,190	–	–	600,240
	02/20/2013	Stock Options	–	–	–	–	–	110,910	27.05	475,804

Clouse, Mark	–	AIP	520,000	1,300,000	–	–	–	–	–	–
	01/02/2013	Performance Shares	–	–	29,740	59,480	–	–	–	816,041
	02/20/2013	Restricted Shares	–	–	–	–	13,870	–	–	375,184
	02/20/2013	Stock Options	–	–	–	–	–	69,320	27.05	297,383

Cofer, Timothy	–	AIP	640,000	1,600,000	–	–	–	–	–	–
	01/02/2013	Performance Shares	–	–	34,690	69,380	–	–	–	951,865
	02/20/2013	Deferred Stock Units	–	–	–	–	16,640	–	–	450,112
	02/20/2013	Stock Options	–	–	–	–	–	83,180	27.05	356,842

West, Mary Beth	–	AIP	544,000	1,360,000	–	–	–	–	–	–
	01/02/2013	Performance Shares	–	–	32,710	65,420	–	–	–	897,536
	02/20/2013	Restricted Shares	–	–	–	–	16,640	–	–	450,112
	02/20/2013	Stock Options			–	–	–	83,180	27.05	356,842

(1)	The target amounts represent the potential cash payout if both business and individual performance are at target levels under our 2013 Annual Cash Incentive Program (“AIP”). Actual amounts under the AIP were awarded in March 2014 and are disclosed in the 2013 Summary Compensation Table. The maximum amounts are equal to 250% of target.

(2)	The performance shares are granted under our 2013 – 2015 LTIP. The target number of shares shown in the table reflects the number of shares of our common stock that will be earned if each of the performance metrics are at target levels. Actual shares awarded under the 2013 – 2015 LTIP, if any, are scheduled to be paid in March 2016. Dividend equivalents accrue during the performance period on shares earned during the performance cycle and will be paid out in cash as of the award date for the performance cycle – which generally occurs in the first quarter following the end of the performance cycle provided shares are awarded. The maximum amounts are equal to 200% of target.

(3)	Dividends are paid on the unvested restricted stock at the same rate as for Mondelēz International shareholders.

(4)	The exercise price of the stock option grants represents the fair market value (average of high and low stock prices) of our common stock on the grant date. For the stock options granted on February 20, 2013, the exercise price is greater than the closing stock price ($27.03) on that date.

(5)	The amounts represent the grant date fair value of the grants as computed in accordance with FASB ASC Topic 718.

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2013 Outstanding Equity Grants at Fiscal Year-End

			Option Grants					Stock Grants
Name	Grant Date(1)	Stock Ticker	Number of Securities Under- lying Unexer- cised Options Exer- cisable (#)	Number of Securities Under- lying Unexer- cised Options Unexer- cisable (#)	Equity Incentive Plan Grants: Number of Secu- rities Under- lying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Grants: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Grants: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Rosenfeld, Irene	05/03/2007	KRFT	50,000	–	–	34.347	05/02/2017	–	–	–	–
	02/04/2008	KRFT	174,667	–	–	30.559	02/02/2018	–	–	–	–
	02/20/2009	KRFT	231,066	–	–	24.500	02/20/2019	–	–	–	–
	02/23/2010	KRFT	190,298	–	–	30.207	02/21/2020	–	–	–	–
	02/23/2011	KRFT	–	–	–	–	–	27,976	1,508,186	–	–
	02/23/2011	KRFT	110,786	57,072	–	32.984	02/23/2021	–	–	–	–
	02/23/2012	KRFT	–	–	–	–	–	29,000	1,563,390	–	–
	02/23/2012	KRFT	57,415	116,572	–	39.379	02/23/2022	–	–	–	–
	05/03/2007	MDLZ	300,000	–	–	21.691	05/02/2017	–	–	–	–
	02/04/2008	MDLZ	524,000	–	–	19.299	02/02/2018	–	–	–	–
	02/20/2009	MDLZ	693,200	–	–	15.472	02/20/2019	–	–	–	–
	02/23/2010	MDLZ	570,900	–	–	19.076	02/21/2020	–	–	–	–
	02/23/2011	MDLZ	–	–	–	–	–	83,930	2,962,729	–	–
	02/23/2011	MDLZ	332,356	171,214	–	20.830	02/23/2021	–	–	–	–
	01/02/2012	MDLZ	–	–	–	–	–	–	–	204,401	7,215,355
	02/23/2012	MDLZ	–	–	–	–	–	87,000	3,071,100	–	–
	02/23/2012	MDLZ	172,243	349,707	–	24.869	02/23/2022	–	–	–	–
	12/19/2012	MDLZ	–	–	–	–	–	–	–	308,464	10,888,779
	12/19/2012	MDLZ	–	–	–	–	–	77,116	2,722,195	–	–
	01/02/2013	MDLZ	–	–	–	–	–	–	–	206,790	7,299,687
	02/20/2013	MDLZ	–	–	–	–	–	97,600	3,445,280	–	–
	02/20/2013	MDLZ	–	487,990	–	27.050	02/20/2023	–	–	–	–

Brearton, David	02/23/2011	KRFT	–	–	–	–	–	2,620	141,244	–	–
	02/23/2011	KRFT	–	5,343	–	32.984	02/23/2021	–	–	–	–
	05/09/2011	KRFT	–	–	–	–	–	1,966	105,987	–	–
	05/09/2011	KRFT	–	3,928	–	35.187	05/09/2021	–	–	–	–
	02/23/2012	KRFT	–	–	–	–	–	5,266	283,890	–	–
	02/23/2012	KRFT	–	21,162	–	39.379	02/23/2022	–	–	–	–
	02/04/2008	MDLZ	50,880	–	–	19.299	02/02/2018	–	–	–	–
	02/20/2009	MDLZ	63,480	–	–	15.472	02/20/2019	–	–	–	–
	02/23/2010	MDLZ	51,480	–	–	19.076	02/21/2020	–	–	–	–
	02/23/2011	MDLZ	–	–	–	–	–	7,860	277,458	–	–
	02/23/2011	MDLZ	31,112	16,028	–	20.830	02/23/2021	–	–	–	–
	05/09/2011	MDLZ	–	–	–	–	–	5,900	208,270	–	–
	05/09/2011	MDLZ	23,566	11,784	–	22.221	05/09/2021	–	–	–	–
	01/02/2012	MDLZ	–	–	–	–	–	–	–	44,837	1,582,746
	02/23/2012	MDLZ	–	–	–	–	–	15,800	557,740	–	–

MONDELĒZ INTERNATIONAL    62

			Option Grants					Stock Grants
Name	Grant Date(1)	Stock Ticker	Number of Securities Under- lying Unexer- cised Options Exer- cisable (#)	Number of Securities Under- lying Unexer- cised Options Unexer- cisable (#)	Equity Incentive Plan Grants: Number of Secu- rities Under- lying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Grants: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Grants: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Brearton, David (continued)	02/23/2012	MDLZ	31,267	63,483	–	24.869	02/23/2022	–	–	–	–
	11/13/2012	MDLZ	–	–	–	–	–	28,970	1,022,641	–	–
	01/02/2013	MDLZ	–	–	–	–	–	–	–	45,360	1,601,208
	02/20/2013	MDLZ	–	–	–	–	–	22,190	783,307	–	–
	02/20/2013	MDLZ	–	110,910	–	27.050	02/20/2023	–	–	–	–

Clouse, Mark	02/04/2008	KRFT	4,080	–	–	30.559	02/02/2018	–	–	–	–
	02/20/2009	KRFT	5,080	–	–	24.500	02/20/2019	–	–	–	–
	02/23/2010	KRFT	7,559	–	–	30.207	02/21/2020	–	–	–	–
	02/23/2011	KRFT	–	–	–	–	–	2,096	112,995	–	–
	02/23/2011	KRFT	8,296	4,274	–	32.984	02/23/2021	–	–	–	–
	10/07/2011	KRFT	–	–	–	–	–	4,443	239,522	–	–
	02/23/2012	KRFT	–	–	–	–	–	2,303	124,155	–	–
	02/23/2012	KRFT	4,559	9,257	–	39.379	02/23/2022	–	–	–	–
	02/04/2008	MDLZ	12,240	–	–	19.299	02/02/2018	–	–	–	–
	02/20/2009	MDLZ	15,240	–	–	15.472	02/20/2019	–	–	–	–
	02/23/2010	MDLZ	22,680	–	–	19.076	02/21/2020	–	–	–	–
	02/23/2011	MDLZ	–	–	–	–	–	6,290	222,037	–	–
	02/23/2011	MDLZ	24,888	12,822	–	20.830	02/23/2021	–	–	–	–
	10/07/2011	MDLZ	–	–	–	–	–	13,328	470,478
	01/02/2012	MDLZ	–	–	–	–	–	–	–	13,800	487,140
	02/23/2012	MDLZ	–	–	–	–	–	6,910	243,923	–	–
	02/23/2012	MDLZ	13,678	27,772	–	24.869	02/23/2022	–	–	–	–
	01/02/2013	MDLZ	–	–	–	–	–	–	–	29,740	1,049,822
	02/20/2013	MDLZ	–	–	–	–	–	13,870	489,611	–	–
	02/20/2013	MDLZ	–	69,320	–	27.050	02/20/2023	–	–	–	–

Cofer, Timothy	02/04/2008	KRFT	7,920	–	–	30.559	02/02/2018	–	–	–	–
	02/20/2009	KRFT	5,000	–	–	24.500	02/20/2019	–	–	–	–
	02/23/2010	KRFT	12,879	–	–	30.207	02/21/2020	–	–	–	–
	02/23/2011	KRFT	–	–	–	–	–	2,200	118,602	–	–
	02/23/2011	KRFT	8,712	4,488	–	32.984	02/23/2021	–	–	–	–
	02/23/2012	KRFT	–	–	–	–	–	3,730	201,084	–	–
	02/23/2012	KRFT	7,382	14,988	–	39.379	02/23/2022	–	–	–	–
	02/04/2008	MDLZ	23,760	–	–	19.299	02/02/2018	–	–	–	–
	02/20/2009	MDLZ	31,760	–	–	15.472	02/20/2019	–	–	–	–
	02/23/2010	MDLZ	38,640	–	–	19.076	02/21/2020	–	–	–	–
	02/23/2011	MDLZ	–	–	–	–	–	6,600	232,980	–	–
	02/23/2011	MDLZ	26,136	13,464	–	20.830	02/23/2021	–	–	–	–
	01/02/2012	MDLZ	–	–	–	–	–	–	–	27,693	977,563

MONDELĒZ INTERNATIONAL    63

			Option Grants					Stock Grants
Name	Grant Date(1)	Stock Ticker	Number of Securities Under- lying Unexer- cised Options Exer- cisable (#)	Number of Securities Under- lying Unexer- cised Options Unexer- cisable (#)	Equity Incentive Plan Grants: Number of Secu- rities Under- lying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Grants: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Grants: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Cofer, Timothy (continued)	02/23/2012	MDLZ	–	–	–	–	–	11,190	395,007	–	–
	02/23/2012	MDLZ	22,146	44,964	–	24.869	02/23/2022	–	–	–	–
	01/02/2013	MDLZ	–	–	–	–	–	–	–	34,690	1,224,557
	02/20/2013	MDLZ	–	–	–	–	–	16,640	587,392	–	–
	02/20/2013	MDLZ	–	83,180	–	27.050	02/20/2023	–	–	–	–

West, Mary Beth	02/23/2011	KRFT	–	–	–	–	–	4,453	240,061	–	–
	02/23/2011	KRFT	–	9,082	–	32.984	02/23/2021	–	–	–	–
	02/23/2012	KRFT	–	–	–	–	–	3,950	212,945	–	–
	02/23/2012	KRFT	–	15,871	–	39.379	02/23/2022	–	–	–	–
	02/23/2010	MDLZ	51,480	–	–	19.076	02/21/2020	–	–	–	–
	08/01/2010	MDLZ	35,640	–	–	19.309	08/01/2020	–	–	–	–
	02/23/2011	MDLZ	–	–	–	–	–	13,360	471,608	–	–
	02/23/2011	MDLZ	52,885	27,245	–	20.830	02/23/2021	–	–	–	–
	01/02/2012	MDLZ	–	–	–	–	–	–	–	34,822	1,229,217
	02/23/2012	MDLZ	–	–	–	–	–	11,850	418,305	–	–
	02/23/2012	MDLZ	23,449	47,611	–	24.869	02/23/2022	–	–	–	–
	11/13/2012	MDLZ	–	–	–	–	–	19,310	681,643	–	–
	01/02/2013	MDLZ	–	–	–	–	–	–	–	32,710	1,154,663
	02/20/2013	MDLZ	–	–	–	–	–	16,640	587,392	–	–
	02/20/2013	MDLZ	–	83,180	–	27.050	02/20/2023	–	–	–	–

(1)	The vesting schedule for all outstanding stock and stock options is as follows:

Grant Date	Grant Type	Vesting Schedule
05/09/2011	Restricted Shares	100% of award vests on 05/09/2014.
05/09/2011	Stock Options	Options vest in three equal installments on 05/09/2012, 05/09/2013 and 05/09/2014.
10/07/2011	Restricted Shares	100% of award vests on 10/07/2014.
01/02/2012	Performance Shares	100% of award vests on 12/31/2014, subject to the approval of the Compensation Committee and satisfaction of the performance criteria. Payment of the shares, if any, will be made in March 2015.
02/23/2012	Restricted Shares and Deferred Stock Units	100% of the award vests on 02/23/2015.
02/23/2012	Stock Options	First tranche (33%) vested on 02/23/2013, second tranche (33%) vested on 02/23/2014 and last tranche (34%) vests on 02/23/2015.
11/13/2012	Restricted Shares	100% of the award vests on 11/13/2014.

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Grant Date	Grant Type	Vesting Schedule
12/19/2012	Restricted and Performance- Contingent Restricted Stock Units	100% of the restricted shares to vest on 12/21/2015. The performance-contingent restricted stock units will vest as follows when the Company’s closing price maintains an average at or above the specific threshold for a minimum period of ten consecutive trading days. 25% will vest after the stock price appreciates 20% from the FMV on the grant date ($31.12), 37.5% will vest after the stock price appreciates 30% from the FMV on the grant date ($33.72), and 37.5% will vest after the stock price appreciates 40% from the FMV on the grant date ($36.31). On April 29 and November 26, 2013, respectively, the first and second share price thresholds were met after the stock closing price averaged $31.195 and $33.793 for ten consecutive trading days, respectively. Generally, the performance-contingent restricted stock units will not vest prior to the three-year anniversary of the grant date.
01/02/2013	Performance Shares	100% of award vests on 12/31/2015, subject to the approval of the Compensation Committee and satisfaction of the performance criteria. Payment of the shares, if any, will be made in March 2016.
02/20/2013	Restricted Shares and Deferred Stock Units	100% of the award vests on 02/22/2016.
02/20/2013	Stock Options	First tranche (33%) vested on 02/20/2014, second tranche (33%) vests on 02/20/2015 and last tranche (34%) vests on 02/20/2016.

(2)	The market value of the shares that have not vested is based on the closing price of our common stock of $35.30 for MDLZ and $53.91 for KRFT on December 31, 2013, as reported on NASDAQ.

2013 Stock Options Exercised and Stock Vested

		Option Awards		Stock Awards
Name	Stock Ticker	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(1) ($)
Rosenfeld, Irene	KRFT	50,000	1,058,140	31,716	1,505,241
	MDLZ	—	—	446,988	14,601,135

Brearton, David	KRFT	83,926	2,245,244	2,860	135,736
	MDLZ	—	—	39,262	1,280,852

Clouse, Mark	KRFT	—	—	1,260	59,800
	MDLZ	—	—	17,426	568,703

Cofer, Timothy	KRFT	5,586	174,174	2,146	101,849
	MDLZ	—	—	30,751	1,005,294

West, Mary Beth	KRFT	54,483	1,215,074	4,840	248,873
	MDLZ	—	—	74,915	2,487,177

(1)	The amounts shown are calculated based on the closing market price of our common stock on the date of exercise or vesting.

(2)	The amounts shown include MDLZ performance shares awarded under our 2011 – 2013 LTIP with a performance cycle that ended on December 31, 2013.

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2013 Pension Benefits

Name	Plan Name	Number of Years of Credited Service(1) (#)		Present Value of Accumulated Benefits(2) ($)	Payments During Last Fiscal Year ($)
Rosenfeld, Irene	Mondelēz Global LLC Retirement Plan	31.2		1,323,891	—
	Mondelēz Global LLC Supplemental Benefits Plan I	31.2		27,019,346	—
	Mondelēz Global LLC Supplemental Benefits Plan II	1.7	(3)	1,641,002	—

Brearton, David	Mondelēz Global LLC Retirement Plan	17.7		719,766	—
	Mondelēz Global LLC Supplemental Benefits Plan I	17.7		3,907,846	—
	Mondelez Canada Inc. Retirement Plan(4)	11.8		261,986

Clouse, Mark	Mondelēz Global LLC Retirement Plan	17.1		358,403	—
	Mondelēz Global LLC Supplemental Benefits Plan I	17.1		857,445	—

Cofer, Timothy	Mondelēz Global LLC Retirement Plan	21.5		441,316	—
	Mondelēz Global LLC Supplemental Benefits Plan I	21.5		1,430,172	—

West, Mary Beth	Mondelēz Global LLC Retirement Plan	27.6		758,999	—
	Mondelēz Global LLC Supplemental Benefits Plan I	27.6		3,160,942	—

(1)	The years of credited service under the plans are equivalent to the years of total service for the NEOs through December 31, 2013, unless otherwise noted.

(2)	The amounts reflect the actuarial present value of benefits accumulated under the respective retirement plans, in accordance with the same assumptions and measurement dates disclosed in Note 10 to the consolidated financial statements contained in our Form 10-K.

The assumptions for each of the plans are as follows:

•	Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 62 for our NEOs. Present value amounts are discounted for current age;

•	Measurement date of December 31, 2013;

•	Discount rate of 5.1%; and

•	RP 2000 Mortality Table Projected to 2019.

For Mr. Brearton, the amount also reflects the actuarial present value of benefits accumulated under our Canadian Pension Plan.

The assumptions for this plan are as follows:

•	Assumes commencement at the earliest age that participants would be eligible for an unreduced pension benefit, which is age 60. Present value amounts are discounted for current age;

•	Measurement date of December 31, 2013;

•	Discount rate of 4.75%; and

•	RP 2000 Mortality Table Generational.

(3)	Reflects the number of years of credited service, which includes an enhanced pension benefit that provides for additional credited service during the period between 2004 and 2006. The value of this enhancement at Ms. Rosenfeld’s current compensation level is approximately $1,641,002.

(4)	Mr. Brearton has service under the Mondelēz Global LLC Retirement Plan (the “U.S. Plan”) and the Mondelez Canada Inc. Retirement Plan for Canadian Salaried Employees. According to the U.S. Plan policy on retirement benefits (the “Retirement Benefits Policy”), eligible active employees who transfer from a non-U.S. affiliate directly to a U.S. affiliate will be provided a benefit from the U.S. Plan using service recognized by the U.S. Plan after the date of transfer to the U.S. affiliate, as well as all years of “Relevant Service” under the non-U.S. plan.

Under the Retirement Benefits Policy, the benefit is calculated as follows:

Based on the current benefit formula for the U.S. Plan, the employee’s pension benefit under the U.S. Plan will be equal to the sum of:

•	the benefit calculated under the formula in the U.S. Plan, except that “years of service” are equal to service on and after the date of transfer while the employee is a participant in the U.S. Plan, plus Relevant Service minus
•	the benefit earned and either paid or payable under the non-U.S. plan(s) based on Relevant Service.

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A participant who is eligible for the Retirement Benefits Policy receives benefits equal to the sum of:

•	the actual benefit earned under the non-U.S. plan;

plus, the greater of

(1)	the benefit under the U.S. Plan calculated under the Retirement Benefits Policy; and

(2)	The benefit earned under the U.S. Plan, based on years of service on and after the date of transfer while the employee is a participant in the U.S. Plan.

Retirement Benefit Plan Descriptions

Both the qualified and supplemental retirement plans are generally offered to executive officers, including the NEOs, and vary by country.

Mondelēz Global LLC Retirement Plan

Beginning January 1, 2009, this program is not offered to newly hired U.S. employees. However, all eligible full-time and part-time U.S. employees hired before January 1, 2009, including our NEOs, are covered automatically in our funded non-contributory, tax-qualified defined benefit plan.

Benefits under this plan are payable upon retirement in the form of an annuity or a lump sum (if the employee was hired before 2004). Normal retirement under this plan is defined as age 65 with five years of vesting service, at which point participants are eligible to receive an unreduced benefit. Vested participants may elect to receive benefits before age 65, but the amount is reduced as benefits are paid over a longer period of time. Participants must have at least five years of service to become vested.

The formula used to calculate a benefit is equal to the following:

•	1.3% of final average pay up to the Social Security covered compensation amount multiplied by years of service up to 30; plus

•	1.675% of final average pay in excess of the Social Security covered compensation amount, multiplied by years of service up to 30; plus

•	0.5% of final average pay multiplied by years of service in excess of 30. Final average pay is defined as the greater of (a) the average of an executive officer’s salary plus annual bonus during the last 60 consecutive months of service before separation and (b) the five highest consecutive calendar years of salary plus annual bonus out of the last ten years prior to separation. Social Security covered compensation is an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches age 65. (If you were born between 1938 and 1954, the 35-year average ends in the year you reach age 66. If you were born after 1954, the 35-year average ends in the year you reach age 67). The Internal Revenue Service has established certain limits on how much employees may receive from this plan.

As of December 31, 2013, Ms. Rosenfeld is eligible to retire under the Mondelēz Global LLC Retirement Plan. Employees hired before January 1, 2004, with at least ten years of service, are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

Mondelēz Global LLC Supplemental Benefits Plan I

The Code limits the amount employees may receive from the tax-qualified pension plan. Therefore, we offer a Supplemental Defined Benefit Pension Plan and several NEOs participate in this plan. Beginning January 1, 2009, this program is not offered to newly hired U.S. employees. However, all eligible full-time and part-time U.S. employees hired before January 1, 2009, including our NEOs, may participate in this unfunded plan that provides for the difference between what would have been payable based upon the pension plan formula stated above absent the applicable Code limits and the amount actually payable from the Mondelēz Global LLC Retirement Plan. Additionally, any eligible base salary and annual cash incentive deferrals made under the voluntary non-qualified deferred compensation plan are considered non-qualified earnings and are subsequently paid out under this plan regardless of whether or not the executive exceeds the applicable Code limits. Ms. Rosenfeld is eligible to retire

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under the Mondelēz Global LLC Supplemental Benefits Plan I. Employees hired before January 1, 2004, with at least ten years of service, are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that the employee retires.

Mondelēz Global LLC Supplemental Benefits Plan II – Ms. Rosenfeld

Ms. Rosenfeld’s employment offer letter provided her with credited service during the period she was not working for the Company between 2004 and 2006. This enhanced pension benefit was part of a broader incentive program designed to compensate Ms. Rosenfeld for the forfeiture of benefits at her prior employer, as well as to encourage her to return to the Company.

As of December 31, 2013, Ms. Rosenfeld is eligible to retire under the Mondelēz Global LLC Supplemental Benefits Plan II. The benefits payable to Ms. Rosenfeld before age 62 are reduced by 3% each year (maximum 20%) between age 62 and the year that she retires.

Mondelez Canada Inc. Retirement Plan for Canadian Salaried Employees – Mr. Brearton

Beginning January 1, 1991, this plan is not offered to newly hired Canadian employees. However, all eligible full-time and part-time General Foods Canadian salaried employees hired before January 1, 1991 are eligible to participate in our funded non-contributory, tax-qualified defined pension plan. All other Canadian employees hired after December 31, 1990 are eligible to participate in the Mondelez Canada Inc. contributory defined benefit pension plan. Benefits under this plan are payable upon retirement in the form of a monthly pension payment. Normal retirement under this plan is defined as age 65, at which point participants are eligible to receive an unreduced benefit. Participants may elect to receive benefits before age 65 but the amount is reduced as benefits are paid over a longer period of time. Participants under age 55 must have at least two years of service to become vested. Participants over age 55 are immediately vested.

The formula used to calculate a benefit is equal to the following:

Post December 31, 1986 – 1.25% of final average earnings (five years) less 1.4285% of the Canada Pension Plan benefit, multiplied by credited service in the plan (maximum 35 years)

Pre January 1, 1987 – Better of:

•	1.25% of final average earnings (five years) less 1.4285% of the Canada Pension Plan benefit, multiplied by credited service in the plan (maximum 30 years).

OR

•	1.00% of final average earnings (five years) multiplied by credited service in the plan (maximum 30 years).

Employees hired before January 1, 1991 are eligible to retire under this plan at age 55. The benefits payable to employees eligible to retire before age 65 are reduced by 4% for each year (maximum 20%) between age 55 and age 60. The benefits are unreduced after age 60.

Mondelez Canada Inc. Supplemental Benefits Plan – Mr. Brearton

The Canadian Government limits the amount employees may receive from the tax-qualified pension plan. Therefore, we offer a Supplemental Defined Benefit Pension. All eligible full-time and part-time salaried employees may participate in this unfunded plan that provides for the difference between what would have been payable based upon the pension plan formula stated above and the amount actually payable from the Mondelez Canada Inc. Retirement Plan for Canadian Salaried Employees. Eligible employees may retire under this plan at age 55. The benefits payable to employees eligible to retire before age 65 are reduced by 4% each year (maximum 20%) between age 55 and age 60. The benefits are unreduced after age 60.

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2013 Non-Qualified Deferred Compensation Benefits

Name	Executive Contributions in 2013(1) ($)	Registrant Contributions in 2013(2) ($)	Aggregate Earnings in 2013(3) ($)	Aggregate Withdrawals/ Distributions in 2013 ($)	Aggregate Balance as of December 31, 2013(4) ($)
Rosenfeld, Irene	208,699	156,524	91,620	—	5,993,529
Brearton, David	618,344	64,888	740,709	—	4,570,529
Clouse, Mark	0	0	6,532	—	298,731
Cofer, Timothy	74,352	55,764	9,680	—	498,840
West, Mary Beth	60,582	45,436	17,250	—	836,610

(1)	All executive contributions made in 2013 were under our U.S. Supplemental Defined Contribution Plan and our U.S. Executive Deferred Compensation Plan. Amounts are deferred from base salary and amounts paid in 2013 under the AIP are included in the 2013 Summary Compensation Table. The amount of executive contributions in 2013 attributable to base salary and AIP awards for the participating NEOs is as follows:

Name	Base Salary ($)	Annual Cash Incentive Program Award ($)
Ms. Rosenfeld	81,739	126,960
Mr. Brearton	92,452	525,892
Mr. Clouse	0	0
Mr. Cofer	37,223	37,129
Ms. West	33,646	26,936

(2)	The amounts in this column are also included in the “All Other Compensation” column in the 2013 Summary Compensation Table.

(3)	The amounts in this column are at market rates and are not reflected in the 2013 Summary Compensation Table.

(4)	The aggregate balance includes amounts that were reported as compensation for our NEOs in prior years. Amounts reported attributable to base salary, AIP awards or all other compensation that were reported in the Summary Compensation Table of previously filed proxy statements for the participating NEOs are as follows: Ms. Rosenfeld – $4,175,528; Mr. Brearton – $786,582; Mr. Clouse – $0; Mr. Cofer – $91,747 and Ms. West – $244,896.

U.S. Supplemental Defined Contribution Plan

Because the Internal Revenue Code limits the amount that may be contributed to the tax-qualified defined contribution plan on behalf of an employee, we offer a Supplemental Defined Contribution Plan. This is an unfunded plan that allows eligible employees to defer a portion of their annual compensation (base salary and annual cash incentive awards) and receive corresponding matching amounts to the extent that their contributions to the tax-qualified defined contribution plan (and the corresponding matching contributions) are limited by Code Section 401(a)(17) or 415. Executives must defer receipt of the payments until retirement. Executive contributions and employer matching amounts earn the same rate of return as the Interest Income Fund, which is a market rate fund available to employees in the tax-qualified defined contribution plan. The rate of return under this investment fund in 2013 was 2.24%.

U.S. Executive Deferred Compensation Plan

The Mondelēz Global LLC Executive Deferred Compensation Plan is a non-qualified plan that allows our NEOs to defer, on a pre-tax basis, up to 50% of salary and up to 100% of their annual cash incentive award. The investment choices are similar to those offered to eligible employees in our U.S. 401(k) plan. Participants may elect to defer their compensation until they separate from service for purposes of Code Section 409A. They may also elect to receive distributions of their accounts while still employed with Mondelēz International, but the plan requires a minimum deferral period of two years. Distributions may be made in a lump sum or in annual installments of between two and ten years.

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Potential Payments Upon Termination or Change-in-Control

The tables and narrative below describe the potential payments to each NEO upon termination. Other than the types of compensation and benefits described in the tables below or as would be received by all other salaried employees or accrued balances pursuant to our retirement plans, no other payments are earned by, or would be awarded to, the NEO. In accordance with SEC rules, all information described in this section is presented as if a triggering event occurred on December 31, 2013.

Involuntary Termination Without Cause (Non-Change-in-Control Event)

We do not have existing employment or separation agreements with our NEOs which would dictate terms on the NEO’s departure from the Company. However, in the event an NEO is involuntarily terminated without cause outside of a change in control event, we expect that in most cases our Compensation Committee would offer separation benefits as consideration for protections we would likely seek – such as a release of claims and having the departing NEO enter into non-compete, confidentiality and non-solicitation agreements. Providing separation benefits to executives who are involuntarily terminated without cause is also valuable in attracting and retaining leaders. Further, for our U.S. salaried employees we maintain a severance plan which provides severance pay of up to 12 months based on service where the employee’s job is eliminated. We would expect to treat our NEOs at least comparably to other U.S. salaried employees who leave the Company without cause due to our actions.

The chart below reflects the typical separation benefits that may be offered an NEO who is involuntarily terminated without cause. Of course, ultimately the specific terms and conditions would be determined by our Compensation Committee based on the particular facts in a specific case.

Typical Severance Benefits

•       CEO: two times base salary

•       All other NEOs: one time base salary.

Payment may be in a lump sum or in salary continuation. If treated as being subject to Code Section 409A, payment is delayed 6 months for an NEO who is a “specified employee” for Section 409A purposes.

Pension, Health and Welfare	• If salary continuation, pension crediting continues during that period; health and welfare benefits coverage also continues. If no salary continuation, no continuation of benefits.
Perquisites	• Continuation of financial counseling and car allowances for two years for the CEO and one year for the other NEOs; • Outplacement services up to one year.
Treatment of AIP Award	• Payment of prorated award based on actual performance results.
Treatment of LTIP Grants	• NEO’s outstanding LTIP grants are forfeited. Our Compensation Committee has discretion to make awards.
Treatment of Other Equity Grants

•       Restricted stock and unvested stock option grants are forfeited. Our Compensation Committee has discretion to accelerate vesting

•       Performance-Contingent Restricted Stock Units: If the CEO is terminated:

–       before December 19, 2014 all units are forfeited.

–       after December 18, 2014, she has one year for the remaining tranche to reach the price threshold. She will receive shares for all vested units as of December 19, 2015.

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Potential Payout upon an Involuntary Termination Without Cause at Fiscal Year-End 2013

Name	Separation Pay(1) ($)	Value of Unvested Stock Grants(2) ($)	Health & Welfare Continuation(3) ($)	Continuation of Benefits(4) ($)	Present Value of Additional Retirement Benefit Plans(5) ($)	Total ($)
Rosenfeld, Irene	3,200,000	6,805,487	117,008	66,666	944,009	11,133,170
Brearton, David	750,000	—	22,161	22,500	116,520	911,181
Clouse, Mark	650,000	—	23,368	22,500	71,410	767,278
Cofer, Timothy	800,000	—	25,020	22,500	87,920	935,440
West, Mary Beth	680,000	—	23,368	22,500	146,835	872,703

(1)	For the NEOs active as of December 31, 2013, the amounts reflect the following: two years of base salary continuation for Ms. Rosenfeld and one year of base salary continuation for other NEOs.

(2)	The amounts reflect the value of the immediate vesting of the outstanding performance-contingent (if share price threshold has been met) restricted stock grant as of the effective date of termination, based on a December 31, 2013 closing MDLZ stock price of $35.30.

(3)	The amounts reflect two years of medical, dental, long-term disability and life insurance coverage for Ms. Rosenfeld, and one year of medical, dental, long-term disability and life insurance coverage for the other NEOs. The amount also includes a retiree medical benefit with a present value of $81,000 for Ms. Rosenfeld as she would be eligible for retiree medical benefits at the end of the separation pay period. The benefits and period of coverage reflected above is based on our typical practice; however, the terms and conditions of an individual separation agreement would be determined by our Compensation Committee.

(4)	The amounts reflect the value of financial counseling and car allowances for two years for Ms. Rosenfeld and one year for the other NEOs.

(5)	The amounts reflect two years of additional pension accrual for Ms. Rosenfeld and one year of additional pension accrual for the other NEOs.

Change in Control Arrangements

The key elements of the CIC Plan, including amendments, are provided in the table below.

Plan Element	Description
Definition of Change in Control (“CIC”)

Subject to certain exceptions, the occurrence of one of the conditions below:

•      Acquisition of 20% or more of our outstanding voting securities;

•      Changes to Board membership during any consecutive 24-month period that results in less than 50% of the current Board members elected to the Board;

•      Our merger or consolidation with another company, and

a)    we are not the surviving company; or

b)    the other entity owns 50% or more of our outstanding voting securities; or

•      Complete liquidation of Mondelēz International or the sale of all or substantially all of our assets.

Double Trigger for Payment of Separation Benefits under CIC Plan

•      Consummation of a CIC; and

•      Termination of employment by Mondelēz International other than for “cause,” or by the NEO for “good reason”. The termination of an NEO’s employment due to death or disability does not trigger CIC Plan benefits.

Definition of “Cause”

•      Continued failure to substantially perform the participant’s job duties (other than resulting from incapacity due to disability);

•      Gross negligence, dishonesty or violation of any reasonable rule or regulation of Mondelēz International where the violation results in significant damage to Mondelēz International; or

•      Engaging in other conduct which adversely reflects on Mondelēz International in any material respect.

Definition of “Good Reason”	We take any other action that results in the following: • Material reduction in job duties; • Material reduction in compensation; • Relocation beyond 50 miles; or • Increased business travel.
Severance Amounts

•      CEO: three times base salary plus target annual incentive;

•      All other NEOs: two times base salary plus target annual incentive;

•      Additional credited years of pension service and welfare benefits equal, in years, to the severance multiple within Section 409A standards;

•      Continuation of financial counseling and car allowances for three years for the CEO and two years for the other NEOs;

•      Outplacement services up to two years following the CIC; and

•      The foregoing benefits are subject to non-compete and non-solicit restrictive covenants.

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Plan Element	Description
Treatment of AIP Awards and LTIP Grants

•      Following a “double trigger” event, an affected NEO is eligible to receive cash payments representing the NEO’s award under the AIP and the NEO’s outstanding LTIP grants paid at target levels, on a pro-rata basis.

Treatment of Equity Grants

•      Restricted stock and unvested stock option grants vest for an affected NEO following a “double trigger” event.

•      Performance-Contingent Restricted Stock Units –

–      If the applicable price threshold is not met prior to CIC, the units are forfeited.

–      If the price is at or above the applicable price threshold and the CIC occurs:

–      Before December 19, 2015 and depending upon a variety of circumstances, the units will either be paid in cash within 60 days of the CIC or converted to restricted stock units of the surviving company’s stock and the surviving company will issue shares on December 19, 2015.

–      After December 19, 2015, the units vest.

Maximum CIC Plan Benefit/No Gross Up for Payment of Excise Tax

•      The maximum benefit under the CIC Plan is the greater of the net after-tax benefit or the benefit that will not trigger the excise tax under Code Section 4999.

•      In July 2012, we amended the CIC Plan to eliminate the excise tax gross up provision for all participants effective January 1, 2013.

Potential Payout upon an Involuntary Termination Due to a Change in Control at Fiscal Year-End 2013

The table below was prepared as though each of our NEOs had been terminated involuntarily without cause within a two-year period following a change in control on December 31, 2013. The assumptions and valuations are noted in the footnotes to the table.

Name	Separation Payment(1) ($)	Long-Term Incentive Plan Grant(2) ($)	Value of Unvested Stock Grants(3) ($)	Value of Unvested Stock Options(3) ($)	Health & Welfare Continuation(4) ($)	Continuation of Benefits(5) ($)	Present Value of Additional Retirement Plan Benefits(6) ($)	Excise Tax Gross-Up(7) ($)	Total ($)
Rosenfeld, Irene	12,000,000	7,243,466	22,078,367	13,039,399	127,012	124,999	1,416,012	—	56,029,255
Brearton, David	2,850,000	1,588,900	3,380,537	2,456,114	44,322	70,000	166,403	—	10,556,276
Clouse, Mark	2,340,000	674,701	1,902,721	1,271,068	46,736	70,000	142,822	—	6,448,048
Cofer, Timothy	2,880,000	1,059,894	1,535,065	1,661,792	50,039	70,000	175,838	—	7,432,628
West, Mary Beth	2,448,000	1,204,365	2,611,954	1,997,774	46,736	70,000	293,670	—	8,672,499

(1)	For the NEOs active as of December 31, 2013, the amounts reflect the following: three times base salary plus target annual incentive for Ms. Rosenfeld and two times base salary plus target annual incentive for other NEOs.

(2)	The amounts reflect the prorated LTIP grants based on business performance ratings of 100% and awards paid at the NEO’s individual target at the assumed date of a change in control. The portion of the pro rata LTIP grants relating to the 2012-2014 and 2013-2015 performance cycles are based on a December 31, 2013 closing stock price of $35.30.

(3)	The amounts reflect the value of the immediate vesting of all outstanding restricted and performance-contingent (if share price threshold has been met) restricted stock grants and outstanding stock options as of the effective date of termination, based on a December 31, 2013 closing MDLZ stock price of $35.30 and closing KRFT price of $53.91.

(4)	The amounts reflect our cost of providing medical, dental, long-term disability and life insurance premiums for three years for Ms. Rosenfeld and two years for the other NEOs. The amounts also include a retiree medical benefit with a present value of $73,000 for Ms. Rosenfeld as she would be eligible for medical benefits at the end of the payment period.

(5)	The amounts reflect the value of financial counseling, car allowance and outplacement services.

(6)	Our CIC Plan provides an additional two years of pension accrual (three for the CEO) in the event of a change in control.

(7)	We do not provide gross-ups in connection with a change in control.

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Potential Payout upon Other Types of Separations

In the event that an NEO is terminated from Mondelēz International due to death, disability or normal retirement (retirement at or after the age of 65 years), all unvested restricted stock and stock option grants would vest in all cases. In addition, the NEO would become eligible for award payments under the AIP and LTIP. Such award payments would be prorated.

Based on a December 31, 2013 termination due to death, disability or normal retirement, the estimated value of such payments for the NEOs are described in the table below:

Name	Long-Term Incentive Grant(1) ($)	Value of Unvested Stock Grants(2) ($)	Value of Unvested Stock Options(2) ($)	Total ($)
Ms. Rosenfeld	7,243,466	22,078,367	13,039,399	42,361,232
Mr. Brearton	1,588,900	3,380,537	2,456,114	7,425,551
Mr. Clouse	674,701	1,902,721	1,271,068	3,848,490
Mr. Cofer	1,059,894	1,535,065	1,661,792	4,256,751
Ms. West	1,204,365	2,611,954	1,997,774	5,814,093

(1)	The amounts reflect the prorated LTIP grants based on business performance ratings of 100% and grants paid at the NEO’s individual target at the assumed date of a change in control. The portion of the pro rata LTIP awards relating to the 2012-2014 and 2013-2015 performance cycles are based on a December 31, 2013 closing stock price of $35.30.

(2)	The amounts reflect the value of the immediate vesting of all outstanding restricted and performance-contingent (if share price threshold has been met) restricted stock grants and outstanding stock options as of the effective date of termination, based on a December 31, 2013 closing MDLZ stock price of $35.30 and closing KRFT price of $53.91.

In the event an NEO separates due to early retirement (retirement at or after the age of 55 years, but before the age of 65 years, and with at least ten years of service with Mondelēz International), he or she could be considered for partial awards under the AIP, LTIP and/or equity programs, at the discretion of our Compensation Committee. The value of the total payments for each NEO could range from $0 to an amount no greater than the amounts shown above under normal retirement.

Human Resources and Compensation Committee Report for the Year Ended December 31, 2013

The Compensation Committee oversees our compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Proxy Statement to be filed with the SEC in connection with our Annual Meeting and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on March 3, 2014.

Human Resources and Compensation Committee:

Lois D. Juliber, Chair

Stephen F. Bollenbach

Ruth J. Simmons

Ratan N. Tata

Jean-François M. L. van Boxmeer

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Ownership of Equity Securities

The following table shows the number of shares of our Class A common stock beneficially owned as of February 28, 2014, unless otherwise noted, by each director and NEO, as well as the number of shares beneficially owned by all of our current directors and executive officers as a group. None of our common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown.

Name of Beneficial Owner	Beneficially Owned Shares(1)	Deferred Stock/ Additional Underlying Units(2)	Total Shares/ Interests Held	Percent of Class(3)
Directors:
Bollenbach, Stephen F.	—	7,819	7,819	*
Booth, Lewis W.K.	6,470	7,819	14,289	*
Juliber, Lois D.	2,309	27,209	29,518	*
Ketchum, Mark D.	—	31,511	31,511	*
Mesquita, Jorge S.	6,500	8,139	14,639	*
Peltz, Nelson(4)	46,293,409	1,755	46,295,164	2.72
Reynolds, Fredric G.	98,000	27,209	125,209	*
Siewert, Patrick T.	—	7,955	7,955	*
Simmons, Ruth J.	—	7,819	7,819	*
Tata, Ratan N.	—	4,769	4,769	*
van Boxmeer, Jean-François M.L.	2,267	13,205	15,472	*
Named Executive Officers:
Brearton David A.	607,843	8,815	616,658	*
Clouse, Mark A.	240,500	7,295	247,795	*
Cofer, Timothy P.	288,731	11,558	300,289	*
Rosenfeld, Irene B.(5)	4,641,821	—	4,641,821	*
West, Mary Beth	413,165	—	413,165	*
All directors and executive officers as a group (24 persons)(6)	54,831,948	187,487	55,019,435	3.24

*	Less than 1%

(1)	Includes stock options that are exercisable or will become exercisable within 60 days after February 28, 2014 as follows: Mr. Brearton – 335,681; Mr. Clouse – 138,102; Mr. Cofer – 205,501; Ms. Rosenfeld – 3,097,193; Ms. West – 241,598; and all other executive officers –1,246,169. Also includes shares of restricted stock as follows: Mr. Brearton – 90,430; Mr. Clouse – 47,288; Mr. Cofer – 0; Ms. Rosenfeld –328,746; Ms. West – 60,980; and all other executive officers – 287,959.
(2)	Includes share units and shares held under the Mondelēz International Thrift 401(k) Plan and Mondelez Canada Optional Pension Plan(s)/Employee Savings Plan as of January 31, 2014. Also includes deferred shares held in the stock deferral plan under the 2006 Stock Compensation Plan for Non-Employee Directors. These shares accumulate dividends, which are reinvested in common stock. For a description of these deferred shares, see “Compensation of Non-Employee Directors” above.
(3)	Based on our issued and outstanding stock as of February 28, 2014.
(4)	Includes a director’s stock award of 1,755 deferred shares to Mr. Peltz under the Issuer’s Amended and Restated 2006 Stock Compensation Plan for Non-Employee Directors and 46,293,409 shares beneficially owned by both Trian Fund Management, L.P. (“Trian”), 280 Park Avenue, 41st Floor, New York, NY 10017, in its capacity as the management company for certain funds and investment vehicles managed by it (collectively, the “Trian Entities”), and Mr. Peltz. Trian Fund Management GP, LLC (“Trian GP”), which is controlled by Mr. Peltz, Peter W. May and Edward P. Garden, is the general partner of Trian and therefore is in a position to determine the investment and voting decisions made by Trian on behalf of the Trian Entities. All of the shares are held with shared dispositive power and voting power by Trian, Trian GP, Mr. Peltz, Mr. May and Mr. Garden, each of whom disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interests therein.
(5)	Includes 100 shares as to which Ms. Rosenfeld disclaims beneficial ownership, as the shares are held by her spouse.
(6)	This group includes, in addition to the individuals named in the table, Gustavo H. Abelenda, Tracey Belcourt, James Kehoe, Karen J. May, Daniel P. Myers, Gerhard W. Pleuhs, Jean E. Spence and Hubert Weber.

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The following table displays information about persons we know were the beneficial owners of more than 5% of our issued and outstanding common stock as of December 31, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class*
BlackRock, Inc.(1) 40 East 52nd Street New York City, New York 10022	100,692,665	5.9%

*	Calculated based on shares of our issued and outstanding common stock as of February 28, 2014.

(1)	Based on the Schedule 13G/A filed by BlackRock, Inc. on February 10, 2014 with the SEC. The Schedule 13G/A discloses that BlackRock, Inc., in its capacity as the parent holding company of certain direct and indirect subsidiaries, had sole voting power over 81,470,800 shares, shared voting power over 38,569 shares, sole dispositive power over 100,654,096 shares and shared dispositive power over 38,569 shares.

ITEM 2. Advisory Vote to Approve Executive Compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and related SEC rules, and consistent with our shareholders’ preference (as indicated by vote at our 2011 Annual Meeting), our Board adopted a policy of providing shareholders an annual vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this Proxy Statement.

Our executives – including our NEOs – are critical to our success. That is why we design our executive compensation programs to attract, retain and motivate superior executive talent. At the same time, we structure our executive compensation programs to focus on shareholders’ interests and by incenting superior sustainable long-term performance. Under our executive compensation programs, we align pay and performance by making a significant portion of our NEOs’ compensation contingent on:

•	reaching specific annual and long-term performance measures; and

•	increasing shareholder value.

We also have strong compensation-related design and governance practices to protect our shareholders’ interests. These practices are discussed in detail under “Board Committees and Membership – Human Resources and Compensation Committee” and “Compensation Discussion and Analysis” and include the following:

•	we have substantial stock ownership guidelines and stock holding requirements for directors and executive officers that promote alignment of their interests with our shareholders’ interests;

•	our long-term incentive program is 100% equity-based;

•	over 85% of our CEO’s target total compensation is at-risk incentive-based pay, of which 70% is based on long-term performance;

•	over 50% of our other NEOs’ target total compensation is based on long-term performance;

•	we do not pay the tax liability associated with executive perquisites or regarding benefits payable in connection with a change in control (i.e., no gross-ups);

•	we employ our executive officers “at will” without individual severance agreements or employment contracts;

•	we have significant risk mitigators, such as limits on incentive awards, use of multiple performance measures in our incentive plans, stock ownership and holding requirements, and an executive incentive compensation recoupment (clawback) policy; and

•	our policies prohibit hedging, pledging or short sales of Company shares.

We encourage you to read the “Compensation Discussion and Analysis” beginning on page 34 and the “Executive Compensation Tables” beginning on page 59 to better understand the details of our NEOs’ compensation for 2013 and opportunities to realize compensation in the future. Our Compensation Committee and our Board believe that

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our executive compensation programs for our NEOs serve our shareholders’ interests. Accordingly, we ask you to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Mondelēz International’s shareholders approve, on an advisory basis, the compensation paid to Mondelēz International’s NEOs, as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the Executive Compensation Tables and related narrative discussion.”

This vote on the NEO compensation is advisory, and therefore will not be binding on Mondelēz International, our Compensation Committee or our Board. However, our Board and Compensation Committee value our shareholders’ opinions. If a significant percentage of our shareholders votes against the NEO compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary or appropriate to address those concerns. Unless our Board modifies its policy of holding an advisory vote to approve executive compensation on an annual basis, the next advisory vote will be held at our 2015 Annual Meeting of Shareholders.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF OUR NEO COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 3: Approve the Mondelēz International, Inc. Amended and Restated 2005 Performance Incentive Plan

History and Background

On April 26, 2005, shareholders first approved the Mondelēz International, Inc. 2005 Performance Incentive Plan. Since then, our Board and/or shareholders have amended it several times. We have periodically restated it to capture cumulative changes. We refer to the version of the Mondelēz International, Inc. Amended and Restated 2005 Performance Incentive Plan currently in effect as the “Current Plan.” On April 25, 2006, shareholders approved a separate Mondelēz International, Inc. Amended and Restated 2006 Stock Compensation Plan for Non-Employee Directors (the “2006 Director Plan”).

Following its review of both the Current Plan and the 2006 Director Plan, the Compensation Committee concluded that the Company should update the Current Plan and also amend it to permit future equity grants to Mondelēz International’s non-employee directors to be made under the same plan as grants to employees. The Compensation Committee intended:

•	the updated plan provisions to be consistent with and promote the long-term interests of shareholders;

•	that combining the employee and director plans would simplify plan administration and reduce costs and complexity associated with separate recordkeeping and regulatory filings; and

•	to increase the number of shares available for issuance under the plan. The Compensation Committee determined that we might not have sufficient shares available under the Current Plan for our 2015 annual grants to employees and non-employee directors and that it would be advisable to add 75,000,000 shares to the plan. Based on our historical grant practices, we expect that an additional 75,000,000 shares (plus shares available for grant under the Current Plan as of March 14, 2014) would be sufficient to fund our equity compensation programs for the next three to five years.

If shareholders approve this proposal, the Company will make no more grants under the 2006 Director Plan.

On March 25, 2014, the Compensation Committee recommended and the Board approved the Mondelēz International, Inc. Amended and Restated 2005 Performance Incentive Plan, as amended and restated as of May 21, 2014 (the “Amended Plan”). The Board’s approval is subject to approval by shareholders at the Annual Meeting. You can find a copy of the Amended Plan attached as Exhibit B to this Proxy Statement. If the shareholders approve the Amended Plan, the Amended Plan will update and supersede the Current Plan.

The Compensation Committee is responsible for assessing our equity compensation policies, programs and plans. It intends our compensation program to align the interests of our executives and our shareholders by motivating our

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executives to achieve both short- and long-term financial goals and top-tier shareholder returns. As more specifically discussed under “Compensation Discussion and Analysis” in this Proxy Statement, the Compensation Committee believes that equity-based and other incentive awards should be a significant part of our compensation program.

The Amended Plan reflects our pay-for-performance philosophy and commitment to our shareholders’ long-term interests and sound corporate governance. The Amended Plan provisions include:

•	A fixed reserve of shares of our Class A common stock. The Amended Plan does not contain an evergreen provision.

•	Conservative share-counting provisions. For purposes of determining the number of shares of our common stock remaining available for issuance under the Amended Plan:

•	Upon exercise of stock-settled stock appreciation rights (“SARs”) and similar awards based on Spread Value (defined below), we deem distributed the full number of shares of our common stock with respect to which the award is measured.

•	We may not add back shares tendered to pay the exercise price of an award or shares withheld for payment of taxes with respect to options, SARs or similar grants based on Spread Value.

•	Limits on dividends and dividend equivalents. The Amended Plan:

•	Prohibits the issuance of dividends and dividend equivalents on stock options and SARs.

•	Prohibits the current payment of dividend equivalents on any grants subject to performance-based vesting criteria until all applicable performance objectives have been achieved.

•	Limited terms. The Amended Plan:

•	Sets ten years as the maximum term for stock options and SARs.

•	Will terminate in 2024. All equity grants under the Amended Plan will be made on or before May 21, 2024.

•	No stock option repricing. The Amended Plan prohibits the repricing of stock options and SARs without prior shareholder approval.

•	Vesting restrictions. The Amended Plan sets minimum vesting periods for awards based upon performance objectives and, subject to certain exceptions, awards conditioned upon continued employment or the passage of time.

•	No discounted stock options or SARs. The Amended Plan requires the exercise price of stock options and SARs to be not less than the fair market value of our common stock on the date of grant.

•	Change in control definition limited; no automatic single trigger vesting.

•	The Amended Plan triggers vesting and/or payments in respect of grants to executives and other employees only in connection with an actual change in control.

•	Grants vest a) upon a change in control only if an acquiring company does not assume the outstanding grants or b) if upon a change in control an acquiring company does assume the outstanding grants and within two years following such change in control an employee incurs a qualifying termination of employment (“double trigger”).

•	Compensation Recoupment Policy. The Compensation Committee may make any participant, grant or award (including any shares subject to a grant) subject to any Company policy providing for recovery, recoupment, clawback and/or other forfeiture.

Under the Current Plan and the 2006 Director Plan, as of December 31, 2013, we had:

•	63,728,884 shares subject to outstanding awards, including 55,783,439 options with a weighted-average exercise price of $21.96 and weighted-average remaining contractual term of 7.06 years and 7,945,445 shares subject to outstanding full-value awards;

•	26,921,327 shares available for future awards under the Current Plan (as of March 14, 2014, 13,808,404 shares available for future awards under the Current Plan); and

•	693,502 shares available for future awards under the 2006 Director Plan (as of March 14, 2014, 691,747 shares available for future awards under the Current Plan).

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The Amended Plan would increase the number of shares of our common stock available for issuance under the plan by a total of 75,691,747 shares (75,000,000 new shares plus 691,747 shares that remain available for issuance under the 2006 Director Plan as of March 14, 2014). Therefore, if approved by shareholders, as of March 14, 2014, we would have had 89,500,151 shares available for future awards to employees and non-employee directors under the Amended Plan (which would be our sole active equity compensation plan). Of those shares, no more than 50%, or 44,750,076 shares, may be granted as full-value awards. See “– Summary of Material Terms of the Amended Plan – Shares Reserved for Grants and Awards.”

When determining the number of additional shares to add to the Amended Plan, the Compensation Committee and the Board considered, among other things, the following:

•	Overhang. Existing overhang is the sum of the total amount of unvested full value shares and outstanding options plus shares available for future grants expressed as a percentage of the shares outstanding. As of December 31, 2013, our existing overhang as it relates to the Current Plan was 5.57%. Our total overhang as of that same date would be 9.97% based on including the additional 75,000,000 shares that would be available for issuance under the Amended Plan. This level of total overhang is below the median overhang in 2012 of our Compensation Survey Group (as described under “Compensation Discussion and Analysis – Our Compensation Program Design – Composition and Purpose of the Compensation Survey Group,” but excluding non-U.S.-based companies as their disclosure does not contain all the components required to calculate overhang).

•	Burn Rate. Our three-year average burn rate was 1.07% for 2011 through 2013 and our one-year burn rate was 0.99% for 2013. We define burn rate as the total number of full value shares and options granted to participants in a single year expressed as a percent of the fully diluted weighted average shares outstanding. Our three-year average burn rate is above the median for 2010 through 2012 of our Compensation Survey Group (as described under “Compensation Discussion and Analysis – Our Compensation Program Design – Composition and Purpose of the Compensation Survey Group,” but excluding non-U.S.-based companies as their disclosure does not contain all the components required to calculate burn rate). However, our one-year burn rate is slightly below the median for 2012 of our Compensation Survey Group. We believe our burn rate is reasonable for a company of our size in our industry.

We are submitting the Amended Plan for shareholder approval in accordance with NASDAQ Stock Market corporate governance requirements and so that we can structure certain awards granted under the Amended Plan in a manner intended to qualify as “performance-based compensation” under Section 162(m)(1)-(4) (“Section 162(m)”) of the U.S. Internal Revenue Code (the “Code”). However, there can be no guarantee that awards and amounts payable under the Amended Plan will be treated as qualified “performance-based compensation” under Section 162(m) of the Code.

In general, under Section 162(m) of the Code, in order to be able to deduct compensation in excess of $1,000,000 paid in any one year to our CEO or any of our three other most highly compensated executive officers (other than our chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) of the Code is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by our shareholders at least once every five years. For purposes of Section 162(m) of the Code, the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the Amended Plan, each of these aspects is discussed below. As noted above, we are asking shareholders to approve each of these aspects of the Amended Plan for purposes of the shareholder approval requirements of Section 162(m) of the Code.

We believe the Amended Plan will enable us to continue to clearly link compensation to financial performance and total shareholder value, while allowing us future capacity and flexibility to provide incentives that motivate superior performance by participants, provide participants with an ownership interest in Mondelēz International, and attract and retain the services of outstanding employees.

Summary of Material Terms of the Amended Plan

We do not intend this summary to be a complete description of all of the Amended Plan’s provisions. It is qualified in its entirety by the full text of the Amended Plan attached as Exhibit B to this Proxy Statement.

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Purpose. The Amended Plan supports our ongoing efforts to increase shareholder value by allowing Mondelēz International to offer its senior leaders compensation opportunities intended to incent high performance and retention.

Eligibility and Limits on Grants and Awards. Our salaried employees who are responsible for or contribute to our management, growth and profitability and all non-employee directors of Mondelēz International will be eligible to receive grants and awards under the Amended Plan. Approximately 6,200 employees, including the current 13 executive officers, and 11 non-employee directors could be eligible to participate in the Amended Plan. The Compensation Committee has not made a determination as to which of these employees will receive grants or awards under the Amended Plan.

The Amended Plan limits the amount of grants and awards to a single employee or non-employee director as follows:

•	During a calendar year:

•	the total number of shares of common stock subject to stock options and SARs granted may not exceed 3,000,000 shares;

•	grants of restricted stock, restricted or deferred stock units, or other stock-based grants not based on Spread Value may not exceed 1,000,000 shares; and

•	the maximum fair market value on the date of grant of the shares of common stock subject to grants made to any non-employee director may not exceed $500,000.

•	With respect to any performance cycle:

•	the total amount of an employee’s annual incentive award awarded taking into account the cash and the fair market value of any common stock payable with respect to the award may not exceed $10,000,000; and

•	individual long-term incentive grants are limited to 400,000 shares multiplied by the number of years in the performance cycle or, in the case of grants expressed in currency, $8,000,000 multiplied by the number of years in the performance cycle, with these maximums reduced pro-rata for any employee who is not a participant for the entire performance cycle.

The Amended Plan provides that future stock grants to Mondelēz International’s non-employee directors are made under the Amended Plan rather than under the 2006 Director Plan. The Amended Plan also changes the definition of fair market value so that, unless the Compensation Committee determines otherwise or unless otherwise specified in a grant agreement, fair market value will be deemed to equal the closing price of a share of common stock on any established stock exchange including the NASDAQ Global Select Market on the most recent date on which shares of common stock were publicly traded rather than the mean between the highest and lowest reported sales prices of common stock on a given day.

Administration. The Compensation Committee or a subcommittee thereof will administer the Amended Plan. The Compensation Committee will select the employees eligible to receive grants and awards and set the amount, type and terms of the grants and awards, including any performance goals applicable to annual incentive awards and long-term incentive grants. The Compensation Committee has the authority to recommend to the Board the non-employee directors eligible to receive grants or awards and the amount, type and terms of each grant or award. The Compensation Committee may delegate to officers of Mondelēz International and subject to the committee’s guidelines its authority under the Amended Plan with respect to participants other than those who are non-employee directors or executive officers and/or otherwise subject to either Section 16 of the Exchange Act or Section 162(m) of the Code.

Shares Reserved for Grants and Awards. The number of shares of our common stock reserved and available for grants and awards under the Amended Plan will be 243,691,747. It will consist of:

•	150,000,000 shares approved in 2005;

•	18,000,000 shares approved in 2009;

•	75,000,000 shares added by the Amended Plan; and

•	691,747 shares that remain available under the 2006 Director Plan.

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This includes shares previously issued under the Current Plan and shares subject to outstanding awards under the Current Plan. Under the Current Plan, as of March 14, 2014, the number of shares subject to outstanding grants and awards was 71,150,454, and the number of shares available for future grants and awards was 13,808,404.

If any grant under the Amended Plan is exercised, cashed out, terminates, expires or is forfeited without payment being made in the form of common stock, the shares subject to the grant that were not used will be available for distribution under the Amended Plan. If a stock option, SAR or similar grant based on the Spread Value of shares of common stock is exercised, the full number of shares of common stock with respect to which the grant is measured will be considered distributed for purposes of determining the number of shares remaining available under the Amended Plan. Similarly, any shares of common stock that we withhold or a participant tenders to pay (1) withholding or other taxes owed by the participant related to an outstanding Stock Option or SAR or (2) the exercise or conversion price of a stock option, SAR or similar grant based on Spread Value will be considered distributed for purposes of determining the number of shares remaining available for issuance under the Amended Plan. Following approval of the Amended Plan, no more than 50% of the shares of common stock issuable under the Amended Plan as of May 21, 2014 may be granted as restricted stock, restricted stock units, deferred stock units or pursuant to incentive awards or other stock-based grants (as described below and excluding from this limitation grants or awards the value of which is based on Spread Value). Grants made prior to the effective date of the Amended Plan do not count towards this limit.

In the event of any transaction or event that affects our common stock, including but not limited to a merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, or issuance of rights or warrants, the Compensation Committee will make adjustments or substitutions with respect to grants made under the Amended Plan and the 2006 Director Plan. The permitted adjustments are only those the Compensation Committee determines are appropriate to reflect the occurrence of the transaction or event, including but not limited to adjustments to:

•	the number and kind of securities reserved for issuance under the Amended Plan;

•	the limits on individual grants and awards;

•	the performance goals or performance cycles of any outstanding grants; and

•	the number and kind of securities subject to outstanding grants and, if applicable, the grant or exercise price or Spread Value of outstanding grants.

The Compensation Committee also may make grants in substitution for grants or awards made to individuals who are, previously were or become our employees in connection with the transaction. Notwithstanding the generally applicable provisions of the Amended Plan, the Compensation Committee has full discretion to determine the terms of any grants made in substitution.

In connection with events described in the previous paragraph, the Compensation Committee is authorized, with respect to grants made under the Amended Plan and the 2006 Director Plan, to:

•	issue grants (including stock options, SARs and other stock-based grants) with a grant price that is less than fair market value on the date of grant in order to preserve existing gain under any similar type of previous grant made by Mondelēz International or another entity to the extent that the existing gain would otherwise be diminished without payment of adequate compensation to the holder of the grant for such diminution;

•	cancel or adjust the terms of an outstanding grant (except as otherwise required under a grant agreement) as appropriate to reflect the substitution of a grant of equivalent value made by another entity;

•	make certain adjustments in connection with a spin-off or similar transaction, including:

(1)	imposing restrictions on any distribution with respect to restricted stock or similar grants and

(2)	substituting comparable stock options to purchase the stock of another entity or SARs, restricted stock units, deferred stock units or other stock-based grants denominated in the securities of another entity (in which case such stock of another entity will be treated in the same manner as common stock under the Amended Plan), which may be settled in cash, our common stock, stock of another entity, or other securities or property, as determined by the Compensation Committee; and

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•	provide for payment of outstanding grants in cash (including cash in lieu of fractional shares), provided that no payment fails to comply with Section 409A of the Code to the extent that law applies to the recipient of the cash payment.

Any adjustments, substitutions or other actions described above that are made or taken in connection with corporate transactions or events described above and that affect outstanding grants made under the 2006 Director Plan will be deemed made pursuant to the 2006 Director Plan and from shares reserved under the 2006 Director Plan rather than from those available for grants under the Amended Plan.

Annual Incentive Awards and Long-Term Incentive Grants. The Amended Plan permits making annual incentive awards and long-term incentive grants (“Incentive Awards”). Participants will earn these awards only if they meet corporate, organizational unit or individual performance objectives over the performance cycles established by or under the direction of the Compensation Committee. For a discussion of performance objectives, see “– Performance Objectives” below. We may pay Incentive Awards in the form of cash, shares of common stock or any combination of the two, as determined by the Compensation Committee.

The Amended Plan provides that awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code may not be adjusted upward. The Compensation Committee retains the discretion to adjust those awards downward, either on a formulaic or discretionary basis or any combination as the Compensation Committee determines.

The Amended Plan also permits the Compensation Committee to provide in any grant intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code that any evaluation of performance under the applicable performance objectives may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a performance cycle:

•	asset write-downs;

•	litigation or claim judgments or settlements;

•	changes in tax laws, accounting principles or other laws or provisions;

•	reorganization or restructuring programs;

•	acquisitions or divestitures;

•	foreign exchange gains and losses; and

•	gains and losses that are treated as extraordinary items under Financial Accounting Standard No. 145 (Accounting Standards Codification 225).

To the extent such inclusions or exclusions affect grants to covered employees (as defined in Section 162(m) of the Code), they must be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

Stock Options. The Amended Plan permits the granting to eligible participants of incentive stock options (“ISOs”), which qualify for special tax treatment, and non-qualified stock options. The exercise price for any stock option will not be less than the fair market value of our common stock on the date of grant. Options expire no more than ten years after the grant date. Unless otherwise determined by the Compensation Committee, payment of the exercise price may be made in the form of our common stock already owned by the participant or shares of our common stock otherwise issuable on exercise.

SARs. The Amended Plan permits granting SARs, which entitle the holder upon exercise to receive an amount in any combination of cash or shares of common stock (as determined by the Compensation Committee) equal in value to the excess of the fair market value of the shares covered by such right over the grant price (“Spread Value”). The grant price for a SAR will not be less than the fair market value of a share of our common stock on the date of grant. Participants may not exercise any SAR more than ten years after the grant date.

Restricted Stock. The Amended Plan permits granting shares of restricted common stock. The restricted stock will vest and become transferable upon the satisfaction of conditions set out in the applicable grant agreement. A recipient may forfeit a grant of restricted stock if, for example, the recipient’s employment terminates before the grant

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vests. Except as may be specified in the applicable grant agreement, while the holder of a restricted stock grant may not sell, assign, transfer, pledge or otherwise encumber the shares during the restricted period, he or she will have all other rights of a holder of common stock with respect to the restricted stock, other than the right to receive dividends on unearned performance-based grants prior to the achievement of the applicable performance criteria.

Restricted Stock Units and Deferred Stock Units. The Amended Plan permits granting restricted stock units and deferred stock units. A restricted stock unit or a deferred stock unit represents the right to receive a share of common stock, cash or both upon satisfaction of conditions set out in the applicable grant agreement. A recipient may forfeit a grant of restricted or deferred stock units if, for example, the recipient’s employment terminates before the grant vests. Except as may be specified in the applicable grant agreement, the recipient may not sell, assign, transfer, pledge or otherwise encumber the shares during the restricted period and will have none of the rights of a holder of common stock unless and until shares of common stock are actually delivered in satisfaction of the restrictions and other conditions of such units.

Other Stock-Based Grants. The Amended Plan also provides for grants to be denominated in, valued by reference to, or otherwise based on or related to our common stock. These grants may include, without limitation, performance shares that entitle the recipient to receive, upon satisfaction of performance goals or other conditions, a specified number of shares of our common stock or the cash equivalent. When the value of a stock-based grant is based on the Spread Value, the grant price will not be less than the fair market value of a share of our common stock on the date of grant.

Vesting. Grants made under the Amended Plan will vest at such time or times as may be determined by the Compensation Committee. However, no condition relating to the vesting of a grant and/or award that is based upon the achievement of performance objectives will be based on a performance cycle of less than one year. Also, no condition that is based upon continued employment or the passage of time alone will provide for vesting of a grant more rapidly than in installments over three years from the date the grant is made, except:

•	upon the death, disability or retirement of the participant;

•	upon a Change in Control (as defined in the Amended Plan);

•	for any award paid in cash;

•	for any grants made to non-employee directors; and

•	for up to 5% of the amount of shares subject to the Amended Plan, or 12,184,587 shares, of common stock that may be subject to grants without any minimum vesting period (which limit includes shares previously issued under the Current Plan and shares subject to outstanding grants made under the Current Plan prior to May 21, 2014).

The Amended Plan extends these minimum vesting requirements to stock options and SARs, which are excluded from the minimum vesting requirements under the Current Plan.

Change in Control Provisions. The Amended Plan provides that any grants, other than Incentive Awards, that are either assumed by a successor corporation or an affiliate or replaced with equity grants that preserve the existing value of the grants at the time of a Change in Control and provide for payout in accordance with the same or a more favorable vesting schedule will remain outstanding according to the terms of those grants. However, other than with respect to a non-employee director, if, within two years after the Change in Control, the participant’s employment is terminated without “cause” or, for a participant eligible to participate in our Change in Control Plan for Key Executives, the participant terminates his or her employment for “good reason” (each as defined in the Amended Plan), or if, with respect to a non-employee director, the director’s service as a member of the Board ceases for any reason within the one-year period commencing on the Change in Control, the participant’s outstanding options and SARs will become fully vested and immediately exercisable and restrictions applicable to outstanding restricted stock, restricted and deferred stock units, and other stock-based grants will lapse, and these grants will be free of all restrictions.

If grants, other than Incentive Awards, are not assumed by the successor corporation or an affiliate or replaced as described above, outstanding grants of options and SARs will become fully vested and immediately exercisable and restrictions applicable to outstanding restricted stock, restricted and deferred stock units, and other stock-based grants will lapse, and these grants will be free of all restrictions. However, alternatively, the Board may provide for the cancellation of any of these grants outstanding at the time of the Change in Control and, upon the consummation

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of the Change in Control, payment to each affected participant of an amount that is at least equal to the excess (if any) of the value of the consideration paid to Mondelēz International’s shareholders in connection with the Change in Control over the exercise or purchase price (if any) for the grants.

In addition, Incentive Awards for which a participant has earned the right to payment for performance cycles completed prior to the year in which the Change in Control occurs but not paid will become immediately payable in cash. Also, each participant who was granted an Incentive Award that relates to any then outstanding performance cycle will be deemed to have earned a pro rata portion of the target amount payable to the participant under the Incentive Award determined by dividing the number of months (full or partial) elapsed in the performance cycle prior to the Change in Control by the total number of months in the performance cycle. That amount will become immediately payable in cash.

Except as otherwise specified in a grant agreement, any of the Change in Control provisions discussed above that change the timing of payment of an award will not apply to a grant subject to Section 409A of the Code unless the change is permissible under and consistent with Section 409A of the Code without the imposition of additional taxes and penalties.

Plan Amendment and Termination. The Board may at any time and from time to time amend the Amended Plan in whole or in part. However, our shareholders must approve any amendment to the Amended Plan that would:

•	materially increase the benefits accruing to the participants;

•	materially increase the number of securities that we may issue under the Amended Plan;

•	materially modify the requirements for participation in the Amended Plan; or

•	otherwise require shareholder approval in order to comply with applicable law or the rules of the NASDAQ Global Select Market or, if the shares of common stock are not traded on the NASDAQ Global Select Market, the principal national securities exchange upon which the shares of common stock are traded or quoted.

Except in connection with a corporate transaction (described above under “– Shares Reserved for Grants and Awards”), at any time when the exercise price or base price of a stock option or SAR or similar grant based on Spread Value is above the fair market value of a share, the Board may not amend the terms of outstanding grants without prior shareholder approval to:

•	reduce the exercise price of outstanding stock options or the base price of outstanding SARs or similar grants based on Spread Value; or

•	cancel outstanding stock options or SARs or similar grants based on Spread Value in exchange for cash, other grants, awards, stock options or SARs or similar grants based on Spread Value with an exercise price or base price, as applicable, that is less than the exercise price of the original stock option or base price of the original SAR or similar grants based on Spread Value as applicable.

Except as discussed in the preceding paragraph, the Board may amend the terms of any grant under the Amended Plan prospectively or retroactively. However, subject to amendments in connection with a corporate transaction (described above under “– Shares Reserved for Grants and Awards”), no amendment may impair the rights of any participant without his or her consent. The Board may, in its discretion, terminate the Amended Plan at any time. Termination of the Amended Plan will not affect the rights of participants or their successors under any outstanding grants that participants have not exercised in full on the date of termination.

Performance Objectives. If the Compensation Committee so determines, stock options, SARs, restricted stock, restricted stock units, deferred stock units, other stock-based grants and incentive awards may specify performance objectives. The performance objectives may vary from employee to employee, group to group and period to period. The performance objectives for grants of restricted stock, restricted stock units, deferred stock units, other stock-based grants and incentive awards that the Compensation Committee intends to constitute “performance-based” compensation under Section 162(m) of the Code must be based upon one or more of the following criteria: net earnings or net income (before or after taxes), operating income, earnings per share, net sales or revenue growth, adjusted net income, net operating profit or income, return measures (including, but not limited to, return on assets, capital, invested capital, net assets, equity, sales or revenue), cash flow (including, but not limited to, operating cash

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flow, free cash flow, cash flow return on equity and cash flow return on investment), earnings before or after taxes, interest, depreciation and/or amortization, gross or operating income margins, productivity ratios, share price (including, but not limited to, share price growth measures and total shareholder return), cost control, margins, trade efficiency, overhead cost management, volume growth, volume/mix growth, pricing impact, operating efficiency, market share, category growth, advertising and consumer spending, objective measures of customer satisfaction or employee satisfaction, case fill rate, pricing net of commodities, working capital, cash conversion days, taxes, depreciation and amortization, volume or “Economic Value Added,” as defined in the Amended Plan. This list of performance metrics has been updated from that contained in the Current Plan to provide greater flexibility in designing awards that reward achievement of Mondelēz International’s strategic goals and are consistent with its compensation philosophy.

Compensation Recoupment. The Amended Plan provides that the Compensation Committee may make any participant, grant or award (including any shares subject to a grant) subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by Mondelēz International.

United States Federal Income Tax Consequences

Non-qualified Stock Options. Non-qualified stock options granted under the Amended Plan will not be taxable to an employee at grant but generally will result in taxation at exercise. At exercise, the employee will recognize ordinary income in an amount equal to the difference between the option’s exercise price and the fair market value of the shares on the exercise date. Mondelēz International will be entitled to deduct a corresponding amount as a business expense in the year the employee recognizes this income.

Incentive Stock Options. An employee will generally not recognize ordinary income on receipt or exercise of an ISO so long as he or she is an employee of Mondelēz International on the date the ISO was granted and exercises the option while he or she remains an employee or within three months following his or her termination of employment. However, the amount by which the fair market value of the shares on the exercise date exceeds the exercise price is an adjustment in computing the employee’s alternative minimum tax in the year of exercise. If the employee holds the shares of our common stock received on exercise of the ISO for one year after the date of exercise (or, if later, two years from the date of grant of the ISO), any difference between the amount realized upon the disposition of the shares and the amount paid for the shares will be treated as long-term capital gain (or loss, if applicable) to the employee. If the employee exercises an ISO and satisfies these holding period requirements, Mondelēz International will not deduct any amount in connection with the ISO.

If an employee exercises an ISO but engages in a “disqualifying disposition” by selling the shares acquired on exercise before the expiration of the one and two-year holding periods described above, the employee generally will recognize ordinary income (for regular income tax purposes only) in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price; and any further gain will be taxed as long- or short-term capital gain (as applicable). If, however, the fair market value of the shares on the date of the disqualifying disposition is less than on the date of exercise, the employee will recognize ordinary income equal only to the difference between the amount realized on the disqualifying disposition and the exercise price. In either event, Mondelēz International will generally be entitled to deduct an amount equal to the amount constituting ordinary income to the employee as a business expense in the year of the disqualifying disposition.

SARs. To the extent that the Code’s requirements are met, there are no immediate tax consequences to an employee when a SAR is granted. When an employee exercises the right to the appreciation in fair market value of shares represented by the SAR, payments made in stock or cash are normally includable in the employee’s gross income for regular income tax purposes. Mondelēz International will be entitled to deduct the same amount as a business expense in the same year. In the case of payments in stock, the includable amount and corresponding deduction each equal the fair market value of the shares on the date of exercise.

Restricted Stock. The recognition of income from an award of restricted stock for federal income tax purposes depends on the restrictions imposed on the shares. Generally, taxation will be deferred until the first taxable year the shares are no longer subject to substantial risk of forfeiture. At the time the restrictions lapse, the employee will recognize ordinary income equal to the then fair market value of the stock. The employee may, however, make an

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election to include the value of the shares in gross income in the year of grant despite such restrictions. Generally, Mondelēz International will be entitled to deduct the fair market value of the shares transferred to the employee as a business expense in the year the employee includes the compensation in income.

Restricted Stock Units/Deferred Stock Units/Other Stock-Based Awards/Incentive Awards. Any cash payments or the fair market value of any common stock or other property a participant receives in connection with restricted stock units, deferred stock units, other stock-based awards, incentive awards, or as unrestricted payments equivalent to dividends on unfunded awards or on restricted stock are includable in income in the year received or made available to the participant without substantial limitations or restrictions. Generally, Mondelēz International will be entitled to deduct the amount the participant includes in income as a business expense in the year of payment.

Deferred Compensation. Any deferrals made under the Amended Plan, including awards made under the plan, that are considered to be deferred compensation must satisfy the requirements of Section 409A of the Code to avoid adverse tax consequences to participating employees or non-employee directors. These requirements include limitations on election timing, acceleration of payments, and distributions. Mondelēz International intends to structure any deferrals and awards under the Amended Plan to meet the applicable tax law requirements.

Deductibility of Awards. As described above, Section 162(m) of the Code places a $1,000,000 annual limit on the compensation paid to certain of its executives that Mondelēz International can deduct. The limit, however, does not apply to “qualified performance-based compensation.” Grants or awards under the Amended Plan may, but are not required to be, designed in a manner intended to qualify as “performance-based compensation”; however, there is no guarantee that such grants or awards will so qualify. In addition, Mondelēz International is under no obligation to ensure that compensation paid to executives qualifies as “performance-based compensation” under Section 162(m) of the Code. Further, Mondelēz International reserves the right to make compensation payments to executives that will not qualify as “performance-based compensation” under Section 162(m) of the Code and therefore, may not be deductible by Mondelēz International for federal tax purposes. State tax consequences may in some cases differ from those described above. In some instances, grants or awards under the Amended Plan will be made to employees who are subject to tax in jurisdictions other than the United States. Those grants or awards may result in tax consequences differing from those described above.

Other Tax Consequences. The foregoing discussion does not address the possible tax consequences under local, state or foreign tax laws.

Other Information

If approved by shareholders, the Amended Plan will become effective on May 21, 2014. We may not make any grants under the Amended Plan after May 21, 2024. Any grants made before May 21, 2024 may extend beyond that date. The Amended Plan provides that, except as provided in the applicable grant agreement or otherwise required by law, grants and other rights to receive awards may not be transferred or assigned except in the event of the participant’s death. In no event may a participant transfer any grant or other right to receive an award in exchange for consideration. Other terms and conditions of each grant will be set out in grant agreements, which can be amended by the Compensation Committee, provided that no amendment may materially and adversely affect a grant without the grant recipient’s consent, except as stated in a grant agreement or as necessary to comply with applicable law or avoid adverse tax consequences to some or all plan participants. Other than with respect to stock options, any unearned performance shares and SARs, grants under the Amended Plan may earn dividends or dividend equivalents, as determined by the Compensation Committee.

The Amended Plan is unfunded. The Amended Plan authorizes the creation of trusts and other arrangements to facilitate or ensure payment of Mondelēz International’s obligations.

Because benefits under the Amended Plan will depend on the Compensation Committee’s actions, it is not possible to determine the benefits that will be received by directors, executive officers or other employees if the Amended Plan is approved by shareholders.

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Aggregate Past Grants under the Current Plan. The table below shows, as to each NEO, our current executive officers as a group, our non-employee directors as a group and all of our employees (excluding executive officers) as a group, the number of shares of our common stock underlying option grants made under the Current Plan since inception through December 31, 2013.

Name and Position	Number of Shares
Irene Rosenfeld, Chairman and CEO	3,601,610
David Brearton, Executive Vice President and CFO	453,990
Mark Clouse, Executive Vice President, North America	198,640
Timothy Cofer, Executive Vice President and President, Asia Pacific and Eastern Europe, Middle East and Africa	284,050
Mary Beth West, Executive Vice President and Chief Category and Marketing Officer	321,490
All current executive officers as a group	6,368,988
All non-employee directors as a group	0
All employees (excluding executive officers) as a group	39,322,587

Shares Issuable under the Current Plan and the 2006 Director Plan. The number of shares to be issued upon exercise or vesting of grants or awards issued under, and the number of shares remaining available for future issuance under, our existing equity compensation plans, including the Current Plan, at December 31, 2013 were:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))(2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	63,728,884	$21.96	27,614,829

(1)	Includes vesting of deferred and long-term incentive plan stock.

(2)	Includes 16,020,316 options and deferred stock available for issuance under the Current Plan and 2006 Director Plan, and 11,594,513 restricted shares available for issuance under the Current Plan.

On March 14, 2014, the closing price of our common stock, as reported by the NASDAQ Global Select Market, was $34.25 per share.

We ask you to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that Mondelēz International’s shareholders approve, in the form set forth in the proxy statement, the Mondelēz International, Inc. Amended and Restated 2005 Performance Incentive Plan, as amended and restated as of May 21, 2014.”

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE MONDELĒZ INTERNATIONAL INC. AMENDED AND RESTATED 2005 PERFORMANCE INCENTIVE PLAN, AS AMENDED AND RESTATED AS OF MAY 21, 2014.

ITEM 4. Ratification of the Selection of Independent Registered Public Accountants

The Audit Committee is directly responsible for the selection, appointment, compensation, retention, oversight and termination of our independent registered public accountants. The Audit Committee selected PricewaterhouseCoopers LLP, a registered public accounting firm, as our independent registered public accountants for 2014. PricewaterhouseCoopers LLP have been our independent registered public accountants since 2001. The Audit Committee is responsible for the audit fee negotiations associated with the retention of PricewaterhouseCoopers LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. Further, in

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conjunction with the regular rotation of the auditing firm’s lead engagement partner, the Audit Committee and its chairman are involved in the selection of PricewaterhouseCoopers LLP‘s lead engagement partner. The Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent external auditor is in our and our shareholders’ best interests and are requesting, as a matter of good corporate governance, that shareholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants.

The Audit Committee and the Board are not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the selection, the Audit Committee may investigate the reasons for the shareholders’ rejection and may consider whether to retain PricewaterhouseCoopers LLP or appoint another independent registered public accountant. Furthermore, even if the selection is ratified, the Audit Committee may appoint a different independent registered public accountant if, in its discretion, it determines that such a change would be in Mondelēz International’s and our shareholders’ best interests.

We expect that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders. Additional information about our independent registered public accountants, including our pre-approval policies and PricewaterhouseCoopers LLP’s aggregate fees billed for 2013 and 2012, can be found in the section on our Audit Committee beginning on page 26.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS MONDELĒZ INTERNATIONAL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2014.

ITEM 5: Shareholder Proposal: Report on Packaging

In accordance with SEC rules, we are including the following shareholder proposal (Item 5), along with the supporting statement of the shareholder proponent. Mondelēz International is not responsible for any inaccuracies in these proposals and supporting statements. The Board recommends that you vote AGAINST the proposal for the reasons set forth in the Statement in Opposition following the proposal. The shareholder proposal is required to be submitted to a vote at the Annual Meeting only if properly presented.

As You Sow, 1611 Telegraph Avenue, Suite 1450, Oakland, California, 94612, as representative for the Roddenberry Foundation, beneficial owner of 11,996 shares of Mondelēz International common stock, is the proponent of the following shareholder proposal, “Report on Packaging,” and has advised us a representative will present this proposal at the Annual Meeting.

WHEREAS: Mondelēz International’s environmental policy states the company “is committed to reducing the environmental impact of our activities, preventing pollution and promoting the sustainability of the natural resources upon which we depend . . .” yet a significant amount of brand product packaging is not recyclable and new studies suggest plastic packaging that reaches the ocean is toxic to marine animals and potentially to humans.

Mondelēz’ iconic brands like Oreo and Chips Ahoy are increasingly packaged in flexible film or other plastic packaging, such as pouches, that are not recyclable. Using non-recyclable packaging when recyclable alternatives are available wastes valuable resources that could be recycled many times over. Instead, many billions of discarded package wrappers and pouches representing significant amounts of embedded energy are incinerated or lie buried in landfills. Many of these brands could be sold in recyclable fiber or plastic packaging.

Non-recyclable packaging is more likely to be littered and carried into waterways. Millions of plastic wrappers are swept into waterways annually. A recent assessment of marine debris by a panel of the Global Environment Facility concluded that an underlying cause of debris entering oceans is unsustainable production and consumption patterns including “design and marketing of products internationally without appropriate regard to their environmental fate or ability to be recycled in the locations where sold. . .”

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California spends nearly $500 million annually preventing trash, much of it packaging, from polluting beaches, rivers, and oceanfront. In the marine environment, plastics break down into small indigestible particles that birds and marine mammals mistake for food, resulting in illness and death. McDonald’s Corp. is replacing plastic foam beverage cups with degradable paper cups due to such concerns.

Further, studies by U.S. Environmental Protection Agency Region 9 suggest a synergistic effect between persistent, bioaccumulative, toxic chemicals and plastic debris. Plastics concentrate and transfer toxic chemicals such as polychlorinated biphenyls and dioxins from the ocean into the marine food web and potentially to human diets, essentially forming a “toxic cocktail” increasing the risk of adverse effects to wildlife and humans. One study of fish from various parts of the North Pacific found one or more plastic chemicals in all fish tested, independent of location and species.

Making all packaging recyclable, if possible, is the first step to reduce the threat posed by ocean debris. Companies who aspire to corporate sustainability yet use these risky materials must explain why they market non-recyclable instead of recyclable packaging. Companies must also work with recyclers and municipalities to assure that recyclable packaging actually gets collected and recycled.

BE IT RESOLVED THAT: Shareholders of Mondelēz International request the Board to issue a report at reasonable cost, omitting confidential information, by October 1, 2014 assessing the environmental impacts of continuing to use non-recyclable brand packaging.

Supporting Statement: Proponents believe the report should include an assessment of the reputational, financial, and operational risks associated with continuing to use non-recyclable brand packaging and, to the extent possible, goals and a timeline to phase out non-recyclable packaging.

BOARD OF DIRECTORS’ STATEMENT IN OPPOSITION TO THE PROPOSAL

Adoption and implementation of this shareholder proposal is unnecessary and would be duplicative of many initiatives that Mondelēz International already has underway. We have conducted an extensive evaluation of our total environmental footprint to identify the areas where we can have the greatest impact. Although packaging is not a leading driver of our Company’s environmental impact, we are committed to addressing this issue, and we have several initiatives related to sustainable packaging and recycling underway, as discussed in more detail below. Many of these initiatives also are disclosed on our corporate website: http://www.mondelezinternational.com/well-being.

As a snacks company, we are dedicated to the highest standards of food quality and safety. This is the first priority for our packaging and cannot be compromised. Yet even with this requirement, we have been able to make substantial progress on packaging sustainability by taking a comprehensive approach to packaging — one that cuts waste, conserves natural resources and is satisfying to the end user. We also consider the full lifecycle of packaging in designing and producing sustainable packaging and planning and implementing recycling initiatives. We are proud of our accomplishments to date and are committed to our goals for the future.

•	Mondelēz International’s goal is to eliminate 50 million pounds (22,500 metric tons) of packaging by 2015. Between 2010 and 2012, we eliminated nearly 38 million pounds towards this goal. This comes on top of previous efforts when we were Kraft Foods. Between 2005 and 2010, we cut over 200 million pounds of packaging from our supply chain.

•	We are incorporating sustainable materials into our packaging. In North America, for example, more than 70% (by weight) of our packaging can be recycled.

•	To increase recycling rates, we are using recycled content in our packaging as well as partnering with others on educational campaigns and adding statements to our packaging to engage consumers in recycling, such as “Please Recycle This Carton.” For example, we have partnered with the RED Group and Coles to recover and recycle plastic bags and packaging throughout Australia and, as discussed in more detail below, we also have partnered with TerraCycle to recover product packaging to make into new consumer goods.

•

We have supported environmental packaging organizations such as the Sustainable Packaging Coalition in the United States and CEMPRE in Brazil. The Company believes that its recycling programs and efforts

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are among the best in its industry, and we won the 2013 Daniel Eberhardt Environmental Stewardship Award for our sustainable packaging efforts. http://sperecycling.org/sites/sperecycling.org/files/attachments/gpec_2013_award_winners.pdf.

•	In addition, our goal is to make 60% of our production in Zero Waste to Landfill sites by the end of 2015.

Our Kenco coffee is a good example of our integrated and innovative approach to packaging and sustainability. Kenco introduced its Eco-Refill coffee packs in 2009, which have cut by 97 percent the amount of packaging weight when compared to equivalent jars. The Kenco team used lifecycle analysis prior to the Eco-Refill pack launch in 2009 to show the package delivered a 70 percent saving in the packaging’s carbon footprint compared to the glass jar.

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Other Matters that may be Presented at the Annual Meeting

Other than Items 1 through 5 described in this Proxy Statement, we do not expect any matters to be presented for action at the Annual Meeting. The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board at the Annual Meeting if it is not properly submitted. The requirements for shareholders to properly submit proposals and nominations at the Annual Meeting were described in our 2013 Proxy Statement. They are similar to those described under “2015 Annual Meeting of Shareholders” in this Proxy Statement.

If any other matters properly come before the Annual Meeting, your proxy gives authority to the designated proxies to vote on such matters in accordance with their best judgment.

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Frequently Asked Questions About the Annual Meeting and Voting

1.	When and where is the Annual Meeting?

We will hold the Annual Meeting on Wednesday, May 21, 2014, at 9:00 a.m. CDT at the North Shore Center for the Performing Arts in Skokie, 9501 Skokie Boulevard, Skokie, Illinois 60077. The Center will open to shareholders at 8:00 a.m. CDT. Directions to the Center are included at the end of this Proxy Statement.

2.	Who is entitled to vote at the Annual Meeting?

The Board established March 14, 2014 as the record date (the “Record Date”) for the Annual Meeting. Each shareholder (registered or beneficial) who held shares of our common stock at the close of business on the Record Date is entitled to (a) receive notice of the Annual Meeting, (b) attend the Annual Meeting and (c) vote on all matters that properly come before the Annual Meeting.

At the close of business on the Record Date, 1,698,826,218 shares of our common stock were outstanding and entitled to vote. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

3.	Why am I receiving these proxy materials?

You have received the proxy materials because, as of the Record Date, you directly or indirectly held, and had the right to vote, shares of Mondelēz International common stock. In connection with our Board’s solicitation of proxies to be voted at the Annual Meeting, we are providing shareholders entitled to vote at the Annual Meeting with this Proxy Statement, our Form 10-K for the fiscal year ended December 31, 2013 and a proxy card (in the form of a paper card or unique control number that allows you to provide your proxy voting instructions via the Internet or by phone). We refer to these materials collectively as the “proxy materials.” These materials provide important information about Mondelēz International and describe the voting procedures and the matters to be voted on at the Annual Meeting.

4.	What is the difference between registered holders and beneficial holders?

Shareholders who hold Mondelēz International stock directly with our stock registrar and transfer agent, Wells Fargo Bank, N.A., are registered shareholders. If you are a registered shareholder, our proxy distributors will send the proxy materials directly to you, and your vote instructs the proxies how to vote your shares.

Shareholders who hold our stock indirectly through an account with an institutional or other nominee holder of our stock, such as a broker or bank, are referred to as beneficial shareholders or shareholders “in street name.” If you are a beneficial shareholder, your broker, bank or other nominee delivers the proxy materials to you, and your vote instructs your nominee how to vote your shares; your nominee in turn instructs the proxies how to vote your shares.

If you hold your shares beneficially in an employee benefit plan, your shares are voted by the trustee of the plan per your instructions and otherwise in accordance with the plan’s governing documents and applicable law.

5.	How is Mondelēz International distributing proxy materials?

We are furnishing proxy materials to our shareholders primarily via “Notice and Access” delivery. On or about April 1, 2014, we mailed to our shareholders (other than those who previously requested email or paper delivery), a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials via the Internet.

If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access the proxy materials and vote by going to a secure website. If you received a Notice by mail and would like to receive paper copies of our proxy materials in the mail on a one-time or ongoing basis, you may follow the instructions in the Notice for making this request. The Notice also contains instructions on how you may request to receive an electronic copy of our proxy materials by email on a one-time or ongoing basis.

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6.	How may I request printed copies of the proxy materials?

We will send printed, paper copies of proxy materials, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, free of charge to any shareholder who requests copies in writing to: Investor Relations, Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015.

Shareholders may also request copies of these materials using one of the following methods:

•	By telephone: Call free of charge 1-800-579-1639 in the United States and Canada.

•	Via the Internet: Access the Internet and go to www.proxyvote.com and follow the instructions to log in and order copies. You can select from the following:

•	your preference to receive (a) printed materials via mail or (b) an e-mail with links to the electronic materials; and

•	if you would like this election to apply to the delivery of materials for all future meetings.

•	Via e-mail: Send us an e-mail at sendmaterial@proxyvote.com. Your e-mail must include the following information:

•	If requesting materials by e-mail, please send a blank e-mail with the 12-digit control number that is printed in the box marked by the arrow in the subject line.

These materials are also available at http://materials.proxyvote.com/609207.

7.	I am a current/former Mondelēz International employee and have investments in the Mondelēz International Stock Fund(s) of the Mondelēz Global LLC Thrift/TIP 401(k) Plan(s), the Mondelēz Canada Optional Pension Plan(s)/Employee Savings Plan/Retirement Savings Plan and/or Kraft Foods Group, Inc. Thrift/TIP 401(k) Plan(s). Can I vote? If so, how do I vote?

Yes, you are entitled to vote, and your proxy card, or control number for voting electronically, includes all shares allocated to your Mondelēz International Stock Fund account(s). With regard to each plan in which you hold our stock, your vote directs the plan trustee how to vote the shares allocated to your Mondelēz International Stock Fund account(s).

In order to direct the plan trustee how to vote the shares held in your Mondelēz International Stock Fund account(s), you must vote these plan shares (whether by Internet, telephone or mailed proxy card) by 11:59 p.m. EDT on Sunday, May 18, 2014. If your voting instructions or proxy card are not received by that time, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been timely received, unless contrary to the Employee Retirement Income Security Act of 1974. Please follow the instructions for registered shareholders described in Question 14 below to cast your vote. Note, however, that although you may attend the Annual Meeting, you may not vote shares held in your Mondelēz International Stock Fund account(s) at the meeting.

8.	I am a participant in the Altria Deferred Profit Sharing Plan for Hourly Employees, the Altria Deferred Profit Sharing Plan for Salaried Employees, the Philip Morris International Deferred Profit-Sharing Plan or the Miller Coors LLC Employees Retirement & Savings Plan and have investments in the Mondelēz International Stock Fund(s). Can I vote? if so, how do I vote?

Yes, you are entitled to vote, and your proxy card, or control number for voting electronically, includes all shares allocated to your Mondelēz International Stock Fund account(s). With regard to each plan in which you hold our stock, your vote directs the plan trustee how to vote the shares allocated to your Mondelēz International Stock Fund account(s).

In order to direct the plan trustee how to vote the shares held in your Mondelēz International Stock Fund account(s), you must vote these plan shares (whether by Internet, telephone or mailed proxy card) by 11:59 p.m. EDT on Sunday, May 18, 2014. If your voting instructions or proxy card are not received by that time, the trustee(s) will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been timely received, unless contrary to the Employee Retirement Income Security Act of 1974.

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Please follow the instructions for registered shareholders described in Question 14 below to cast your vote. Note, however, that although you may attend the Annual Meeting, you may not vote shares held in your Mondelēz International Stock Fund account(s) at the meeting.

9.	How do I vote if I participate in Mondelēz International’s Direct Purchase Plan?

If you hold shares in the Direct Purchase Plan, you should follow the instructions for registered shareholders described in Question 14 below to vote your shares. When you vote those shares, you will be voting all the shares you hold at our transfer agent as a registered shareholder. If you do not vote your shares, they will not be voted, so please vote.

10.	I hold CREST Depository Interests (“CDIs”) that represent entitlements to shares of Mondelēz International common stock as a result of Mondelēz International’s acquisition of Cadbury in 2010. Can I vote the shares of Mondelēz International common stock underlying my CDIs? If so, how do I vote?

If you hold your CDIs in CREST, you can vote the underlying shares by completing and sending the Form of Proxy to be received by the Voting Agent, Computershare Investor Services Plc (“Computershare”) by 9:00 a.m. London time, on Friday, May 16, 2014. Computershare will then lodge the vote for the underlying shares with the Registrar and your vote will be included in the final tally for the Annual Meeting. Computershare will send all CREST Participants (including nominee companies and sponsored individuals) that hold CDIs a notice and Form of Proxy that allow these participants to attend and vote at the Annual Meeting.

If Computershare holds your CDIs on your behalf within Mondelēz International Corporate Sponsored Nominee Service, Computershare, as the international nominee for your CDIs, will send you a notice and Form of Direction. You may direct Computershare how to vote your underlying shares via the Internet or by returning your Form of Direction according to the instructions in the notice and Form of Direction by 9:00 a.m., London time, on Thursday, May 15, 2014. Computershare will then arrange to vote your underlying shares according to your instructions. If you would like to attend and vote in person at the Annual Meeting, please inform Computershare, which will provide you with a letter of representation with respect to your CDIs that will enable you to attend and vote your underlying shares at the Annual Meeting on Computershare’s behalf.

If another international nominee holds your CDIs on your behalf, your nominee may have its own arrangements in place to provide you with a separate notice of the Annual Meeting and proxy voting card with respect to your underlying shares. In that case, please follow your nominee’s voting instructions in that notice and proxy voting card to direct your nominee how to vote your underlying shares. Please vote by the deadline stated on the nominee’s notice and proxy voting card.

If you hold CDIs and have questions about voting your shares of Mondelēz International common stock underlying your CDIs, please contact Computershare at +44 (0)844 472 6005.

11.	May I change or revoke my vote?

Yes. If you are a registered shareholder, any subsequent vote you cast will replace your earlier vote. This applies whether you vote by mailing a proxy card or via the telephone or Internet. You may also revoke an earlier vote by voting in person at the Annual Meeting. Alternatively, you may revoke your proxy by submitting a written revocation to our Corporate Secretary at Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015.

If you hold your shares in street name, you must contact your broker, bank or other nominee for specific instructions on how to change or revoke your vote.

12.	What is the quorum requirement for the Annual Meeting?

A quorum of shareholders is necessary to validly hold the Annual Meeting. A quorum will be present if a majority of the outstanding shares of our common stock entitled to vote as of the Record Date is represented at the Annual Meeting, either in person or by proxy.

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Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present for the Annual Meeting.

13.	What are the items to be voted on at the Annual Meeting, and how does the Board recommend that I vote?

Item	Voting Choices	Board Recommendation
Item 1 – Election of 12 Directors	With respect to each nominee: For Against Abstain	FOR ALL NOMINEES

Item 2 – Advisory Vote to Approve Executive Compensation	For Against Abstain	FOR

Item 3 – Approve Mondelēz International, Inc. Amended and Restated 2005 Performance Incentive Plan	For Against Abstain	FOR

Item 4 – Ratification of the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accountants for 2014	For Against Abstain	FOR

Item 5 – Shareholder Proposal: Report on Packaging	For Against Abstain	AGAINST

Transact any other business that properly comes before the meeting

14.	How do I vote my shares?

If you are a registered shareholder, you may vote:

•	via the Internet at www.proxyvote.com (12-digit control number is required). The Internet voting system will be available 24 hours a day until 11:59 p.m. EDT on Monday, May 20, 2014;

•	by telephone, if you are located within the United States and Canada. Call 1-800-690-6903 (toll-free) from a touch-tone telephone. The telephone voting system will be available 24 hours a day until 11:59 p.m. EDT on Monday, May 20, 2014;

•	by returning a properly executed proxy card. We must receive your proxy card before the polls close at the Annual Meeting on Wednesday, May 21, 2014; or

•	in person at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration instructions described in Question 23 below.

If you are a beneficial shareholder, you may vote:

•	via the Internet at www.proxyvote.com (12-digit control number is required). The Internet voting system will be available 24 hours a day until 11:59 p.m. EDT on Monday, May 20, 2014;

•	by telephone, if you are located within the United States and Canada call 1-800-454-8683 (toll-free) or by the “vote-by-phone” number indicated on your Voting Instruction Form as instructed by your bank or broker;

•	by returning a properly executed Voting Instruction Form by mail, depending upon the method(s) your broker, bank or other nominee makes available; or

•	in person at the Annual Meeting. To do so, you must request a legal proxy from your broker, bank or other nominee and present it at the Annual Meeting. Please pre-register to attend the Annual Meeting by following the pre-registration instructions described in Question 23 below.

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15.	What vote is needed to elect directors?

To be elected in an uncontested election such as at this Annual Meeting, a director nominee must receive a majority of the votes cast – i.e., more votes FOR than AGAINST. Abstentions and broker non-votes (described in Question 17 below) are not considered as votes cast and will have no effect on the vote outcome for these matters. In an uncontested election, if an incumbent director nominated for re-election receives a greater number of votes AGAINST than votes FOR, the director must tender his or her resignation to the Governance Committee for its consideration following certification of the election results. The Governance Committee then will recommend to the Board whether to accept the resignation. The director will continue to serve until the Board decides whether to accept the resignation, but will not participate in the committee’s recommendation or the Board’s action regarding whether to accept the resignation offer. The Board considers all factors it deems relevant to the Company’s best interests and will publicly disclose its decision and rationale within 90 days after certification of the election results. If the Board does not accept the director’s resignation, the director will continue to serve until the next annual meeting of shareholders or until the director’s successor is duly elected and qualified.

16.	What vote is needed to approve the other proposals?

Approval of each of Item 2 (Advisory Vote to Approve Executive Compensation), Item 3 (Approve Mondelēz International, Inc. Amended and Restated 2005 Performance Incentive Plan), Item 4 (Ratification of the Selection of the Independent Registered Public Accountants) and Item 5 (Shareholder Proposal) also requires a majority of votes cast – i.e., more votes FOR than AGAINST. Abstentions and broker non-votes (described in Question 17 below) are not considered as votes cast and will have no effect on the vote outcome for these matters.

17.	What are broker non-votes?

If you hold your shares beneficially, your vote instructs your broker, bank or other nominee, as the holder of record, how to vote your shares. Under stock exchange rules, if you do not provide voting instructions to your broker, bank or other nominee, your nominee has discretion to vote your shares only on matters classified as “routine” under stock exchange rules. The ratification of the selection of the independent registered public accountants (Item 4) is the only item on the agenda for the Annual Meeting that is considered routine. If you do not vote (and thereby provide voting instructions to your broker or other nominee), your nominee may vote your shares only on Item 4. In that case, your shares will be counted toward the quorum for the Annual Meeting and voted on Item 4, but they will not be voted on the other items on the agenda, resulting in “broker non-votes” in an amount equivalent to your shares with respect to each of those other items.

18.	Who bears the cost of soliciting votes for the Annual Meeting?

We bear the cost of soliciting your vote. Our directors, officers or employees may solicit proxies or votes in person, by telephone or by electronic communication. They will not receive any additional compensation for these solicitation activities.

We will enlist the help of banks, brokers and other nominee holders in soliciting proxies for the Annual Meeting from their customers (i.e., beneficial shareholders) and reimburse those firms for related out-of-pocket expenses.

We retained McKenzie Partners, Inc. to aid in soliciting votes for the Annual Meeting for a fee not to exceed $20,000 plus reasonable expenses.

19.	What is “Householding”?

Unless you advised otherwise, if you hold your shares beneficially in street name and you and other residents at your mailing address share the same last name and also own shares of Mondelēz International common stock in an account at the same broker, bank or other nominee, your nominee delivered a single Notice or set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Shareholders who participate in householding continue to receive separate proxy cards and control numbers for voting electronically.

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We will deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials to a shareholder at a shared address to which a single copy was delivered. A shareholder who received a single Notice or set of proxy materials to a shared address may request a separate copy of the Notice or proxy materials be sent to him or her by contacting in writing Broadridge Financial Solutions, Inc. (“Broadridge”), Householding Department at 51 Mercedes Way, Edgewood, New York, 11717, or calling 1-800-542-1061. If you would like to opt out of householding for future deliveries of proxy materials, please contact your broker, bank or other nominee.

Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request.

If you are a registered shareholder or hold your shares in an employee benefit plan, we sent you and each registered or plan shareholder at your address separate Notices or sets of proxy materials.

20.	Are my votes confidential?

Yes. Your votes will not be disclosed to our directors, officers or employees, except (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against us, (b) in the case of a contested proxy solicitation, (c) if you provide a comment with your proxy or otherwise communicate your vote to us outside of the normal procedures or (d) as necessary to allow the inspector of election to certify the results.

21.	Who counts the votes?

Broadridge will receive and tabulate the proxies, and representatives of IVS, Inc. will act as the inspectors of election and will certify the results.

22.	How do I find out the voting results?

We expect to announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before May 28, 2014. The Form 8-K will be available at http://ir.mondelezinternational.com/sec.cfm and on the SEC’s website at www.sec.gov.

23.	What do I need to do if I would like to attend the Annual Meeting?

PRE-REGISTRATION INSTRUCTIONS: If you would like to attend the Annual Meeting, please pre-register by 11:59 p.m. EDT on Sunday, May 18, 2014. Due to space limitations, you may bring only one guest. If you wish to bring a guest, you must indicate that when you pre-register. You and your guest, if any, must present valid government-issued photographic identification, such as a driver’s license, to be admitted into the Annual Meeting.

If you are a registered shareholder, please indicate that you intend to attend the Annual Meeting by:

•	checking the appropriate box(es) on the Internet voting site;

•	following the prompts on the telephone voting site; or

•	checking the appropriate box(es) on your proxy card.

If you hold your shares beneficially, please notify us in writing that you will attend and whether you intend to bring a guest. In your written notification, please include a proof of ownership of our common stock (such as a letter from your broker, bank or other nominee, a photocopy of your current account statement or a copy of your voting card). Please also provide contact information where we can reach you if we have a question about your notification. Send your notification by mail, fax or e-mail as follows:

By mail:	By fax:	By e-mail:
Attn: MDLZ 105 Madison Avenue New York, NY 10016	212-929-0308	proxy@mackenziepartners.com

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For your comfort, security and safety, we will not allow any large bags, briefcases, packages or backpacks into the Annual Meeting site. All bags will be subject to search. We also will not allow cameras, audio and video recorders and similar electronic recording devices into the Annual Meeting. We will request that all cellular phones, laptops and pagers be turned off. We welcome assistance animals for the disabled but do not allow pets.

24.	May I ask questions at the Annual Meeting?

Yes. Shareholders will have the opportunity to ask questions or make comments related to the matters being voted on and more generally about our Company and business at the times indicated in the meeting agenda to be distributed at the meeting and according to the Chairman’s instructions. Shareholders will be required to observe the meeting procedures distributed at the registration desk as they enter the meeting.

2015 Annual Meeting of Shareholders

We presently anticipate that the 2015 Annual Meeting of Shareholders will be held on approximately the same date as this year’s Annual Meeting.

Shareholder Nominations and Proposals for the 2015 Annual Meeting

Under our By-Laws, a shareholder may nominate a candidate for election as a director or propose business for consideration at an annual meeting of shareholders by delivering written notice that contains certain required information to our Corporate Secretary. We must receive this written notice no later than 120 days, and no earlier than 150 days, before the first anniversary of the preceding year’s annual meeting. Accordingly, to be considered at the 2015 Annual Meeting of Shareholders, our Corporate Secretary must receive a shareholder’s written notice of nomination or proposal on or after December 22, 2014 and on or before January 21, 2015. If we change the date of an annual meeting by more than 30 days from the date of the previous year’s annual meeting, then we must receive this written notice no later than 60 days before the date of the Annual Meeting.

Under SEC Rule 14a-8, a shareholder may submit a proposal for possible inclusion in a proxy statement for an annual meeting of shareholders by submitting the proposal and other required information to our principal executive offices. We must receive the proposal no later than 120 calendar days before the one-year anniversary date of our Proxy Statement for the previous year’s annual meeting. Accordingly, to be considered for inclusion in our 2015 Proxy Statement, we must receive a shareholder’s submission of a proposal on or before the close of business on December 2, 2014. If we did not hold an annual meeting the previous year, or if we change the date of an annual meeting by more than 30 days from the date of the previous year’s annual meeting, then the deadline is a reasonable time before we print and send our proxy materials for the annual meeting.

Shareholders should mail all nominations and proposals to our Corporate Secretary at Mondelēz International, Inc., Three Parkway North, Deerfield, Illinois 60015.

You may obtain a copy of our By-Laws from our Corporate Secretary by written request to the same address. Our By-Laws are also available on our website at www.mondelezinternational.com/investors/corporate-governance.

April 1, 2014	Carol J. Ward
Vice President and Corporate Secretary

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Exhibit A

GAAP to Non-GAAP Reconciliation

Net Revenues to Organic Net Revenues

For the Twelve Months Ended December 31,

($ in millions) (Unaudited)

	As Reported /Revised (GAAP)	Impact of Divestitures(1)	Impact of Acquisitions(2)	Impact of Accounting Calendar Changes	Impact of Currency	Organic (Non-GAAP)
2013
Mondelēz International	$35,299	$(70)	$(93)	$(38)	$840	$35,938

2012
Mondelēz International	$35,015	$(415)	$—	$—	$—	$34,600

							Organic Growth Drivers
% Change							Vol / Mix	Price
Mondelēz International	0.8%	1.0pp	(0.2)pp	(0.1)pp	2.4pp	3.9%	3.4pp	0.5pp

(1)

Includes: (a) 2013 divestitures in Turkey, South Africa and Spain and the exit of a product line in North America upon the execution of a licensing agreement; and (b) several 2012 divestitures primarily in Germany, Belgium and Italy as well as in North America.

(2)	On February 22, 2013, the company acquired the remaining interest in a biscuit operation in Morocco, which is now a wholly-owned subsidiary within the EEMEA segment.

GAAP to Non-GAAP Reconciliation

Diluted EPS to Adjusted EPS

(Unaudited)

	For the Twelve Months Ended December 31,
	2013	2012	% Growth
Adjusted EPS (Non-GAAP) (Constant Currency)	1.60	1.41	13.5%
Unfavorable foreign currency—translation(5)	(0.06)	—
Unfavorable foreign currency—Venezuela net monetary assets	(0.03)	—

Adjusted EPS (Non-GAAP)	1.51	1.41	7.1%
Integration Program and other acquisition integration costs(1)	(0.10)	(0.08)
Spin-Off Costs(2)	(0.02)	(0.39)
Spin-Off related adjustments(3)	—	(0.08)
2012-2014 Restructuring Program costs(4)	(0.14)	(0.04)
Net Benefit from Indemnification Resolution(6)	0.20	—
Loss on debt extinguishment and related expenses(7)	(0.22)	—
Residual tax benefit impact due to resolution of Starbucks arbitration	0.02	—
Gains on acquisition and divestitures, net(8)	0.04	0.03
Net earnings from divestitures	—	0.03
Acquisition-related costs	—	—

Diluted EPS Attributable to Mondelēz International from continuing operations (GAAP)	1.29	0.88	46.6%
Discontinued operations, net of income taxes	0.90	0.83

Diluted EPS Attributable to Mondelēz International (GAAP)	$2.19	$1.71	28.1%

(1)	Integration Program costs are defined as the costs associated with combining the Mondelēz International and Cadbury businesses, and are separate from those costs associated with the acquisition.

(2)

Spin-Off Costs represent transaction and transition costs associated with preparing the businesses for independent operations consisting primarily of financial advisory fees, legal fees, accounting fees, tax services and information systems infrastructure duplication, and financing and related costs to redistribute debt and secure investment grade ratings for both the Kraft Foods Group business and the Mondelēz International business.

(3)

Spin-Off related adjustments include: (a) pension adjustment defined as the estimated benefit plan expense associated with certain benefit plan obligations transferred to Kraft Foods Group in the Spin-Off; and (b) interest adjustment defined as the interest expense associated with the assumed reduction of the $6 billion of our debt on January 1, 2012, from the utilization of funds received from Kraft Foods Group in 2012 in connection with our Spin-Off capitalization plan. Note during the year ended December 31, 2012, a portion of the $6 billion of debt was retired. As such, we adjusted interest expense during this period as if this debt had been paid on January 1, 2012 to ensure consistency of our assumption and related results.

(4)	Restructuring Program costs represent restructuring and related implementation costs reflecting primarily severance, asset disposals and other manufacturing-related costs.

(5)	Includes the favorable foreign currency impact on Mondelēz International foreign denominated debt and interest expense due to the strength of the U.S. dollar.

(6)

As part of our 2010 Cadbury acquisition, the company became the responsible party for tax matters under the Cadbury Schweppes Plc and Dr Pepper Snapple Group, Inc. (“DPSG”) Tax Sharing and Indemnification Agreement dated May 1, 2008 (“Tax Indemnity”) for certain 2007 and 2008 transactions relating to the demerger of Cadbury’s Americas Beverage business. A U.S. federal tax audit of DPSG for the 2006-2008 tax years was concluded with the IRS in August 2013. As a result, the company recorded a favorable impact of $363 million due to the reversal of the accrued liability in excess of the amount paid to DPSG under the Tax Indemnity. The company recorded $336 million in selling, general and administrative expenses and $49 million in interest and other expense, net, partially offset by $22 million of tax expense for an impact of $0.20 per diluted share.

(7)

On December 18, 2013, the company completed a $3.4 billion cash tender offer for some of its outstanding high coupon long term debt. The company recorded a pre-tax loss on debt extinguishment and related expenses of $612 million for the amount paid in excess of the carrying value of the debt and the recognition of the remaining unamortized financing and related costs.

(8)

On February 22, 2013, the company acquired the remaining interest in a biscuit operation in Morocco, which is now a wholly-owned subsidiary within the EEMEA segment. A pre-tax gain of $22 million was recorded in connection with the acquisition. In addition, during the twelve months ended December 31, 2013, the company divested a salty snack business in Turkey, a confectionery business in South Africa and a chocolate business in Spain. A pre-tax gain of $8 million was recorded in connection with these divestitures.

GAAP to Non-GAAP Reconciliation

Net Cash Provided by Operating Activities

to Free Cash Flow excluding items*

($ in millions) (Unaudited)

Net Cash Provided by Operating Activities (GAAP)	$6,410
Capital Expenditures	(1,622)

Free Cash Flow (Non-GAAP)	$4,788
Items
Cash impact of the resolution of the Starbucks arbitration(1)	(2,616)
Cash payments for accrued interest and other related fees associated with debt tendered as of December 18, 2013.(2)	81

Free Cash Flow excluding items (Non-GAAP)	$2,253

(1)

During the fourth quarter of 2013, the dispute with Starbucks Coffee Company was resolved. The amount noted above reflects the cash received from Starbucks of $2,764 million net of $148 million attorney’s fees paid.

(2)

On December 18, 2013, the company completed a $3.4 billion cash tender offer for some of its outstanding high coupon long-term debt. The amount above reflects the cash payments associated with accrued interest and other related fees.

*	Free Cash Flow excluding items is defined as Free Cash Flow (net cash provided by operating activities less capital expenditures) excluding the following: (a) net cash received due to the resolution of the Starbucks arbitration, and (b) the cash payments made for accrued interest and other related fees associated with the debt tendered on December 18, 2013

Exhibit B

MONDELĒZ INTERNATIONAL, INC.

AMENDED AND RESTATED 2005 PERFORMANCE INCENTIVE PLAN

(Amended and Restated as of May 21, 2014)

Section 1. Purpose; Definitions.

The Plan supports the Company’s ongoing efforts to increase shareholder value by allowing the Company to offer its senior leaders compensation opportunities intended to incent high performance and retention.

The terms below are defined as follows for Plan purposes:

(a)	“Annual Incentive Award” means an Incentive Award made pursuant to Section 5(a)(vi) with a Performance Cycle of one year or less.

(b)	“Award” means the cash or equity earned by a Participant pursuant to a Grant.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” means termination because of:

(i)	Continued failure to substantially perform the Participant’s job’s duties (other than resulting from incapacity due to disability);

(ii)	Gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Mondelēz Group where the violation results in significant damage to the Mondelēz Group or

(iii)	Engaging in other conduct which adversely reflects on the Mondelēz Group in any material respect.

(e)	“Change in Control” has the meaning stated in Section 6.

(f)	“Code” means the U.S. Internal Revenue Code.

(g)	“Commission” means the U.S. Securities and Exchange Commission or any successor agency.

(h)	“Committee” means the Human Resources and Compensation Committee of the Board, any successor or such other committee or subcommittee as may be designated by the Board to administer the Plan.

(i)	“Common Stock” or “Stock” means the Class A Common Stock of the Company.

(j)	“Company” means Mondelēz International, Inc., a corporation organized under the laws of the Commonwealth of Virginia, or any successor.

(k)	“Deferred Stock Unit” means the Grant of that name described in Section 5(a)(v).

(l)	“Economic Value Added” means net after-tax operating profit less the cost of capital.

(m)	“Exchange Act” means the Securities Exchange Act of 1934.

(n)	“Fair Market Value” means, as applied to a specific date, the price of a share of Stock that is based on the opening, closing, actual, high, low or average selling prices of a share of Stock reported on any established stock exchange or national market system including without limitation the NASDAQ Global Select Market and the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise or unless otherwise specified in a Grant agreement, Fair Market Value will be deemed to be equal to the closing price of a share of Stock on the most recent date on which shares of Stock were publicly traded.

(o)	“Grant” means a grant made under the Plan or, to the extent relevant, under any Prior Plan.

(p)	“Good Reason” means:

(i)	the assignment to the Participant of any duties substantially inconsistent with the Participant’s position, authority, duties or responsibilities in effect immediately prior to the Change in Control, or any other action by the Mondelēz Group that results in a marked diminution in the Participant’s position, authority, duties or responsibilities, excluding for this purpose:

(A)	changes in the Participant’s position, authority, duties or responsibilities which are consistent with the Participant’s education, experience, etc.; or

(B)	an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Mondelēz Group promptly after receipt of notice thereof given by the Participant;

(ii)	any material reduction in the Participant’s base salary, annual incentive or long-term incentive opportunity as in effect immediately prior to the Change in Control;

(iii)	the Mondelēz Group’s requiring the Participant to be based at any office or location other than any other location which does not extend the Participant’s home to work location commute as of the time of the Change in Control by more than 50 miles; or

(iv)	any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, as and to the extent required by Section 6 of the Plan.

The Participant must notify the Company of any event purporting to constitute Good Reason within 45 days following the Participant’s knowledge of its existence, and the Company shall have 30 days in which to correct or remove such Good Reason, or such event shall not constitute Good Reason.

(q)	“Incentive Award” means any Award that is either an Annual Incentive Award or awarded pursuant to a Long-Term Incentive Grant.

(r)	“Incentive Stock Option” means any Stock Option that is designated as being an Incentive Stock Option and complies with Section 422 of the Code.

(s)	“Long-Term Incentive Grant” means a Grant made pursuant to Section 5(a)(vi) with a Performance Cycle of more than one year.

(t)	“Mondelēz Group” means the Company and each of its subsidiaries and affiliates.

(u)	“Non-Management Director” means a member of the Board who is not an employee of the Mondelēz Group.

(v)	“Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(w)	“Other Stock-Based Grant” means a Grant made pursuant to Section 5(a)(iii).

(x)	“Participant” means any eligible individual as set forth in Section 3 to whom a Grant is made.

(y)	“Performance Cycle” means the period selected by the Committee during which the performance of the Company or any organizational unit of the Mondelēz Group or any individual is measured for the purpose of determining the extent to which a Grant or compensation subject to Performance Goals has been earned.

(z)	“Performance Goals” mean the objectives for the Company or any organizational unit of the Mondelēz Group or any individual that may be established by the Committee for a Performance Cycle with respect to any performance-based Grants under the Plan. Performance Goals may be provided in absolute terms, or in relation to the Company’s peer group. The Company’s peer group will be determined by the Committee, in its sole discretion. The Performance Goals for Grants that are intended to constitute “performance-based” compensation within the meaning of Section 162(m) of the Code must be based on one or more of the following criteria: net earnings or net income (before or after taxes), operating income, earnings per share, net sales or revenue growth, adjusted net income, net operating profit or income, return measures (including, but not limited to, return on assets, capital, invested capital, net assets, equity, sales, or revenue), cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment), earnings before or after taxes, interest, depreciation, and/or amortization, gross or operating income margins, productivity ratios, share price (including, but not limited to, share price growth measures and total shareholder return), cost control, margins, trade efficiency, overhead cost management, volume growth, volume/mix growth, pricing impact, operating efficiency, market share, category growth, advertising and consumer spending, objective measures of customer satisfaction or employee satisfaction, case fill rate, pricing net of commodities, working capital, cash conversion days, taxes, depreciation and amortization, volume or Economic Value Added.

(aa)	“Plan” means this Mondelēz International, Inc. 2005 Performance Incentive Plan, as amended and restated as of May 21, 2014.

(bb)	“Prior Plan” means the Mondelēz International, Inc. Amended and Restated 2006 Stock Compensation Plan for Non-Employee Directors.

(cc)	“Restricted Period” means the period during which a Grant may not be sold, assigned, transferred, pledged or otherwise encumbered.

(dd)	“Restricted Stock” means a Grant of shares of Common Stock pursuant to Section 5(a)(iv).

(ee)	“Restricted Stock Unit” means a Grant of that name described in Section 5(a)(v).

(ff)	“Spread Value” means, with respect to a share of Common Stock subject to a Grant, an amount equal to the excess of the Fair Market Value, on the date such value is determined, over the Grant’s exercise or strike price, if any.

(gg)	“Stock Appreciation Right” or “SAR” means a Grant described in Section 5(a)(ii).

(hh)	“Stock Option” means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to Section 5(a)(i).

For purposes of these definitions, any reference to a statute also refers to any regulations promulgated with respect to the statute and any successor or amendment to the statute, regulation or legal standard.

Section 2. Administration.

The Plan is administered by the Committee, which has the power to interpret the Plan and to adopt such rules and guidelines for carrying out the Plan as it may deem appropriate. The Committee has the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with the laws, regulations, compensation practices and tax and accounting principles of the countries in which the Mondelēz Group may operate to assure the viability of the benefits of Grants made to individuals employed in such countries and to meet the objectives of the Plan.

Subject to the terms of the Plan, the Committee has the authority to determine those employees eligible to receive Grants and Awards and the amount, type and terms of each Grant or Award and to establish and administer any Performance Goals applicable to such Grants or Awards. Subject to the terms of the Plan, the Committee has the authority to recommend to the Board those Non-Management Directors eligible to receive Grants or Awards and the amount, type and terms of each Grant or Award. The Committee may delegate its authority and power under the Plan to one or more officers of the Company, subject to guidelines prescribed by the Committee, but only with respect to Participants who are not Non-Management Directors or executive officers of the Company and/or otherwise subject to either Section 16 of the Exchange Act or Section 162(m) of the Code.

Any determination made by the Committee or by one or more officers pursuant to delegated authority in accordance with the provisions of the Plan with respect to any Grant or Award is made in the sole discretion of the Committee or such delegate, and all decisions made by the Committee or any appropriately designated officer pursuant to the provisions of the Plan are final and binding on all persons, including the Company and Plan Participants.

Section 3. Eligibility.

Salaried employees of the Mondelēz Group who are responsible for or contribute to the management, growth and profitability of the business of the Mondelēz Group are eligible for Grants and Awards under the Plan. Non-Management Directors are also eligible for Grants and Awards under the Plan. Stock Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company and its subsidiaries, within the meaning of the Code, as selected by the Committee.

Section 4. Common Stock Subject to the Plan.

(a)

Common Stock Available. The total number of shares of Common Stock reserved and available for distribution pursuant to the Plan is 243,691,747 shares, which consists of 150,000,000 shares that were approved in 2005, 18,000,000 shares that were approved in 2009, 75,000,000 shares that were added as of the May 21, 2014 Amendment and Restatement and 691,747 shares that remain available for issuance under the Prior Plan as of

March 14, 2014. An amount not to exceed 50% of the shares of Common Stock issuable under the plan as of May 21, 2014 may be issued pursuant to Grants of Restricted Stock, Restricted Stock Units, Deferred Stock Units or Other Stock-Based Grants, and Incentive Awards, except that Other Stock-Based Grants with values based on Spread Values are not included in this limitation; and except further, that Grants of Restricted Stock, Restricted Stock Units, Deferred Stock Units and Other Stock-Based Grants, and Incentive Awards made prior to May 21, 2014 are not included in this limitation. Except as otherwise provided in this Plan, any Grant made under the Prior Plan continues to be subject to the terms and conditions of the Prior Plan and the applicable Grant agreement. Any adjustments, substitutions, or other actions that may be made or taken in accordance with Section 4(b) below in connection with the corporate transactions or events described in that section, will, to the extent applied to outstanding Grants made under the Prior Plan, be deemed made from shares reserved for issuance under the Prior Plan, rather than this Plan, pursuant to the authority of the Board under the Prior Plan to make adjustments and substitutions in such circumstances to the aggregate number and kind of shares reserved for issuance under the Prior Plan and to Grants made under the Prior Plan. To the extent any Grant under this Plan is exercised, cashed out, terminates, expires or is forfeited without a payment being made to the Participant in the form of Common Stock, the shares subject to the Grant that were not used will be available for distribution in connection with Grants under this Plan; provided, however, that any shares which are available again for Grants under this Plan will count toward the limit described in Section 5(b)(i). If a SAR or similar Grant based on Spread Value with respect to shares of Common Stock is exercised, the full number of shares of Common Stock with respect to which the Grant is measured will nonetheless be deemed distributed for purposes of determining the maximum number of shares remaining available for delivery under the Plan. Similarly, any shares of Common Stock that are withheld by the Company or tendered by a Participant (1) as full or partial payment of withholding or other taxes owed by the Participant related to an outstanding Stock Option or SAR or (2) as payment for the exercise or conversion price of a Stock Option, SAR or similar Grant based on Spread Value under the Plan will be deemed distributed for purposes of determining the maximum number of shares remaining available for delivery under the Plan.

(b)	Adjustments for Certain Corporate Transactions

(i)	In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock in any case after adoption of the Plan by the Board, the Committee will make any adjustments or substitutions with respect to Grants made under the Plan and the Prior Plan as it deems appropriate to reflect the occurrence of such event, including, but not limited to, adjustments (A) to the aggregate number and kind of securities reserved for issuance under the Plan, (B) to the limits set forth in Section 5, (C) to the Performance Goals or Performance Cycles of any outstanding Grants, and (D) to the number and kind of securities subject to outstanding Grants and, if applicable, the grant or exercise price or Spread Value of outstanding Grants. In addition, the Committee may make a Grant in substitution for incentive awards, stock grants, stock options or similar grants made to an individual who is, previously was, or becomes an employee of the Mondelēz Group in connection with a transaction described in this Section 4(b)(i). Notwithstanding any provision of the Plan (other than the limitation set forth in Section 4(a)), the Committee has full discretion to determine the terms of any Grants made in substitution.

(ii)	Specific Adjustments.

(A)	In connection with any of the events described in Section 4(b)(i), the Committee has the authority with respect to Grants made under the Plan and the Prior Plan (x) to issue Grants (including Stock Options, SARs, and Other Stock-Based Grants) with a grant price that is less than Fair Market Value on the date of grant in order to preserve existing gain under any similar type of previous grant made by the Company or another entity to the extent that the existing gain would otherwise be diminished without payment of adequate compensation to the holder of the grant for such diminution, and (y) except as may otherwise be required under an applicable Grant agreement, to cancel or adjust the terms of an outstanding Grant as appropriate to reflect the substitution for the outstanding grant of equivalent value made by another entity.

(B)	In connection with a spin-off or similar corporate transaction, the Committee also has the authority with respect to Grants made under the Plan and the Prior Plan to make adjustments described in this

Section 4(b) that may include, but are not limited to, (x) the imposition of restrictions on any distribution with respect to Restricted Stock or similar Grants and (y) the substitution of comparable Stock Options to purchase the stock of another entity or SARs, Restricted Stock Units, Deferred Stock Units or Other Stock-Based Grants denominated in the securities of another entity, which may be settled in the form of cash, Common Stock, stock of such other entity, or other securities or property, as determined by the Committee; and, in the event of such a substitution, references in this Plan and the Prior Plan and in the applicable Grant agreements thereunder to “Common Stock” or “Stock” will be deemed to also refer to the securities of the other entity where appropriate.

(iii)	In connection with any of the events described in Section 4(b)(i), with respect to Grants made under the Plan and the Prior Plan, the Committee is also authorized to provide for the payment of any outstanding Grants in cash, including, but not limited to, payment of cash in lieu of any fractional shares, provided that no such payment fails to comply with the requirements of Section 409A of the Code to the extent that law applies to the recipient of the cash payment.

(iv)	In the event of any conflict between this Section 4(b) and other provisions of the Plan or the Prior Plan, the provisions of this section control. Each Participant who receives a Grant under the Plan is deemed to acknowledge and consent to the Committee’s ability to adjust Grants under the Prior Plan in a manner consistent with this Section 4(b).

Section 5. Grants and Awards.

(a)	General. The types of Grants and Awards that may be made under the Plan are described below. Grants and Awards may be made singly, in combination or in tandem with other Grants and/or Awards. All Grant agreements are incorporated in and constitute part of the Plan.

(i)	Stock Options. A Grant of a Stock Option represents the right to purchase a share of Stock at a predetermined grant price. Stock Options granted under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options, as specified in the Grant agreement but no Stock Option designated as an Incentive Stock Option will be invalid in the event that it fails to qualify as an Incentive Stock Option. The term of each Stock Option will be stated in the Grant agreement, but no Stock Option will be exercisable more than ten years after the grant date. The grant price per share of Common Stock purchasable under a Stock Option may not be less than 100% of the Fair Market Value on the date of grant, except as permitted by Section 4(b)(ii)(A). Subject to the applicable Grant agreement, Stock Options may only be exercised, in whole or in part, by following the administrative procedures applicable to the exercise of Stock Options as are periodically communicated to Participants. If the exercise requires payment for the shares exercised (as well as applicable taxes), payment must be received in accordance with applicable payment requirements. Unless otherwise determined by the Committee, payment in full or in part may also be made in the form of Common Stock already owned by the Participant valued at Fair Market Value on the day preceding the date of exercise or shares of Common Stock otherwise issuable upon such exercise.

(ii)	Stock Appreciation Right. A Grant of a SAR represents the right to receive a cash payment, a share of Common Stock, or both (as determined by the Committee), with a value equal to the Spread Value on the date the SAR is exercised. The grant price of a SAR will be stated in the applicable Grant agreement and will not be less than 100% of the Fair Market Value on the date of grant, except as permitted by Section 4(b)(ii)(A). Subject to the terms of the applicable Grant agreement, a SAR will be exercisable, in whole or in part, by following the administrative procedures applicable to the exercise of SARs as are periodically communicated to Participants, but no SAR may be exercisable more than ten years after the Grant date.

(iii)	Other Stock-Based Grant. An Other Stock-Based Grant is a Grant, other than an a Stock Option, SAR, Restricted Stock, Restricted Stock Units, or Deferred Stock Unit, that is denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock. The grant, purchase, exercise, exchange or conversion of Other Stock-Based Grants made under this subsection (iii) will be on such terms and conditions and by such methods as may be specified by the Committee. Where the value of an Other Stock-Based Grant is based on the Spread Value, the grant price for such a Grant will not be less than 100% of the Fair Market Value on the date of Grant.

(iv)	Restricted Stock. A Grant of Restricted Stock is a share of Common Stock that is subject to forfeiture during the Restricted Period upon such conditions as may be stated in the applicable Grant agreement. Except as may be provided in the applicable Grant agreement, during the Restricted Period:

(A)	Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered; and

(B)	A Participant will have all the rights of a holder of Common Stock with respect to the Restricted Stock.

(v)	Restricted Stock Unit or Deferred Stock Unit. A Grant of a Restricted Stock Unit or a Deferred Stock Unit represents the right to receive a share of Common Stock, cash, or both (as determined by the Committee) upon satisfaction of such conditions as may be set forth in the applicable Grant agreement. Except as may be provided in the applicable Grant agreement, neither Restricted Stock Units nor Deferred Stock Units may be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period. Except as may be provided in the applicable Grant agreement, a Participant will not have any of the rights of a holder of Common Stock with respect to Restricted Stock Units or Deferred Stock Units unless and until shares of Common Stock are actually delivered in satisfaction of the restrictions and other conditions of such Restricted Stock Units or Deferred Stock Units.

(vi)	Incentive Awards. An Incentive Award is a performance-based Award that is expressed in U.S. currency or Common Stock or any combination of the two. Incentive Awards may either be Annual Incentive Awards or Long-Term Incentive Grants.

(b)	Maximum Grants and Awards. Subject to the exercise of the Committee’s authority pursuant to Section 4:

(i)	The total number of shares of Common Stock subject to Stock Options and SARs granted during any calendar year to any Participant may not exceed 3,000,000 shares.

(ii)	The total amount of any Annual Incentive Award awarded to any Participant with respect to any Performance Cycle, taking into account the cash and the Fair Market Value of any Common Stock payable with respect to such Award, may not exceed $10,000,000.

(iii)	The total amount of any Long-Term Incentive Grant made to any Participant with respect to any Performance Cycle may not exceed 400,000 shares of Common Stock multiplied by the number of years in the Performance Cycle or, in the case of Grants expressed in currency, $8,000,000 multiplied by the number of years in the Performance Cycle. The maximum in this paragraph will be reduced pro-rata for any Participant who is not a Participant for the entire Performance Cycle.

(iv)	No Grant of Restricted Stock, Restricted Stock Units, Deferred Stock Units, or Other Stock-Based Grants may be made in excess of 1,000,000 shares of Common Stock to any Participant in a calendar year, except that Other Stock-Based Grants with values based on Spread Values are not subject to this limitation.

(v)	The maximum Fair Market Value on the date of Grant, as determined by the Committee, of the shares of Common Stock subject to Grants made to any Non-Management Director in any calendar year may not exceed $500,000.

(c)	Performance-Based Grants. Grants made under the Plan may be performance-based through the application of Performance Goals and Performance Cycles.

(d)	Adjustment of Performance-Based Compensation. Awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code may not be adjusted upward. The Committee retains the discretion to adjust such Awards downward, either on a formulaic or discretionary basis or any combination, as the Committee determines, in its sole discretion.

(e)

Evaluation of Performance. The Committee may provide in any Grant intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code that any evaluation of performance under the applicable Performance Goal(s) may include or exclude the impact, if any, on reported financial results of any of the following events that occurs during a Performance Cycle: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) changes in tax laws, accounting principles or other laws or provisions; (d) reorganization or restructuring programs; (e) acquisitions or divestitures; (f) foreign exchange gains and losses; and (g) gains and losses that are treated as extraordinary items under Financial Accounting Standard No. 145 (Accounting Standards Codification 225). To the extent such inclusions or exclusions affect Grants to covered employees (as defined in Section 162(m) of the Code), they must be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

(f)	Vesting. Grants made under the Plan will vest at such time or times as may be determined by the Committee; provided, however, that no condition relating to the vesting of a Grant and/or Award that is based upon Performance Goals may be based on a Performance Cycle of less than one year, and no condition that is based upon continued employment or the passage of time alone may provide for vesting of a Grant more rapidly than in installments over three years from the date the Grant is made, except (i) upon the death, disability or retirement of the Participant, in each case as specified in the Grant agreement (ii) upon a Change in Control, as specified in Section 6 of the Plan, (iii) for any Award paid in cash, (iv) for any Grants made to Non-Management Directors, and (v) for up to 12,184,587 (equal to 5% of the amount of shares of Common Stock subject to the Plan) shares of Common Stock that may be subject to Grants without any minimum vesting period.

Section 6. Change in Control Provisions.

(a)	Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control (as defined below in Section 6(b)):

(i)	If, and to the extent that outstanding Grants, other than Incentive Awards, under the Plan (A) are assumed by the successor corporation (or affiliate thereto) or (B) are replaced with equity grants that preserve the existing value of the Grants at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule, as applicable, that is the same or more favorable to the Participants than the vesting schedule applicable to the Grants, then all of these Grants or substitute grants will remain outstanding and be governed by their respective terms and the provisions of the Plan subject to Section 6(a)(iv) below.

(ii)	If, and to the extent that outstanding Grants, other than Incentive Awards, under the Plan are not assumed or replaced in accordance with Section 6(a)(i) above, then upon the Change in Control the following treatment (referred to as “Change-in-Control Treatment”) will apply to these Grants: (A) outstanding Grants of Stock Options and SARs will immediately vest and become exercisable; and (B) the restrictions and other conditions applicable to outstanding Restricted Stock, Restricted Stock Units, Deferred Stock Units and Other Stock-Based Grants, including vesting requirements, will immediately lapse, and these grants will be free of all restrictions.

(iii)	If, and to the extent that outstanding Grants under the Plan are not assumed or replaced in accordance with Section 6(a)(i) above, then in connection with the application of the Change-in-Control Treatment stated in Section 6(a)(ii) above, the Board may, in its sole discretion, provide for cancellation of such outstanding Grants at the time of the Change in Control in which case a payment of cash, property or a combination thereof will be made to each affected Participant upon the consummation of the Change in Control that is determined by the Board in its sole discretion and that is at least equal to the excess (if any) of the value of the consideration that would be received in such Change in Control by the holders of the securities of Mondelēz International, Inc. relating to such Grants over the exercise or purchase price (if any) for such Grants.

(iv)	If, and to the extent that outstanding Grants are assumed or replaced in accordance with Section 6(a)(i) above and (A) other than with respect to a Non-Management Director, a Participant’s employment with, or performance of services for, the Mondelēz Group is terminated by the Mondelēz Group for any reasons other than Cause or, by such Participant eligible to participate in the Mondelēz International, Inc. Change in Control Plan for Key Executives, for Good Reason, in each case, within the two-year period commencing on the Change in Control, or (B) with respect to a Non-Management Director, such Non-Management Director’s service as a member of the Board ceases for any reason within the one-year period commencing on the Change in Control, then, as of the date of such Participant’s termination, the Change-in-Control Treatment stated in Section 6(a)(ii) above will apply to all assumed or replaced Grants of such Participant then outstanding.

(v)	Outstanding Stock Options or SARs that are assumed or replaced in accordance with Section 6(a)(i) may be exercised by the Participant in accordance with the applicable terms and conditions stated in the applicable Grant agreement or elsewhere; provided, however, that Stock Options or SARs that become exercisable in accordance with Section 6(a)(iv) may be exercised until the expiration of the original full term of the Stock Option or SAR notwithstanding the other original terms and conditions of such Grant.

(vi)	Any Incentive Awards relating to Performance Cycles completed prior to the year in which the Change in Control occurs that have been earned but not paid will become immediately payable in cash upon the Change in Control. In addition, each Participant who is eligible for an Incentive Award for any then current Performance Cycle will be deemed to have earned a pro rata Incentive Award equal to the product of (A) such Participant’s target award opportunity for such Performance Cycle, and (B) a fraction, the numerator of which is the number of full or partial months that have elapsed since the beginning of such Performance Cycle to the date on which the Change in Control occurs, and the denominator of which is the total number of months in such Performance Cycle, and such amount will become immediately payable in cash upon the Change in Control.

(vii)	Except as otherwise specified in a Grant agreement, any of the foregoing Change in Control provisions that change the timing of payment of an Award will not apply to a Grant subject to Section 409A of the Code unless such change is permissible under and consistent with Section 409A of the Code without the imposition of additional taxes and penalties under Section 409A of the Code. For the avoidance of doubt, the foregoing applies to all Grants made under the Plan regardless of when made.

(b)	Definition of Change in Control. “Change in Control” means the occurrence of any of the following events:

(i)	Acquisition of 20% or more of the outstanding voting securities of the Company by another entity or group; excluding, however, the following:

(A)	any acquisition by the Company or any of its Affiliates;

(B)	any acquisition by an employee benefit plan or related trust sponsored or maintained by any entity within the Mondelēz Group; or

(C)	any acquisition pursuant to a merger or consolidation described in Section 6(b)(iii);

(ii)	During any consecutive 24-month period, persons who constitute the Board at the beginning of such period cease to constitute at least 50% of the Board; provided that each new Board member who is approved by a majority of the directors who began such 24 month period will be deemed to have been a member of the Board at the beginning of such 24 month period;

(iii)	The consummation of a merger or consolidation of the Company with another company, and the Company is not the surviving company; or, if after such transaction, the other entity owns, directly or indirectly, 50% or more of the outstanding voting securities of the Company; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors (or similar persons) of the entity resulting from such transaction (including, without limitation, an entity which as a result of such transaction owns the Company either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the outstanding voting securities of the Company; or

(iv)	The consummation of a plan of complete liquidation of the Company or the sale or disposition of all or substantially all of the Company’s assets, other than a sale or disposition pursuant to which all or substantially all of the individuals or entities who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors (or similar persons) of the entity purchasing or acquiring the Company’s assets in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the outstanding voting securities of the Company.

Section 7. Plan Amendment and Termination.

(a)

The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that if an amendment to the Plan (i) would materially increase the benefits accruing to the Participants, (ii) would materially increase the number of securities that may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan or (iv) must otherwise be approved by the shareholders of the Company in order to comply with applicable law or the rules of the NASDAQ Global Select Market or, if the shares of Common Stock are not traded on the NASDAQ Global Select Market, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

(b)	Except in connection with a corporate transaction or event described in Section 4(b) of the Plan, at any time when the exercise price or base price of a Stock Option or SAR or other similar Grant based upon Spread Value is above the Fair Market Value of a share, the terms of outstanding Grants may not be amended to reduce the exercise price of outstanding Stock Options or the base price of outstanding SARs (or similar Grants based upon Spread Value), or cancel outstanding Stock Options or SARs (or similar Grants based upon Spread Value) in exchange for cash, other Grants, Awards, Stock Options or SARs (or similar Grants based upon Spread Value) with an exercise price or base price, as applicable, that is less than the exercise price of the original Stock Option or base price of the original SAR (or similar Grant based upon Spread Value), as applicable, without shareholder approval.

(c)	Subject to Sections 5(d) and 7(b), the Board may amend the terms of any Grant under the Plan prospectively or retroactively, but subject to Section 4(b) of the Plan, no amendment may impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate the Plan at any time. Termination of the Plan will not affect the rights of Participants or their successors under any Grants outstanding and not exercised in full on the date of termination.

Section 8. Payments and Payment Deferrals.

Awards may be paid in cash, Common Stock, Grants or combinations thereof as the Committee may determine and with such restrictions as it may impose. The Committee, either at the time of grant or by subsequent amendment, may require or permit deferral of the payment of Awards under such rules and procedures as it may establish; provided, however, that any Stock Options, SARs, and similar Other Stock-Based Grants based upon Spread Value that are not otherwise subject to Section 409A of the Code but would be subject to Section 409A of the Code if a deferral were permitted may not be deferred. It also may provide that deferred settlements include the payment or crediting of interest or other earnings on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Common Stock equivalents. Any deferral and related terms and conditions shall comply with Section 409A of the Code.

Section 9. Dividends and Dividend Equivalents.

The Committee may provide that any Grants under the Plan, other than Stock Options or SARs, earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently, except in the case of any Grants in which any applicable Performance Goals have not been achieved, or may be credited to a Participant’s Plan account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares of Common Stock or Common Stock equivalents.

Section 10. Transferability.

Except as provided in the applicable Grant agreement or otherwise required by law, Grants and other rights to receive Awards are not be transferable or assignable other than by will or the laws of descent and distribution. In no event may any Grant or right to receive an Award be transferred in exchange for consideration.

Section 11. Grant Agreements.

Each Grant under the Plan must be evidenced by a written agreement (which may be electronic and need not be signed by the recipient unless otherwise specified by the Committee) that, subject to Section 5(d) of the Plan, establishes the terms, conditions and limitations for each Grant. Such terms may include, but are not limited to, the term of the Grant, vesting and forfeiture provisions, and the provisions applicable in the event the Participant’s employment terminates. Subject to Section 7 of the Plan, the Committee may amend a Grant agreement, provided that, except as stated in a Grant agreement or as necessary to comply with applicable law or avoid adverse tax consequences to some or all Participants, no amendment may materially and adversely affect a Grant without the Participant’s consent.

Section 12. Unfunded Status of the Plan.

The Plan is unfunded. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

Section 13. Compensation Recoupment Policy.

Subject to the terms and conditions of the Plan, the Committee may provide that any Participant and/or any Grant or Award, including any shares of Common Stock subject to a Grant, is subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time.

Section 14. General Provisions.

(a)	The Committee may require each person acquiring shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution of the shares. The certificates for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Common Stock or other securities delivered under the Plan are subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal, state or foreign securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(b)	Nothing contained in the Plan will prevent the Company, or an entity within the Mondelēz Group, from adopting other or additional compensation arrangements for their respective employees or Non-Management Directors.

(c)	Neither the adoption of the Plan nor the making of Grants under the Plan confers upon any individual any right to continued employment or service nor will they interfere in any way with the right of the Mondelēz Group to terminate the employment or service of any individual at any time.

(d)	The Company or another member of the Mondelēz Group as applicable has the authority to take any and all actions it deems necessary and appropriate to comply with applicable tax laws with respect to the making of Grants, vesting or payment of Awards under the Plan. If applicable tax withholding is not timely paid by the Participant in accordance with administrative procedures established periodically and communicated to Participants, the withholding may be satisfied by the reduction in the Grant if the taxable event occurs prior to the Award. Unless otherwise determined by the Committee, withholding obligations arising from an Award may be settled with Common Stock, including Common Stock that is part of, or is received upon exercise or conversion of, the Award that gives rise to the withholding requirement. In no event shall the Fair Market Value of the shares of Common Stock to be withheld and delivered pursuant to this Section 14(d) to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. The obligations of the Company under the Plan are conditioned on such payment or arrangements, and the Mondelēz Group may, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settling of withholding obligations with Common Stock.

(e)	The Plan is subject to the laws of the Commonwealth of Virginia, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in a Grant agreement, recipients of Grants and/or Awards under the Plan are deemed to submit to the exclusive jurisdiction and venue of the Federal or state courts of the Commonwealth of Virginia, to resolve any and all issues that may arise out of or relate to the Plan or any related Grant or Award.

(f)	All obligations of the Company under the Plan with respect to Grants and/or Awards made under the Plan are binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(g)	The Plan and all Grants made under the Plan will be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Plan and the Grants be interpreted either to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, comply with Section 409A of the Code.

(h)	This Plan may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company is not be under any obligation to make any such amendment. Nothing in the Plan may provide a basis for any person to take action against the Company or any member of the Mondelēz Group based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or Grant made under the Plan, and neither the Company nor any member of the Mondelēz Group will under any circumstances have any liability to any participant or his estate for any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Section 409A of the Code.

(i)	If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability will not affect the remaining parts of the Plan, and the Plan will be enforced and construed as if such provision had not been included.

(j)	The Plan was approved by stockholders and became effective on May 21, 2014. No Grants may be made after May 21, 2024, provided that any Grants made prior to that date may extend beyond it.

Maps and Directions

2014 Annual Meeting of Shareholders

May 21, 2014 • 9:00 a.m. CDT

North Shore Center for the Performing Arts in Skokie

9501 Skokie Boulevard, Skokie, Illinois 60077

From the North: (Wisconsin, northern suburbs)

Take I-94 east, exit at Old Orchard Rd. Turn left onto Old Orchard Rd. going east. At Skokie Blvd., turn right going south. Take Skokie Blvd. south approximately 4 blocks. Westfield (Old Orchard) Shopping Center will be on your right side. Turn left at the light just after Golf Rd. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From the South: (Chicago, I-55, south suburbs)

Take I-94 west, exit at Old Orchard Rd. Turn right onto Old Orchard Rd. going east. At Skokie Blvd., turn right going south. Take Skokie Blvd. south approximately 4 blocks. Westfield (Old Orchard) Shopping Center will be on your right side. Turn left at the light just after Golf Rd. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From the West: (West suburbs, I-88, I-90)

Take I-294 north, exit at Dempster St. east. Take Dempster east to Gross Point Rd. Turn left. Take Gross Point Rd. to Skokie Blvd. Turn left. Turn right at the second light which is Foster St. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

From Schaumburg, Arlington Heights, Rolling Meadows and other Northwestern suburbs:

Take Golf Rd. east until you reach Skokie Blvd. Turn right on Skokie Blvd. and immediately get into the left lane. Turn left at the next light, which is Foster St. The North Shore Center for the Performing Arts is located between the Doubletree Hotel and Old Navy.

Parking attendants will direct attendees to the appropriate parking areas on-site.

# OUR STRATEGIES

- Unleash the Power of Our People
- Transform Snacking
- Revolutionize Selling
- Drive Efficiency to Fuel Growth
- Protect the Well-Being of Our Planet

## the call for well-being

Mindful Snacking

Sustainable Resources and Agriculture

Safety of Our People and Products

Community Partnerships

OUR STRATEGIES

Unleash the Protect the

Transform Revolutionize Drive Efficiency

Power of Well-Being of

Snacking Selling to Fuel Growth

Our People Our Planet

We are starting the call to action, to change, to well-being

Mindful Snacking

Safety of Our People and Products

Sustainable Resources and Agriculture

Community Partnerships

Mondelçz International, Inc.

Three Parkway North, Suite 300

Deerfield, IL 60015

Listed on the NASDAQ Global Select Market – Ticker: MDLZ

Members of Standard & Poor’s 500, NASDAQ-100 Indices and Dow Jones Sustainability Index www.mondelezinternational.com | facebook.com/mondelezinternational

Top Tier Results

Great Place To Work

MONDELĒZ INTERNATIONAL, INC.

THREE PARKWAY NORTH

DEERFIELD, IL 60015

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2014 (May 18, 2014 for Plan Participants). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2014 (May 18, 2014 for Plan Participants). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M69597-P50673	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

    MONDELĒZ INTERNATIONAL, INC.

The Board of Directors recommends you vote FOR
the following proposals:

1. Election of Directors

	For	Against	Abstain
Nominees:

1a. Stephen F. Bollenbach	☐	☐	☐

1b. Lewis W.K. Booth	☐	☐	☐

1c. Lois D. Juliber	☐	☐	☐

1d. Mark D. Ketchum	☐	☐	☐

1e. Jorge S. Mesquita	☐	☐	☐

1f. Nelson Peltz	☐	☐	☐

1g. Fredric G. Reynolds	☐	☐	☐

1h. Irene B. Rosenfeld	☐	☐	☐

1i. Patrick T. Siewert	☐	☐	☐

Please indicate if you plan to attend this meeting.	☐ Yes	☐ No

			For	Against	Abstain

	1j.	Ruth J. Simmons	☐	☐	☐

	1k.	Ratan N. Tata	☐	☐	☐

	1l.	Jean-François M. L. van Boxmeer	☐	☐	☐

2.	Advisory Vote to Approve Executive Compensation		☐	☐	☐

3.	Approve Mondelēz International, Inc. Amended and Restated 2005 Performance Incentive Plan		☐	☐	☐

4.	Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accountants for fiscal year ending December 31, 2014		☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

5.	Shareholder Proposal: Report on Packaging		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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M69598-P50673

MONDELĒZ INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 21, 2014

9:00 CDT

North Shore Center for the Performing Arts in Skokie

9501 Skokie Boulevard

Skokie, Illinois 60077

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 21, 2014.

By signing the proxy, you revoke all prior proxies and appoint Carol J. Ward and Jenny L. Lauth and each or either of them with full power of substitution, to vote shares on the matters shown on the reverse side of this card and any other matters which may come before the Annual Meeting or any postponements or adjournments thereof.

In addition, if you are a current or former Mondelēz International employee and have investments in the Mondelēz International Stock Fund(s) of the Mondelēz Global LLC Thrift/TIP 401(k) Plan(s), the Mondelez Canada Optional Pension Plan(s)/Employee Savings Plan/Retirement Savings Plan and/or Kraft Foods Group, Inc. Thrift/TIP 401(k) Plan(s) on March 14, 2014, you are directing the plan(s) trustee(s) how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. EDT on May 18, 2014, as described in the Proxy Statement, the trustee(s) will vote the shares allocated to your Mondelēz International Stock Fund account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA).

If you are a participant in the Altria Deferred Profit Sharing Plan for Hourly Employees, the Altria Deferred Profit Sharing Plan for Salaried Employees, the Philip Morris International Deferred Profit-Sharing Plan or the Miller Coors LLC Employees Retirement & Savings Plan, you are directing those plans’ trustees how to vote the shares allocated to your account(s). If your voting instructions are not received by 11:59 p.m. CDT on May 18, 2014, the trustee will vote the shares allocated to your account(s) in the same proportion as the respective plan shares for which voting instructions have been received, unless contrary to the Employee Retirement Income Security Act of 1974 (ERISA).

Continued and to be signed on reverse side